UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DIAMONDBACK ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIAMONDBACK ENERGY

NOTICE OF 2023 ANNUAL MEETING

AND PROXY STATEMENT

THURSDAY
JUNE 8, 2023

11:30 a.m. local time

120 N Robinson Ave
Oklahoma City, Oklahoma 73102

About Diamondback

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas.

Core Values

Diamondback Energy and the culture we have developed are grounded in a unique set of core values that are adhered to throughout the entire organization. By establishing core values, we have set the bar extremely high for all of our employees in terms of how they operate and interact, both within the office and out in the field.

MESSAGE FROM OUR CHAIRMAN AND CEO

500 West Texas, Suite 100 Midland, Texas 79701

TRAVIS D. STICE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER April 27, 2023

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 120 N Robinson Ave, Oklahoma City, Oklahoma 73102 on Thursday, June 8, 2023, at 11:30 a.m., local time.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Please note that submitting a proxy will not prevent you from attending the meeting in person and voting at such meeting. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to your vote at the annual meeting to be held on June 8, 2023.

Sincerely,

Notice of Annual Meeting of Stockholders

TO BE HELD ON JUNE 8, 2023 11:30 a.m., local time 120 N Robinson Ave Oklahoma City, Oklahoma 73102

TO THE STOCKHOLDERS OF DIAMONDBACK ENERGY, INC.:

The Annual Meeting of Stockholders of Diamondback Energy, Inc. will be held on June 8, 2023 at 11:30 a.m., local time, at 120 N Robinson Ave, Oklahoma City, Oklahoma 73102, for the following purposes:

	1.	To elect nine directors to serve until the Company’s 2024 Annual Meeting of Stockholders;
	2.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers;
	3.	To approve amendments to the Company’s charter to remove the 66 2/3% supermajority vote requirements for the stockholders to approve certain amendments to the Company’s charter and to remove directors from office;
	4.	To approve amendments to the Company’s charter to provide that stockholders holding at least 25% of the voting power, determined on a net long basis, for at least one year, may call special meetings of stockholders;
	5.	To approve amendments to the Company’s charter to reflect new Delaware law provisions regarding officer exculpation;
	6.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2023; and
	7.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     2

We are providing access to our proxy materials, including this proxy statement and our 2022 Annual Report on Form 10-K, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

INTERNET	BY TELEPHONE	BY MAIL	ANNUAL MEETING
Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet	Follow the instructions on the proxy card to vote by phone	If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope	Submit a ballot at the Annual Meeting

Only stockholders of record at the close of business on April 13, 2023 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2023. THIS PROXY STATEMENT AND THE COMPANY’S 2022 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/FANG.

By Order of the Board of Directors,

Matt Zmigrosky

Executive Vice President,
Chief Legal and Administrative Officer and Secretary

April 27, 2023

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 27, 2023.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     3

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STOCK PERFORMANCE GRAPH	82

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	84
REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS	84
VIPER ENERGY PARTNERS LP	84

PROPOSAL 2: APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION	86
BOARD VOTING RECOMMENDATION	86

PROPOSAL 3: APPROVE AMENDMENTS TO THE COMPANY’S CHARTER TO REMOVE THE 66 2/3% SUPERMAJORITY VOTE REQUIREMENTS FOR THE STOCKHOLDERS TO APPROVE CERTAIN AMENDMENTS TO THE COMPANY’S CHARTER AND TO REMOVE DIRECTORS FROM OFFICE	87
WHAT AM I VOTING ON?	87
WHAT VOTE IS REQUIRED FOR APPROVAL?	88
WHAT IS THE BOARD’S RATIONALE FOR APPROVAL?	88
WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?	88

PROPOSAL 4: APPROVE AMENDMENTS TO THE COMPANY’S CHARTER TO PROVIDE THAT STOCKHOLDERS HOLDING AT LEAST 25% OF THE VOTING POWER, DETERMINED ON A NET LONG BASIS, FOR AT LEAST ONE YEAR, MAY CALL SPECIAL MEETINGS OF STOCKHOLDERS	89
WHAT AM I VOTING ON?	89
WHAT VOTE IS REQUIRED FOR APPROVAL?	89
WHAT IS THE BOARD’S RATIONALE FOR APPROVAL?	90
WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?	91

PROPOSAL 5: APPROVE AMENDMENTS TO THE COMPANY’S CHARTER TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION	92
WHAT AM I VOTING ON?	92
WHAT VOTE IS REQUIRED FOR APPROVAL?	92
WHAT IS THE BOARD’S RATIONALE FOR APPROVAL?	93
WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?	93

PROPOSAL 6: RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS	94
WHAT AM I VOTING ON?	94
WHAT SERVICES DO THE INDEPENDENT AUDITORS PROVIDE?	94
HOW MUCH WERE THE INDEPENDENT AUDITORS PAID IN 2022 AND 2021?	94
DOES THE AUDIT COMMITTEE APPROVE THE SERVICES PROVIDED BY GRANT THORNTON?	95
WILL A REPRESENTATIVE OF GRANT THORNTON BE PRESENT AT THE MEETING?	95
WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?	95
HAS GRANT THORNTON ALWAYS SERVED AS DIAMONDBACK’S INDEPENDENT AUDITORS?	95
WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?	95

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING	96

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	101

OTHER MATTERS	102

SCHEDULE A NON-GAAP RECONCILIATIONS	104

APPENDIX A SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIAMONDBACK ENERGY, INC.	106

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PROXY SUMMARY

THE SUMMARY BELOW HIGHLIGHTS SELECTED INFORMATION IN THIS PROXY STATEMENT. PLEASE REVIEW THE ENTIRE PROXY STATEMENT BEFORE VOTING YOUR SHARES.

— VOTING MATTERS

Proposal	Board Recommendation	Page Reference
Proposal 1: Election of Directors	FOR each Director	11
Proposal 2: Approve, on an Advisory Basis, the Company’s Executive Compensation	FOR	86
Proposal 3: Approve amendments to the Company’s charter to remove the 66 2/3% supermajority vote requirements for the stockholders to approve certain amendments to the Company’s charter and to remove directors from office	FOR	87
Proposal 4: Approve amendments to the Company’s charter to provide that stockholders holding at least 25% of the voting power, determined on a net long basis, for at least one year, may call special meetings of stockholders	FOR	89
Proposal 5: Approve amendments to the Company’s charter to reflect new Delaware law provisions regarding officer exculpation	FOR	92
Proposal 6: Ratify the Appointment of Our Independent Auditors	FOR	94

Director Nominees

				Committee Memberships
Nominee	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Safety, Sustainability and Corporate Responsibility	Other Current Public Boards
Vincent K. Brooks	64	2020						2
David L. Houston	70	2012						0
Rebecca A. Klein	58	2022						2
Stephanie K. Mains	55	2020						2
Mark L. Plaumann	67	2012						0
Travis D. Stice*	61	2012						1
Melanie M. Trent**	58	2018						2
Frank D. Tsuru	63	2022						0
Steven E. West	62	2011						1
Chairperson	*	Chairman of the Board	**	Lead Independent Director

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     6

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Stockholder Outreach

As in the past, we conducted a robust stockholder outreach program during 2022 and through the first quarter of 2023 to solicit feedback on our executive compensation programs, environmental, social and corporate governance (ESG) matters, human capital, corporate responsibility and sustainability and other important issues.

2022 and First Quarter 2023 stockholder outreach highlights:

•	Initiated contact with stockholders representing approximately 60% of our outstanding shares as of June 30, 2022
•	Met (telephonically or through video conference) with stockholders representing approximately 34% of our outstanding shares as of June 30, 2022, including seven of our 10 largest stockholders
•	Attended approximtely 20 virtual or in person investor conferences and hosted approximately 14 virtual or in person bus tours
•	Attained approximately 95% favorable stockholder vote for our 2022 say-on-pay proposal

ESG Highlights

•	50% of Diamondback’s current board of directors and 56% of our director nominees are gender or ethnically diverse (three female directors and three ethnically diverse directors based on information self-identified by each director of the Company)
•	Announced initiatives to reduce Scope 1 GHG intensity by at least 50% from 2019 levels by 2024 and reduce methane intensity by at least 70% from 2019 levels by 2024
•	Announced “Net Zero Now” strategy under which, as of January 1, 2021, every hydrocarbon produced by Diamondback is anticipated to be produced with zero net Scope 1 GHG emissions
•	Announced initiatives to end routine flaring (as defined by the World Bank) by 2025 and to source over 65% of our water used for drilling and completion operations from recycled sources by 2025
•	Announced initiatives to reduce Scope 1 and Scope 2 GHG intensity by at least 50% from 2020 levels by 2030 and implement continuous emission monitoring systems on Diamondback’s facilities to cover at least 90% of operated oil production by the end of 2023
•	Joined the Oil & Gas Methane Partnership 2.0 (OGMP 2.0), the flagship oil and gas reporting and mitigation program of the United Nations Environment Programme

Diamondback embraces our opportunity to be a leader in safeguarding the environments in which we operate and live. Driven by our core values, Diamondback is laser focused on the safe and responsible development of our resources in the Permian Basin. Our approach to ESG matters is evidenced through our commitment to protecting people, environmental responsibility, human capital, community and sound governance practices.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     7

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Diamondback appreciates our social and environmental license to operate as a public oil and gas company in the United States, and acknowledges that it will continue to be largely influenced by our stockholders and the alignment of our ESG approach with their expectations. We regularly engage with our stockholders on ESG matters to ensure alignment. At its core, our environmental strategy recognizes and prepares us for the fact that the United States is transitioning to a lower carbon economy. While many of the foremost authorities on energy demand forecast that oil and gas will continue to account for a substantial portion of global energy demand well into the future, in even the most carbon constrained projections, we intend to continue adapting our behavior to integrate sustainability into our core, thus allowing for our continued success in the new energy economy.

As Diamondback’s ESG strategy evolves, management regularly interacts with the board and its committees, including its audit committee, compensation committee, nominating and corporate governance committee, and safety, sustainability and corporate responsibility committee. The safety, sustainability and corporate responsibility committee was formed in 2019 to (i) review Diamondback’s policies and performance regarding, and provide guidance on, ESG matters, (ii) advise the board of directors and management on significant public issues that are pertinent to the Company and (iii) assist management in setting strategy, establishing goals and integrating ESG matters into strategic and tactical business activities across the Company.

In 2022, Diamondback took a number of significant additional steps on its path to being an industry leader on ESG matters. First, we continued to include specific, measurable environmental and safety performance metrics in our short-term incentive compensation program that incentivize performance on key metrics, including flaring, greenhouse gas (GHG) emissions, recycled water usage, fluid spill control and safety.

Diamondback also released its fifth annual Corporate Sustainability Report in September 2022, which included content aligned to voluntary frameworks and standards maintained by the Sustainability Accounting Standards Board (SASB), Task Force on Climate-Related Financial Disclosures (TCFD), Global Reporting Initiative (GRI), International Petroleum Industry Environmental Conservation Association (IPIECA) and the American Exploration and Production Council (AXPC). Our 2022 Corporate Sustainability Report also included our Scope 1 and Scope 2 GHG emissions, an assessment of our portfolio under various low carbon scenarios as outlined by the International Energy Agency and a limited assurance attestation from our independent auditor. Further, Diamondback completed CDP Global’s (CDP) water security and climate change questionnaires. Both the 2022 Corporate Sustainability Report and a link to our CDP water security and climate change questionnaires can be found on our website under the tab “Sustainability.”

Diamondback continued its commitment to conducting its business in a manner that respects and promotes the fundamental rights and dignity of all people in accordance with its robust Human Rights Policy. A copy of Diamondback’s Human Rights Policy can be found on our website under the tab “Investors—Corporate Governance.”

In July 2022, Diamondback added Rebecca A. Klein and Frank D. Tsuru as independent directors to our board of directors, further enhancing and diversifying not only our board’s skills and qualifications, but also the ethnic and gender diversity of our board of directors. With these additions, we have now added five diverse members to our board of directors since 2018, with 50% of our current board of directors and 56% of our director nominees being gender or ethnically diverse.

For additional information regarding our commitment to ESG matters, please see “Corporate Responsibility and Sustainability” beginning on page 32.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     8

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Performance Highlights

Financial and Operational Highlights

•   Upgraded by Moody’s Investors Service in October 2022 and continued to maintain investment grade credit ratings from all three major ratings agencies

•   In March 2022, completed the issuance of $750 million of 4.250% senior notes due 2052 and used the proceeds from the offering and internally generated cash flow to redeem all of Diamondback’s outstanding 4.750% senior notes due 2025 and 2.875% senior notes due 2024

•   In October 2022, completed the issuance of $1.1 billion of 6.250% senior notes due 2033 and used a portion of the proceeds from the offering to redeem all of Rattler’s outstanding 5.625% senior notes due 2025 and to pay the cash consideration of the purchase price for the acquisition of leasehold interests and related assets from FireBird Energy LLC (FireBird)

•   In December 2022, completed the issuance of $650 million of 6.250% senior notes due 2053 and used a portion of the proceeds from the offering to pay the cash consideration of the purchase price for the acquisition of leasehold interests and related assets from Lario Permian, LLC and related sellers (Lario)

•   Generated full year 2022 net cash provided by operating activities of $6.33 billion and Free Cash Flow(1) of $4.59 billion

•   Declared total base plus variable dividends of $11.31 per share for the full year 2022

•   In 2022, repurchased 8.69 million shares of Diamondback’s common stock for $1.10 billion (at a weighted average price of $126.19 per share)

•   Total full year 2022 return of capital of $3.11 billion from stock repurchases and declared base plus variable dividends (68% of Free Cash Flow)

•   In July 2022, increased Diamondback’s return of capital commitment to at least 75% of Free Cash Flow to stockholders beginning in the third quarter of 2022 from 50% previously

•   In August 2022, increased Diamondback’s share repurchase program from $2.0 billion to $4.0 billion

Strategic Transactions

Strategic Acquisitions

•   In August 2022, completed the merger (Rattler Merger) with Rattler Midstream LP (Rattler) pursuant to which we acquired all of the approximately 38.51 million publicly held outstanding common units of Rattler in exchange for approximately 4.35 million shares of Diamondback’s common stock

•   In November 2022, completed the acquistion (FireBird Acquisition) of all leasehold interest and related assets from FireBird for approximately $787 million in cash, including customary closing adjustments, and 5.92 million shares of Diamondback’s common stock

•   In January 2023, completed the acquistion (Lario Acquisition) of all leasehold interest and related assets from Lario for approximately $814 million in cash, including customary closing adjustments, and 4.33 million shares of Diamondback’s common stock

•   The FireBird Acquisition and Lario Acquisition collectively added 83,000 net acres of Midland Basin inventory

Strategic Divestitures

•   In October 2022, completed the divestiture of non-core Delaware basin acreage consisting of 3,272 net acres with net production of 550 BO/d (800 Boe/d) for $155 million of net proceeds

•   In November 2022, completed the divestiture of Viper Energy Partners LP’s entire acreage position in the Eagle Ford Shale consisting of 681 net royalty acres of third party operated acreage for net proceeds of $53.8 million

•   In January 2023, completed the divestiture of 10% equity ownership in the Gray Oak crude oil pipeline for gross proceeds of $180 million resulting in an approximate 1.75x multiple on invested capital and used the proceeds to partially fund the cash portion of the purchase price for the Lario Acquisition

•   Signed definitive agreements to divest approximately 19,000 net acres in Glasscock County and approximately 4,900 net acres in Ward and Winkler counties for total consideration of $439 million, subject to closing adjustments, and increased non-core asset sale target to at least $1 billion by year-end 2023

(1)	When used throughout this proxy statement, “Free Cash Flow” is as defined and reconciled on Schedule A to this proxy statement.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     9

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Governance, Human Capital and Compensation Highlights

•   Did not increase annual incentive targets in 2022 for any of our named executive officers

•   Increased the weighting of the ESG performance metrics in the 2022 annual incentive compensation plan from 20% to 25%

•   Maintained both S&P 500 and the XOP Index as peers in our 2022 TSR performance peer group

•   Maintained a comprehensive clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of certain restatements

•   Adopted a Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s 2022 corporate political contribution activity on our website

•   Received a first tier score of approximately 85% for the 2022 CPA-Zicklin Index of Corporate Political Accountability and Disclosure

•   In September 2022, amended our Corporate Governance Guidelines to establish a limit of two total public company boards for directors who are public company chief executive officers (including our Chief Executive Officer)

•   In February 2022, increased the multiple of the annual base salary under our stock ownership and retention guidelines for our Chief Executive Officer from 5x to 6x, and for our President and Chief Financial Officer from 3x to 4x as a result of his promotion to the role of President

•   In September 2022, strengthened our stock ownership and retention guidelines for our executive officers and non-employee directors by no longer counting stock options (whether vested or unvested) and unvested performance-based awards as shares owned for the purpose of calculating stock ownership under the guidelines

•   In response to stockholder feedback, publicly disclosed for the first time our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report

Compensation Highlights

Diamondback’s compensation program reflects our commitment to paying for performance and reflects appropriate governance practices that ensures alignment between successful execution of our strategy and the long-term interests of our stockholders.

(1)	Each of these pay mix illustrations consist of the annual base salary, annual incentive bonus paid and the grant date fair value of the performance-based and time-based stock awards granted in 2022. These pay mix illustrations exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table set forth on page 62.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     10

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PROPOSAL 1

ELECTION OF DIRECTORS

— DIRECTOR NOMINATIONS

The board is committed to recruiting and nominating directors for election who will collectively provide the board with the necessary diversity of skills, backgrounds and experiences to meet the Company’s ongoing needs and support oversight of our business strategy and priorities, while maintaining institutional knowledge. In recommending candidates for election to the board, the nominating and corporate governance committee evaluates a candidate’s character, judgment, skill set, experience, independence, other time commitments and any other factors that the nominating and corporate governance committee deems relevant in light of the current needs of the board. The board believes that an important factor in its composition is diversity and as a result, have an experienced and diverse nominee slate.

To reflect the determination to keep our board diverse, the nominating and corporate governance committee seeks to include diverse candidates in all current or future director searches, including by affirmatively instructing any search firms retained to assist the committee in identifying director candidates to seek to include diverse candidates. In addition, in determining whether to recommend incumbent directors for re-election to the board, the nominating and corporate governance committee also reviews and considers the director’s board and committee meeting attendance, the level of support that the director’s nomination received at the most recent annual stockholders’ meeting, director tenure and the well-roundedness of the board as a whole.

In 2023, the nominating and corporate governance committee recommended to the board, and the board approved, the nomination of Travis D. Stice, Vincent K. Brooks, David L. Houston, Rebecca A. Klein, Stephanie K. Mains, Mark L. Plaumann, Melanie M. Trent, Frank D. Tsuru and Steven E. West to serve for a one-year term ending at the 2024 Annual Meeting, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, disqualification or removal from office. As previously reported, Michael P. Cross, who has been a member of the board for over a decade since the Company’s initial public offering and who currently also serves on the board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Safety, Sustainability and Corporate Responsibility Committee, informed the Company of his decision to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after the Annual Meeting. All of the director nominees, except for Mr. Stice, our Chairman of the Board and Chief Executive Officer, are independent under The Nasdaq Stock Market LLC (Nasdaq) listing standards and the applicable SEC rules, and assuming all of these director nominees are elected by the stockholders at the Annual Meeting, approximately 89% of our board of directors will consist of independent directors.

About Director Nominees

Members of our board of directors are elected annually. In the event any nominee should be unavailable to serve at the time of the meeting, the proxies may be voted for a substitute nominee selected by the board.

Biographical information with respect to each of the nine director nominees, together with a list of competencies that contributed to the conclusion that such person should serve as a director, are presented below. An overview of the core competencies of each director nominee is featured in a skills matrix on page 18. Ages are as of April 13, 2023.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR LISTED BELOW.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     11

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Age: 61 Director since: 2012 Other Current Public Company Directorships: • Viper Energy Partners LP

TRAVIS D. STICE, CHAIRMAN OF THE BOARD

Skills and Qualifications:

•  Industry Background

•  M&A/Finance/Capital Markets

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation

•  Risk Management

Mr. Stice has served as our Chairman of the Board since February 2022, as our Chief Executive Officer since January 2012 and as a director of the Company since November 2012. Mr. Stice has also served as the Chief Executive Officer and a director of the general partner of Viper Energy Partners LP (Nasdaq: VNOM), our publicly traded subsidiary, since February 2014 and as the Chief Executive Officer and a director of the general partner of Rattler since July 2018. Rattler was a publicly traded subsidiary of Diamondback until it merged with Diamondback in August 2022. Prior to these positions with Diamondback and the general partners of Viper and Rattler, Mr. Stice served as Diamondback’s President and Chief Operating Officer from April 2011 to January 2012. From November 2010 to April 2011, Mr. Stice served as a Production Manager of Apache Corporation, an oil and gas exploration company. He served as a Vice President of Laredo Petroleum Holdings, Inc., an oil and gas exploration and production company, from September 2008 to September 2010, and as a Development Manager of ConocoPhillips/Burlington Resources Mid Continent Business Unit, an oil and gas exploration company, from April 2006 until August 2008. Prior to that, Mr. Stice held a series of positions of increasing responsibilities at Burlington Resources until that company was acquired by ConocoPhillips in March 2006. He started his career with Mobil Oil in 1985. Mr. Stice has 38 years of industry experience and over 29 years of management experience. Mr. Stice graduated from Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Stice is a registered engineer in the State of Texas, and is a 38-year member of the Society of Petroleum Engineers. He also serves on industry boards for the American Petroleum Institute, American Exploration and Production Council, the Domestic Energy Producers Alliance, the Permian Strategic Partnership, the Texas A&M Petroleum Engineering Advisory Board, and the Texas A&M Engineering Advisory Council. Additionally, Mr. Stice is on the board of the Dynamic Catholic Institute, and the local community board for the Midland Chamber of Commerce. We believe that Mr. Stice’s leadership within the Company, his management experience and his knowledge of the critical internal and external challenges facing the Company and the oil and natural gas industry as a whole qualify him for service on our board of directors. In particular, we believe Mr. Stice’s strengths in the following core competencies provide value to our board of directors: Industry Background; Environmental, Health, Safety & Sustainability; M&A/Finance/Capital Markets; Executive Experience; Executive Compensation; and Risk Management.

Age: 64

Director
since: 2020

INDEPENDENT

Committees:

•  Audit

•  Nominating and Corporate Governance

•  Safety, Sustainability and Corporate Responsibility

Other Current Public Company Directorships:

•  Jacobs Engineering Group Inc.

•  Verisk Analytics, Inc.

VINCENT K. BROOKS

Skills and Qualifications:

•  Corporate Governance

•  Government, Legal & Regulatory

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation

•  Risk Management

•  Congressional Engagement; National Security and Cyber Defense and Protection

Vincent “Vince” Brooks has served as a director of the Company since April 2020. A career Army officer who served in the U.S. Army for over 42 years, retiring from active duty in 2019 as a four-star general, General Brooks spent his final seventeen years as a general officer and in nearly all of those years in command of large, complex military organizations in challenging situations. During his tenure in the Army, he gained uncommon experience in leading through complex, ambiguous situations with significant national security interests and risks at stake. He handled crisis management, public communications, risk management and mitigation, budgetary assessment, leadership and management, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning. Since 2020, General Brooks has also served as a director of Jacobs Engineering Group Inc. (NYSE: J) serving on the compensation committee and the nominating and corporate governance committee and as a director of Verisk Analytics, Inc. (Nasdaq: VRSK) serving on the nominating and corporate governance committee and on the talent management and compensation committee. General Brooks also serves on the non-profit board of the Gary Sinise Foundation since March 2019 as Vice Chairman, and served on the board of the Korea Defense Veterans Association from February 2020 through February 2023 as Chairman and President. General Brooks is a principal consultant with WestExec Advisors and is also a visiting Senior Fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs, and a Distinguished Fellow at the University of Texas with both the Clements Center for National Security and the Strauss Center for International Security and Law. General Brooks currently holds an endowed chair at West Point (the Class of 1951 Chair for the Study of Leadership with the Department of Behavioral Sciences and Leadership) and is a member since 2022 of the Department of Defense Advisory Committee on Diversity and Inclusion. General Brooks holds a Bachelor of Science in Engineering from the U.S. Military Academy at West Point, a Master of Military Art and Science from the U.S. Army School of Advanced Military Studies, an honorary Doctor of Laws from the New England School of Law and an honorary Doctor of Humanities from New England Law | Boston. He is a Certified Corporate Director by the National Association of Corporate Directors (NACD) and is NACD Certified in Cyber Security Oversight. We believe that General Brooks’ strong leadership skills, together with his knowledge of policy, strategy and his diverse background qualifies him for service on our board of directors. In particular, we believe General Brooks’ strengths in the following core competencies provide value to our board of directors. Corporate Governance; Government, Legal & Regulatory; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; Risk Management; and Congressional Engagement, National Security & Cyber Defense and Protection.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     12

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Age: 70 Director since: 2012 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance • Safety, Sustainability and Corporate Responsibility

DAVID L. HOUSTON

Skills and Qualifications:

•  Corporate Governance

•  M&A/Finance/Capital Markets

•  Financial Reporting/Accounting Experience

•  Industry Background

•  Executive Experience

•  Executive Compensation

•  Risk Management

Mr. Houston has served as a director of the Company since October 2012. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm providing wealth management services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors as the Chairman of the Board and a member of the executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008 and was involved in negotiating a merger for the hospital. Mr. Houston served as a director of Gulfport Energy Corporation, or Gulfport, from July 1998, and as Chairman of its Board from June 2013, in each case, until June 2020. Mr. Houston also served on Gulfport’s nominating and governance, audit and compensation committees. He served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University. He is the Chairman of the Oklahoma State University Foundation and was recognized as a Top 100 Graduate of the Last 100 Years by the Oklahoma State University College of Business. In 2020, Mr. Houston was recognized as a Significant Sig by the Sigma Chi fraternity. We believe that Mr. Houston’s financial background and his executive management experience qualify him for service on our board of directors. In particular, we believe Mr. Houston’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; M&A/Finance/Capital Markets; Financial Reporting/Accounting Experience; Industry Background; Executive Experience; Executive Compensation; and Risk Management.

Age: 58 Director since: 2022 INDEPENDENT Committees: • Safety, Sustainability and Corporate Responsibility Other Current Public Company Directorships: • Avista Corporation • SJW Group

REBECCA A. KLEIN

Skills and Qualifications:

•  Corporate Governance

•  Government, Legal & Regulatory

•  Executive Experience

•  Congressional Engagement; National Security and Cyber Defense and Protection

•  Environmental, Health, Safety & Sustainability

•  Executive Compensation

•  Risk Management

Ms. Klein has served as director of the Company since July 2022. Ms. Klein is currently the Principal of Klein Energy, LLC, an energy consulting company based in Austin, Texas. Over the last 25 years, she has worked in Washington, D.C. and in Texas in the energy, telecommunications, and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Deloitte) where she headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, D.C. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. Ms. Klein was the Chairman of the Public Utility Commission of Texas. She has served as chair of the board of the Lower Colorado River Authority, a public power utility owning generation, transmission, and water services across the central Texas area. In addition, she sits on the boards of Avista Corporation (NYSE: AVA), a publicly traded utility in the Pacific Northwest; and Aiqueous, a privately held water and power software company. Ms. Klein also sits on the board of SJW Group (NYSE: SJW), a publicly traded water company which operates in California, Texas, Connecticut, and Maine; and Los Alamos Technical Associates (LATA), an environmental remediation, hazardous waste and demolition company. She is also the Founder and a director of the Texas Energy Poverty Research Institute. She earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. Ms. Klein also holds a Master of Arts in National Security Studies from Georgetown University, a Bachelor of Arts in Human Biology from Stanford University, and a Master of Business Administration from MIT. Ms. Klein is a retired Lieutenant Colonel with the U.S. Air Force Reserve. She is a member of the State Bar of Texas. We believe that Ms. Klein’s strong executive management experience, knowledge of the energy, renewables and public utility industries, diverse background, public policy and regulatory experience and service on boards of other public companies qualifies her for service on our board of directors. In particular, we believe Ms. Klein’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; Environmental, Health, Safety & Sustainability; Government, Legal & Regulatory; Executive Experience; Executive Compensation; Risk Management; and Congressional Engagement; National Security and Cyber Defense and Protection.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     13

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Age: 55 Director since: 2020 INDEPENDENT Committees: • Audit • Compensation Other Current Public Company Directorships: • Gates Industrial Corporation plc • LCI Industries

STEPHANIE K. MAINS

Skills and Qualifications:

•  Corporate Governance

•  M&A/Finance/Capital Markets

•  Financial Reporting/Accounting Experience

•  Industry Background

•  Executive Experience

•  Executive Compensation

•  Risk Management

Ms. Mains has served as director of the Company since April 2020. Ms. Mains has over 30 years of experience across diverse industry segments, including aviation, energy, and transportation. Within the last 15 years, Ms. Mains has been building and expanding global businesses serving the oil and gas, utility, distributed power, and electrification spaces. In 2020, she held the interim CEO role for GE Power Conversion, a $1B advanced electrification and digital solutions business, leading the business to a profitable turnaround through COVID-19. From 2015-2019, she served as the President and CEO of Industrial Solutions, a GE and later ABB company. She led Industrial Solutions, a $2.7B GE business delivering technologies that distribute, protect and control electricity, through a transformation and divestiture to ABB. From 2013-2015, Ms. Mains served as President and CEO of GE Distributed Power Global Services, where she integrated and grew a $2.2B global business platform, servicing technologies that provide at the point of use power to the oil and gas, utilities, mining, and industrial segments. From 2006 until 2013, she held positions of increasing responsibility in GE Energy from General Manager to Vice President. During this time, she led the global build-out and transformation of a $4B service operation providing power equipment and services to utility and oil and gas customers. Prior to joining GE Energy, she spent 16 years across multiple GE businesses in financial and leadership positions, including CFO of GE Aviation Services- Contractual Services and Material Solutions, a $4B aviation material services business. Ms. Mains is currently the CEO of LSC Communications-MCL, a portfolio company of Atlas Holdings, LLC. She serves as a director and audit committee member of Gates Industrial Corporation plc (NYSE: GTES), a director, audit and compensation committee member of LCI Industries (NYSE: LCII), and is a member of the board of managers for Stryten Manufacturing, a privately held portfolio company of Atlas Holdings, LLC. Ms. Mains holds a B.B.A in Finance from the University of Kentucky. We believe that Ms. Mains’ strong financial and executive management experience, knowledge of the energy, electrical infrastructure, aviation, and transportation industries, diverse background, and service on boards of other public companies qualifies her for service on our board of directors. In particular, we believe Ms. Mains’ strengths in the following core competencies provide value to our board of directors: Corporate Governance; M&A/Finance/Capital Markets; Financial Reporting/ Accounting Experience; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

Age: 67 Director since: 2012 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance • Safety, Sustainability and Corporate Responsibility

MARK L. PLAUMANN

Skills and Qualifications:

•  Corporate Governance

•  M&A/Finance/Capital Markets

•  Financial Reporting/Accounting Experience

•  Executive Experience

•  Executive Compensation

•  Risk Management

Mr. Plaumann has served as a director of the Company since October 2012. He is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. from 2006 until 2010, served as a director and a member of the audit and compensation committees of Republic Airways Holdings, Inc. from 2002 until 2017 and currently serves as a director of several private entities. Mr. Plaumann served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, from 2010 until 2016. Mr. Plaumann holds an M.B.A. and a B.A. in Business Administration from the University of Central Florida, where he currently serves on the Foundation Board and the Dean’s Advisory Board for the College of Business. We believe that Mr. Plaumann’s service on the boards of other public companies and his executive management experience, including previous experience as chairman of audit committees, qualifies him for service on our board of directors. In particular, we believe Mr. Plaumann’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; M&A/Finance/Capital Markets; Financial Reporting/Accounting Experience; Executive Experience; Executive Compensation; and Risk Management.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     14

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Age: 58

Director
since: 2018

INDEPENDENT

Committees:

•  Audit

•  Compensation

•  Nominating and Corporate Governance

•  Safety, Sustainability and Corporate Responsibility

Other Current Public Company Directorships:

•  Arcosa, Inc.

•  Hyliion Holdings Corp.

MELANIE M. TRENT, LEAD INDEPENDENT DIRECTOR

Skills and Qualifications:

•  Corporate Governance

•  M&A/Finance/Capital Markets

•  Financial Reporting Experience

•  Government, Legal & Regulatory

•  Industry Background

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation

•  Risk Management

Ms. Trent has served as a director of the Company since April 2018 and as our board’s lead independent director since October 2021. Ms. Trent previously served in various legal, administrative and compliance capacities for Rowan Companies plc (now known as Valaris plc), from 2005 until April 2017, including as Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy, Incorporated, served as counsel at Compaq Computer Corporation and as an associate at Andrews Kurth LLP. She serves on the Board of Arcosa, Inc. (NYSE: ACA), a provider of infrastructure-related products and solutions, and serves on the Audit and Chairs the Governance and Sustainability Committees. She also serves of the Board of Hyliion Holdings Corp. (NYSE: HYLN), a provider of electrified powertrain solutions for Class 8 semi-trucks. From February 2021 through October 2022, Ms. Trent served on the Board of Noble Corporation (NYSE: NE), a leading offshore drilling contractor for the oil and gas industry. From January 2019 through October 2021, Ms. Trent served on the Board of Frank’s International N.V., a global tubular and oil and gas services company, which merged with Expro Group Holdings N.V in October 2021. Ms. Trent holds a Bachelor’s degree from Middlebury College and a Juris Doctorate degree from Georgetown University Law Center. We believe that Ms. Trent’s strong legal and executive management experience, diverse background and knowledge of oil and gas and energy industries qualify her for service on our board of directors. In particular, we believe Ms. Trent’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; M&A/Finance/Capital Markets; Financial Reporting Experience; Government, Legal & Regulatory; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

Age: 63 Director since: 2022 INDEPENDENT Committees: • Compensation

FRANK D. TSURU

Skills and Qualifications:

•  M&A/Finance/Capital Markets

•  Industry Background

•  Executive Experience

•  Environmental, Health, Safety & Sustainability

•  Executive Compensation

•  Risk Management

Mr. Tsuru has served as director of the Company since July 2022. Mr. Tsuru currently serves as Chief Executive Officer and as a member of the Board of Directors of Momentum Midstream, LLC, a privately held midstream company, which he cofounded in 2004. From 2016 through 2021, Mr. Tsuru served as the Chief Executive Officer and as a member of the Board of Directors of Indigo Natural Resources, LLC, which was acquired by Southwestern Energy Company in 2021. In 2002, Mr. Tsuru founded Aka Energy, which was a midstream company focused on acquiring midstream assets off of the Southern Ute Indian Tribe (SUIT) Reservation. Prior to that, Mr. Tsuru ran SUIT’s midstream company, Red Cedar Gathering, from 1995 to 2002. In 1990, Mr. Tsuru founded Southwestern Production, an upstream company focused on coal bed methane development in the San Juan Basin, which was sold to ConocoPhillips. He began his career as a drilling and production engineer for TXO Production Corp. in Denver, Colorado where he was part of the team that evaluated the company’s reserves and provided mergers and acquisitions support. Mr. Tsuru holds a Bachelor of Science degree in Petroleum Engineering from the University of Kansas. He serves on the Board of Trustees of KU Endowment. Mr. Tsuru also sits on the boards of the Boy Scouts of America and the Yellowstone Academy, a private Christian school. We believe that Mr. Tsuru’s strong executive management experience, knowledge of the oil and gas industry and diverse background qualifies him for service on our board of directors. In particular, we believe Mr. Tsuru’s strengths in the following core competencies provide value to our board of directors: M&A/Finance/Capital Markets; Environmental, Health, Safety & Sustainability; Industry Background; Executive Experience; Executive Compensation; and Risk Management.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     15

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Age: 62 Director since: 2011 INDEPENDENT Other Current Public Company Directorships: • Viper Energy Partners LP

STEVEN E. WEST

Skills and Qualifications:

•  Corporate Governance

•  M&A/Finance/Capital Markets

•  Financial Reporting/Accounting Experience

•  Industry Background

•  Environmental, Health, Safety & Sustainability

•  Executive Experience

•  Executive Compensation

•  Risk Management

Mr. West has served as a director of the Company since December 2011. Mr. West served as our Chief Executive Officer from January 2009 to December 2011 and as our Chairman of the Board from October 2012 through February 2022. From January 2011 until December 2016, Mr. West was a partner at Wexford Capital LP, or Wexford Capital, focusing on Wexford Capital’s private equity energy investments. From August 2006 until December 2010, Mr. West served as senior portfolio advisor at Wexford Capital. From August 2003 until August 2006, Mr. West was the Chief Financial Officer of Sunterra Corporation, a former Wexford Capital portfolio company. From December 1993 until July 2003, Mr. West held senior financial positions at Coast Asset Management and IndyMac Bank. Prior to that, Mr. West worked at First Nationwide Bank, Lehman Brothers and Peat Marwick Mitchell & Co., the predecessor of KPMG LLP. Since February 2014, Mr. West has also served as Chairman of the Board of the general partner of Viper Energy Partners LP (Nasdaq: VNOM), our publicly traded subsidiary, which we refer to as Viper. From May 2019 through August 2022, he served as Chairman of the Board of Rattler Midstream LP, which merged with Diamondback in August 2022 and is no longer publicly traded. Mr. West holds a Bachelor of Science degree in Accounting from California State University, Chico. We believe Mr. West’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford Capital, its portfolio companies and other financial institutions qualify him to serve on our board of directors. In particular, we believe Mr. West’s strengths in the following core competencies provide value to our board of directors: Corporate Governance; M&A/Finance/Capital Markets; Financial Reporting/Accounting Experience; Industry Background; Environmental, Health, Safety & Sustainability; Executive Experience; Executive Compensation; and Risk Management.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     16

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Summary of Director Nominee Core Competencies

The breadth of experience and wide variety of skills, qualifications and viewpoints of the director nominees embody key competencies that our nominating and corporate governance committee considers valuable to effective oversight of the Company. The following chart illustrates how the current board members individually and collectively represent these core competencies. The lack of an indicator for a particular item does not mean that the director does not possess that qualification, skill or experience, as each director is expected to be knowledgeable in all of these areas. The indicator merely represents a core competency that the director nominee brings to our board. For more information about each director nominee, see the individual biographies set forth beginning on page 12 above.

	Stice	Brooks	Houston	Klein	Mains	Plaumann	Trent	Tsuru	West
Knowledge, Skills and Experience
Corporate Governance Contributes to the board’s understanding of best practices in corporate governance matters.

Environmental, Health, Safety & Sustainability

Contributes to the board’s oversight and understanding of environmental, health, safety and sustainability issues and their relationship to our business and strategy as we strive to provide the energy necessary for economic growth and social well- being, while securing a stable and healthy environment for the future.

M&A/Finance/Capital Markets

Demonstrates experience in assessment and execution of strategic M&A and capital markets transactions and provides valuable insights into evaluating our capital structure, capital allocation and financial strategy.

Financial Reporting/Accounting Experience Critical to the oversight of our financial statements, internal controls and financial reports.
Government, Legal & Regulatory Contributes to the board’s ability to guide us through government regulations, complex legal matters and public policy issues.

Industry Background

Offers pertinent background and knowledge to the board, providing valuable perspective on issues specific to our business, operations and strategy, including key performance indicators and the competitive environment.

Executive Experience

Demonstrates leadership ability and provides valuable insights into operations and business strategy through a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

Executive Compensation Contributes to the board’s ability to attract, motivate and retain executive talent.
Risk Management Contributes to the board’s oversight of the identification, assessment and prioritization of significant risks and ensures mitigation strategies are timely adopted.

Congressional Engagement; National Security and Cyber Defense and Protection

Demonstrates experience with complex organizations with significant national security interests and risk, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning.

Gender
Male
Female
Race/Ethnicity
African American or Black
Asian
Hispanic or Latinx
White

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     17

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Board Diversity Matrix

In accordance with Nasdaq requirements, the information shown below in our Board Diversity Matrix is based on voluntary self-identification of each member of our current board of directors.

CURRENT BOARD DIVERSITY MATRIX (AS OF APRIL 13, 2023)

Total Number of Directors	10(1)
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	5	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0
Directors who are Military Veterans (2):	1	1

(1)	Michael P. Cross has determined to retire and not to stand for re-election at this Annual Meeting, at which time his term as a director and committee member will expire. Immediately after this Annual Meeting, assuming that all director nominees are elected at this Annual Meeting, the total number of directors on the board will be nine, with approximately 56% total board diversity, 30% female directors and 30% ethnically diverse directors.

(1)	Board leadership roles defined as the Chairman of the Board, lead independent director and the chairpersons of the four board committees.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     18

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CORPORATE GOVERNANCE MATTERS

— CORPORATE GOVERNANCE HIGHLIGHTS

We believe that effective corporate governance should include regular constructive discussions with our stockholders. We have a proactive stockholder engagement process that encourages feedback from our stockholders. This feedback helps shape our governance practices, which include:

In 2022, increased the size of the board of directors from eight to 10 directors (with one director retiring and not standing for re-election at this Annual Meeting) and enhanced and diversified our board’s skills, qualifications and viewpoints
Enhanced the gender and ethnic diversity of our board of directors, adding five diverse candidates since 2018, currently representing 50% of our current board of directors and 56% of our director nominees (three female directors and three ethnically diverse directors based on information self-identified by each director of the Company)
Adopted proxy access bylaw provision
~89% of director nominees are independent under the Nasdaq listing standards and SEC rules
Majority voting to elect directors (for uncontested elections)
Mandatory resignation if a majority vote is not received (for uncontested elections)
Emphasis on diversity in the nominating and corporate governance committee’s charter
Declassified board of directors
Active stockholder outreach with respect to corporate governance, other ESG topics and executive compensation
Active board oversight of risk and risk management
Implemented director overboarding policy limiting service on public company boards and audit committees
Independent director meetings in executive sessions led by our lead independent director
Commitment to social responsibility with respect to our people, community and environment
Adopted Human Rights Policy to reinforce our commitment to conducting our business in a manner that respects and promotes the fundamental rights and dignity of all people
Implemented our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions
In 2022, increased weighting of current environmental and safety performance metrics for determining annual incentive compensation from 20% to 25%
Released fifth annual Corporate Sustainability Report in September 2022, which included an assessment of our current portfolio in various low carbon scenarios as outlined by the International Energy Agency
Maintain active safety, sustainability and corporate responsibility committee of the board of directors
Adopted Corporate Governance Guidelines as another step to reinforce our commitment to sound governance practices and policies
Adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of certain restatements
Maintain rigorous stock ownership guidelines for non-employee directors and our executives
In February 2022, increased the multiple of the annual base salary under our stock ownership and retention guidelines for our Chief Executive Officer from 5x to 6x, and for our President and Chief Financial Officer from 3x to 4x as a result of his promotion to the role of President
Added both S&P 500 and the XOP Index as peers in our 2021 TSR performance peer group
Adopted a Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s 2020, 2021 and 2022 corporate political contribution activities on our website
Received a first-tier score of 85% for the 2022 CPA-Zicklin Index of Corporate Political Accountability and Disclosure
Annual performance evaluations of the board and its committees as part of their commitment to continuous improvement

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     19

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Each director attended at least 80% of the 2022 board and committee meetings
All financially literate audit committee members and four of the six members of the audit committee qualify as financial experts
Included a Board of Directors’ proposal in this proxy statement to provide for the elimination of the 66 2/3% supermajority vote requirements in our charter
Included a Board of Directors’ proposal in this proxy statement to provide for a right to call a special meeting by stockholders

For additional discussion of our stockholder engagement and actions that we have taken in response to stockholder feedback, see “Corporate Governance Matters—Stockholder Engagement” on page 29.

— CORPORATE GOVERNANCE GUIDELINES

The board has adopted our Corporate Governance Guidelines as a way to reinforce its commitment to sound governance practices and policies. These Corporate Governance Guidelines include provisions concerning the following:

•	Role and responsibilities of the board and its committees;
•	Size of the board;
•	Selection, qualifications, independence, responsibilities and tenure of directors;
•	Director resignation process;
•	Selection of chairman of the board and lead independent director;
•	Limits on other public company directorships and audit committee service;
•	Board meetings and agendas;
•	Director access to management and advisors;
•	Executive sessions of independent directors;
•	Director orientation and continuing education;
•	Annual performance evaluations of the board and its committees;
•	Succession planning;
•	Director compensation;
•	Stockholder and third party communications with the board;
•	Board communications with third parties;
•	Confidentiality;
•	Code of Business Conduct and Ethics; and
•	Conflicts of interest.

Our Corporate Governance Guidelines can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of the Corporate Governance Guidelines, at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

CEO and Senior Management Succession Planning

Our board of directors recognizes that our Chief Executive Officer and senior management succession planning is a critical function of the board and an ongoing part of its responsibilities. The full board is responsible for overseeing Chief Executive Officer and senior management succession planning. Our compensation committee also plays a key role in senior management succession planning by periodically reviewing with our Chief Executive Officer our succession plan for members of senior management to ensure that we are effectively identifying, assessing, and developing the future leaders of our Company. In 2021, the board engaged talent consultants to assist with evaluating leadership skills of certain senior executives and advise on the structure of our executive team into the future. Further, in February 2022, the Company promoted Kaes Van’t Hof, then serving as Chief Financial Officer and Executive Vice President –Business Development, as the Company’s President and Chief Financial Officer, and promoted Daniel N. Wesson, then serving as Executive Vice President – Operations, as the Company’s Executive Vice President and Chief Operating Officer. These promotions are an example of our board of directors and compensation committee’s robust succession planning.

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Limits on Board Service and Audit Committee Service

Our Corporate Governance Guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limits on Public Company Boards and Audit Committee Service, including Diamondback
All Directors	Four Boards
Directors Who Serve as CEO of a Public Company	Two Boards
Directors Who Serve on Audit Committees	Three Audit Committees

Our Corporate Governance Guidelines provide that prior to accepting an invitation to serve on the board of another public company or other for-profit entity or accepting membership of the audit committee of the board of another public company or other for-profit entity, a director must (i) provide timely notice to the chairperson of the nominating and corporate governance committee, with a copy to the Chairman of the Board, the lead independent director and the Corporate Secretary, and (ii) obtain approval from the nominating and corporate governance committee based upon its review of the opportunity in light of factors it deems relevant, including possible conflicts of interest, whether the opportunity would create any legal or regulatory issues, or conflict with any of our corporate governance policies, the director’s status as an independent director and any constraints on the director’s time that would detract from the director’s ability to serve the Company. The nominating and corporate governance committee reviews compliance with our director overboarding policy on an annual basis. All directors are currently in compliance with our director overboarding policy related to limits on board service and audit committee service.

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— DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

Skills and Qualifications We Seek in Directors

As provided by the nominating and corporate governance committee’s charter and our Corporate Governance Guidelines, our nominating and corporate governance committee identifies, evaluates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity.

It is our policy that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. We also require that at least a majority of our directors meet the standards of independence promulgated by Nasdaq and the SEC. For a discussion of the core competencies that each director brings to our board, see “Summary of Director Nominee Core Competencies” above on page 17.

Board Refreshment and Diversity

Our nominating and corporate governance committee is committed to continuous improvement and employs a rigorous process to ensure that the composition of the board is diverse, balanced and aligned with the evolving needs of the Company. The board ensures refreshment and continued effectiveness by evaluating the composition of the board on a periodic basis to ensure its composition reflects a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In particular, the board seeks to maintain a balance of experience in the areas of accounting and finance, management, leadership and oil and gas related industries as well as other core competencies discussed under “Summary of Director Nominee Core Competencies.”

Additionally, it is our policy that our nominating and corporate governance committee considers diversity in its evaluation of candidates for board membership. To this end, our board believes that diversity with respect to viewpoint, including such that is held by candidates of different gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), should be an important factor in board composition. To reflect this policy and to ensure a competitive recruitment process, our nominating and corporate governance committee, in accordance with its charter, seeks to include diverse candidates in all director searches, taking into account diversity of gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), including by affirmatively instructing any search firm retained to assist the nominating and corporate governance committee in identifying director candidates to seek to include diverse candidates from traditional and nontraditional candidate groups. In accordance with its charter, our nominating and corporate governance committee also ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

As part of our ongoing commitment to expand the range of talents, skills, expertise and diversity on our board, we have increased the size of our board of directors from five to 10 over the course of the last five years by adding the following five ethnically or gender diverse directors: Vincent K. Brooks, Rebecca A. Klein, Stephanie K. Mains, Melanie M. Trent and Frank D. Tsuru. As a result of our significant board refreshment since 2018, we have enhanced and diversified the skill set of our board of directors in the areas of risk management across energy and other industries and the government sector, national security and cybersecurity, environmental and social responsibility, regulatory and legal compliance. Currently, half of our board leadership roles are held by female directors and one board leadership role is held by one ethnically diverse director. Overall, 75% of our board committees are chaired by gender or ethnically diverse directors.

How We Select our Director Nominees

The board is responsible for nominating directors and filling vacancies that may occur between annual meetings, based upon the recommendation of our nominating and corporate governance committee. The nominating and corporate governance committee considers the Company’s current needs and long-term and strategic plans to determine the skills, experience and characteristics needed by our board. The nominating and corporate governance committee then identifies, considers and recommends director candidates to the board in light of its commitment to board improvement, refreshment and diversity discussed above. Generally, the committee identifies candidates through the business and organizational contacts of our advisors, directors and management team and through the use of third-party search firms.

The nominating and corporate governance committee, in accordance with its charter and our Corporate Governance Guidelines, takes into consideration the key qualifications and skills described above when evaluating candidates. The nominating and corporate governance committee also considers whether potential candidates will likely satisfy independence standards for service on the board and its committees and the number of public boards on which the candidate already serves.

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Stockholder Nomination of Candidates and Proxy Access

Under the Company’s bylaws, we provide proxy access, permitting a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in our proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws.

Stockholders who wish to submit a director nomination proposal, but who do not wish to have such nomination included in the Company’s proxy materials, must notify the Company in writing of the information required by the provisions of our bylaws dealing with such stockholder proposals.

See “Submission of Future Stockholder Proposals” on page 101 for additional detail and deadlines regarding submitting director nominees.

Majority Voting

To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our bylaws and Corporate Governance Guidelines provide that if the number of shares voted “FOR” a nominee who is serving as a director (an incumbent) does not exceed the votes cast “AGAINST” that director, he or she will tender his or her resignation to the board. The board will evaluate whether to accept or reject such resignation, or whether other action should be taken. Within 90 days of the certification of the stockholder vote, the board is required to decide whether to accept the resignation and publicly disclose its rationale for the decision.

In a contested election, where the number of nominees exceeds the number of directors to be elected, the required vote would be a plurality of votes cast, which means that the directors receiving the largest number of “FOR” votes will be elected in such contested election.

— DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of the board of directors must be “independent” in accordance with Nasdaq listing standards. Our board of directors has determined that each of Vincent K. Brooks, Michael P. Cross, David L. Houston, Rebecca A. Klein, Stephanie K. Mains, Mark L. Plaumann, Melanie M. Trent, Frank D. Tsuru and Steven E. West, and each of our director nominees, except for Travis D. Stice, meets the standards regarding independence set forth in the Nasdaq listing standards and the applicable SEC rules and is free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each current member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and the applicable SEC rules. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Plaumann, Mr. Cross, Mr. Houston and Ms. Mains qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Immediately following Mr. Cross’ retirement at this Annual Meeting, the audit committee will consist of five independent directors and will have three audit committee financial experts.

Our board of directors has also determined that each member of the compensation committee and the nominating and corporate governance committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). Immediately following Mr. Cross’ retirement at this Annual Meeting, the compensation committee will consist of five independent directors, and the nominating and corporate governance committee will consist of four independent directors.

In addition, each member of the safety, sustainability and corporate responsibility committee is and, following Mr. Cross’ retirement at this Annual Meeting will continue to be, independent under the Nasdaq listing standards, although Nasdaq does not set independence standards for this committee.

Executive Sessions of Independent Directors

Our independent directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors and its committees. Ms. Trent, our lead independent director, presides over executive sessions of the board of directors, and the committee chairpersons, each of whom is independent, preside over executive sessions of the committees. Our independent directors met in an executive session on six occasions in 2022.

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— BOARD LEADERSHIP STRUCTURE

In February 2022, Mr. Stice assumed the role of Chairman of the Board and will remain in his current role as Chief Executive Officer of the Company. We believe the combined position of Chairman of the Board and Chief Executive Officer ensures that the Company presents its strategy to our stockholders, employees and other stakeholders with a single voice and allows Mr. Stice to coordinate the development, articulation and execution of such strategy at the board of directors and management levels. The current board leadership structure is also a key element of our succession strategy process. While our board of directors retains the authority to separate the positions of the Chairman of the Board and Chief Executive Officer if it deems appropriate in the future, our board of directors believes the combined role of Chairman of the Board and Chief Executive Officer is currently effective.

In accordance with our Corporate Governance Guidelines, if the positions of the Chairman of the Board and Chief Executive Officer are combined, or if the Chairman of the Board is otherwise not independent under Nasdaq listing standards, our board of directors is required to designate a lead independent director to complement the Chairman of the Board’s role and to serve as the principal liaison between our independent directors and the Chairman of the Board. In February 2022, our board of directors enhanced the role of our current lead independent director, Ms. Trent, to provide effective independent leadership to our board of directors through her clearly defined and robust set of responsibilities, which include the following:

•	the authority to preside at all meetings of our board at which the Chairman of the Board is not present;
•	the authority to call meetings of the independent directors, and chair all meetings of the independent directors, including executive sessions;
•	serving as the primary liaison between the Chairman of the Board/Chief Executive Officer and our independent directors;
•	coordinating the annual performance reviews of the Chairman of the Board and Chief Executive Officer;
•	providing input with respect to meeting schedules, agendas and the information furnished to our board to ensure our board has adequate time and information for discussion;
•	being available for consultation and direct communication with major stockholders, as appropriate; and
•	having such other duties as may be from time to time designed by our board.

Our board of directors believes that its current leadership structure, having a combined Chairman of the Board and Chief Executive Officer role and a lead independent director, best serves the interests of our stockholders because it provides an appropriate balance between strategy development and independent oversight of management. Our board of directors regularly reevaluates the board’s leadership structure as part of its evaluation and refreshment process and also considers stockholder feedback on the topic.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. For example, Mr. West, former Chairman of the Board and a current member of our board of directors, will continue to provide invaluable support and guidance to our current Chairman of the Board and facilitate the Company’s succession planning. In addition, we believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Nine of the 10 current directors on our board are independent, and following the retirement of Mr. Cross who is not seeking re-election at the Annual Meeting, there will be eight out of nine independent directors, in each case under the Nasdaq listing standards and the applicable SEC rules.

We also believe that all of our independent directors have demonstrated leadership in business enterprises and other large organizations and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, compensation, nominating and corporate governance, or safety, sustainability and corporate responsibility committees, each having a separate independent chairperson. Specifically, the chairperson of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chairperson of our compensation committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chairperson of our nominating and corporate governance committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. The chairperson of our safety, sustainability and corporate responsibility committee provides leadership with respect to best practices in the areas of environmental, safety, human capital, sustainability and corporate and social responsibility. As such, each committee chairperson provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

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— BOARD MEETINGS, COMMITTEES AND MEMBERSHIP

In 2022, our board of directors met 12 times, in person or, remotely via electronic or telephonic means. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. In 2022, each director attended at least 80% of the meetings of the board of directors and the meetings of the committees on which he or she served. To the extent a director was unable to attend a meeting in 2022, he or she met telephonically with the Chief Executive Officer to receive a report regarding the materials reviewed at the meeting.

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All eight of our then directors attended our 2022 Annual Meeting of Stockholders in person or remotely via telephonic means. Ms. Klein and Mr. Tsuru joined our board of directors in July 2022 and, therefore, did not attend our 2022 Annual Meeting of Stockholders.

Board Committee Membership

The table below shows the membership of each of the board’s committees, as well as information about each committee’s principal functions.

Audit Committee

Members	Principal Functions	Number of Meetings in 2022
Mark L. Plaumann* Vincent K. Brooks** Michael P. Cross*** David L. Houston Stephanie K. Mains Melanie M. Trent
•

Reviews and discusses with management, representatives of internal audit and the Company’s independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance, including cybersecurity risks.

•

Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•

Monitors our compliance with legal and regulatory requirements.

•

Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•

Reviews and approves related party transactions.

•

Appoints, determines compensation, evaluates and terminates our independent auditors.

•

Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•

Annually reviews and discusses the Company’s year-end reserves with management and Ryder Scott, the Company’s independent third party reserve auditor.

•

Prepares the report required by the SEC for the inclusion in our annual proxy statement.

•

Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

•

Inform our independent auditors of the audit committee’s understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors’ evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.

•

Conducts an annual performance evaluation of the committee.

Four
*	Committee Chairperson.
**	General Brooks was appointed to serve on the audit committee effective as of October 1, 2022.
***	Mr. Cross has determined to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.

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Compensation Committee

Members	Principal Functions	Number of Meetings in 2022
Stephanie K. Mains* Michael P. Cross** David L. Houston Mark L. Plaumann Melanie M. Trent Frank D. Tsuru***
•

Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•

Periodically reviews the compensation plans and policies for employees generally.

•

Discharges the board of directors’ responsibilities relating to the compensation and evaluation of annual performance of our Chief Executive Officer and other executive officers.

•

Periodically reviews with the Chief Executive Officer our succession plan for other members of senior management.

•

Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.

•

Reviews, approves and administers our Executive Annual Incentive Compensation Plan, including the establishment of performance criteria and targets which provide for cash awards under such plan.

•

Reviews, approves and administers our equity-based compensation plans, including the grants of stock options, restricted awards and other equity awards under such plans.

•

Makes recommendations to our board of directors with respect to director compensation.

•

Periodically reviews the adequacy of our stock ownership guidelines for our Chief Executive Officer, other executive officers and directors, recommends any amendments of the stock ownership guidelines to our board of directors and annually monitors compliance with such guidelines.

•

Conducts a periodic performance evaluation of the committee.

•

Reviews disclosure related to executive compensation in our proxy statement.

•

Reviews and reassesses the adequacy of the compensation committee charter.

•

Advise the board of directors regarding the stockholder advisory vote on executive compensation and golden parachutes, including the frequency of such votes.

•

Administers our clawback policy, which includes the ability to amend, modify or terminate such policy.

•

Reviews and considers the stockholder advisory vote on executive compensation when determining policies and making decisions on executive compensation.

•

Has the sole authority to appoint, compensate and oversee work of any compensation consultant and other advisors with respect to executive compensation and assistance with other charter responsibilities and determines any conflict of interest with such compensation consultant.

Three
*	Committee Chairperson.
**	Mr. Cross has determined to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.
***	Mr. Tsuru was appointed to serve on the compensation committee effective as of October 1, 2022.

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Nominating and Corporate Governance Committee

Members	Principal Functions	Number of Meetings in 2022
Vincent K. Brooks* Michael P. Cross** David L. Houston Mark L. Plaumann Melanie M. Trent
•

Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•

Identifies and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•

Conducts and oversees the self-evaluation of the board of directors and each of its committees and reporting such results to the board of directors.

•

Evaluates candidates for board of directors’ membership, including those recommended by stockholders of the Company.

•

Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•

Reviews and makes recommendations to the board of directors regarding significant stockholder concerns and stockholder proposals related to corporate governance matters.

•

Annually reviews and reassesses the adequacy of the Company’s Corporate Governance Guidelines and recommends any proposed changes to the board of directors for approval

•

Periodically reviews and reassesses the adequacy of the Company’s Certificate of Incorporation, Bylaws, and other corporate governance related documents and recommends any proposed changes to the board of directors for approval.

•

Conducts an annual performance evaluation of the committee.

•

Reviews and reassesses the adequacy of the nominating and corporate governance committee charter on an annual basis and recommends any proposed changes to the board of directors for approval.

Three
*	Committee Chairperson.
**	Mr. Cross has determined to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.

Safety, Sustainability and Corporate Responsibility Committee

Members	Principal Functions	Number of Meetings in 2022
Melanie M. Trent* Vincent K. Brooks Michael P. Cross** David L. Houston Rebecca A. Klein*** Mark L. Plaumann
•

Periodically reviews and discusses with management the Company’s strategy, policies, practices and public disclosures regarding environmental, safety and social responsibility, or ESG, matters, makes related recommendations to the board of directors and conducts any necessary investigations or studies.

•

Oversees management’s monitoring and adherence to the Company’s policies on ESG matters and the quality of the Company’s procedures and disclosure for identifying, assessing, monitoring and managing the principal environmental, health, safety, social, reputational and climate change-related risks in the Company’s business.

•

Reviews and advises the Board on (i) the establishment of appropriate targets and goals with respect to ESG matters for the Company and related public reporting; (ii) the evaluation of the Company’s performance with respect to the achievement of such goals and (iii) whether the Company should seek external assurance of its data with respect to ESG matters.

•

Considers and recommends to the Board regarding current and emerging political, social, environmental and climate change-related trends, major legislative and regulatory developments and other public policy issues that are reasonably likely to affect the business operations, performance or public image of the Company.

•

Annually reviews and discusses with management the Company’s (i) policies and contributions related to corporate charitable and philanthropic activities, (ii) policies and expenditures related to public policy advocacy efforts, including political contributions directly from the Company and its political action committees, trade association memberships and lobbying activities, and (iii) human capital programs related to recruiting, retention, training and development, including policies promoting diversity, inclusion and human and workplace rights.

•

Reviews the Company’s annual Corporate Sustainability Report.

•

Conducts an annual performance evaluation of the committee.

•

Reassesses and reports to the board of directors on the adequacy of the committee charter.

Two
*	Committee Chairperson.
**	Mr. Cross has determined to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.
***	Ms. Klein was appointed to serve on the safety, sustainability and corporate responsibility committee effective as of October 1, 2022.

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Committee Charters

The charters for our audit committee, compensation committee, nominating and corporate governance committee and safety, sustainability and corporate responsibility committee can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of these charters at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

— ANNUAL BOARD AND COMMITTEE EVALUATIONS

The board is committed to continuous improvement with respect to its ability to carry out its responsibilities. In accordance with our Corporate Governance Guidelines, the board and each of its committees annually conduct a comprehensive evaluation process. These board and committee evaluations are a critical tool in assessing the composition and effectiveness of the board and each of its committees and presents an opportunity to identify areas of strength and areas capable of improvement. Our nominating and corporate governance committee oversees the annual board and committee evaluation process which is described in more detail below.

Our board and committee written evaluations cover the following topics:

•	board and committee responsibilities and effectiveness;
•	board and committee size, structure and composition, including assessment of skills, experience, diversity, occupational and personal backgrounds;
•	board culture and dynamics, including the effectiveness of discussion and debate at board and committee meetings;
•	strategic planning and oversight;
•	the quality of board and committee agendas and meeting materials
•	access to resources, including management and outside advisors; and
•	board and individual committee performance.

1 Review of Board and Committee Evaluation Process

The nominating and corporate governance committee annually reviews the scope and format of the board and committee evaluation process. In 2022, the nominating and corporate governance committee enhanced the board and committee evaluation process by incorporating feedback received from individual director interviews.

2 Board and Committee Evaluation Questionnaires

Each director provides feedback on the board and its committees by completing written evaluation questionnaires that cover the topics addressed below for the board and each committee on which the director serves. Upon receipt of the completed written questionnaires, our outside counsel aggregates and summarizes the feedback on an anonymized basis and provides the summarized feedback to the Corporate Secretary.

3 Individual Director Interviews

The lead independent director and the chairperson of the nominating and corporate governance committee conduct in-depth interviews with each independent director as part of the board and committee evaluation process. These candid discussions enable each independent director to discuss his or her questionnaire responses and to provide direct and honest feedback regarding board and committee composition, effectiveness and performance.

4 Review of Feedback

During an executive session of the board, the directors review, analyze and discuss the aggregated, anonymized questionnaire responses for the board and each of its committees and feedback from the individual director interviews. The lead independent director and the chairperson of the nominating and corporate governance committee also met separately with the Chairman of the Board to review the feedback.

5 Implementation of Feedback

Policies and practices are enhanced because of the annual board and committee evaluations, individual director interviews and ongoing feedback. The board considers the results of the evaluations to assess whether the board and its committees have the necessary diversity of skills, backgrounds and experiences to meet the Company's needs and to further enhance the effectiveness of the board and its committees over time.

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— THE BOARD’S ROLE IN RISK OVERSIGHT

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and the overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets regularly with our executive officers to discuss strategy and risks facing the Company. Our executive officers regularly attend our board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with our board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

Committee Risk Oversight Responsibilities

While our board of directors is ultimately responsible for risk oversight at the Company, the board’s four committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Cybersecurity plays an integral role in our risk management strategy, and cybersecurity preparedness continues to be an area of increasing focus for our board, the audit committee and our management team. The audit committee receives a quarterly update from the Company’s Vice President of Information Technology regarding cybersecurity and information security risks, including the nature of threats, defense and detection capabilities, incident response plans and employee training activities, among others, as applicable. In addition, all employees are required to complete an annual cybersecurity training course. This training is complemented by ongoing security awareness messaging. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the board’s organization, membership and structure and corporate governance. The safety, sustainability and corporate responsibility committee assists the board in fulfilling its oversight responsibility over management’s monitoring and adherence to the Company’s policies on ESG matters and the quality of the Company’s procedures for identifying, assessing, monitoring and managing the principal environmental, health, climate change, human capital, safety and social risks in the Company’s business. In response to stockholder feedback, the safety, sustainability and corporate responsibility committee amended its charter in September 2021 to include oversight of climate change-related risks and opportunities as part of its ESG oversight responsibilities as enumerated in the charter.

— STOCKHOLDER ENGAGEMENT

We value the views of our stockholders and embrace active stockholder engagement as an important tenet of good governance. Because positive and ongoing dialogue builds informed relationships that promote transparency and accountability, members of senior management engage with our stockholders on a year-round basis, including proactive outreach as well as responsiveness to specific areas of focus. Information and feedback received through our engagement activities is shared with our board, which helps inform its decisions. In response to feedback obtained during our stockholder outreach efforts, the following past actions, some of which had already been independently considered for implementation by our board of directors or committees, were undertaken:

•	Our board of directors amended our bylaws to provide our stockholders with proxy access;
•	Our board of directors also previously amended our bylaws to provide for the majority vote requirement to elect directors to our board, which replaced the prior plurality voting standard applicable to our director election;

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•	Our board of directors and the nominating and corporate governance committee approved enhancements to the nominating committee charter and director nomination process that focused on increasing the size of the board and number of independent directors, with a supermajority of the board currently being independent;
•	We increased the size and enhanced the ethnic and gender diversity and skill set of our board of directors, adding five diverse candidates between April 2018 and July 2022, currently representing 50% of our board board of directors and 56% of our director nominees (three female directors and three ethnically diverse directors based on information self-identified by each director of the Company);
•	Our board of directors created the safety, sustainability and corporate responsibility committee focused on sound strategy and best policies and practices regarding environmental, safety, human capital and social responsibility matters;
•	Our board of directors adopted Corporate Governance Guidelines as an additional step to reinforce our commitment to prudent corporate governance practices and policies;
•	The compensation committee fully transitioned to three-year performance-based equity awards, with no two-year performance-based equity awards granted or vesting since 2018 and no two-year performance-based awards contemplated in the future, and implemented double-trigger change of control provisions in Company equity awards granted since the beginning of 2018;
•	The compensation committee enhanced the disclosure of targets and goals for performance-based awards, the discussion of equity award process for our named executive officers and the underlying rationale for such awards;
•	The compensation committee added return on average capital employed and ESG goals among metrics for determining cash performance awards in 2020 and increased the weighting attributable to the ESG component of our annual incentive metrics to 25% for 2022;
•	Our board of directors implemented and maintains rigorous stock ownership and retention guidelines for our non-employee directors in addition to the previously adopted stock ownership and retention guidelines for all of our executive officers, and in 2022 increased the ownership requirements for our most senior executive officers;
•	Our board of directors adopted a comprehensive executive incentive compensation clawback policy;
•	We released our fifth annual Corporate Sustainability Report in September 2022, which included additional enhancements such as content aligned to voluntary frameworks and standards maintained by the SASB, TCFD, GRI, IPIECA and the AXPC, disclosure of Scope 1 and 2 GHG emissions and limited assurance attestation from our independent auditor;
•	We adopted a Human Rights Policy; and
•	We adopted a Policy Governing Corporate Political Contributions.

During 2022 and through the first quarter of 2023, we continued our stockholder outreach efforts and solicited feedback on our executive compensation programs, corporate governance, human capital programs and strategies, corporate responsibility, ESG matters and other important issues. We initiated contact with stockholders representing approximately 60% of our outstanding shares as of June 30, 2022. Our Chairman of the Board and Chief Executive Officer, President and Chief Financial Officer and other key members of Company senior management spoke with stockholders representing approximately 34% of our outstanding shares as of June 30, 2022, including seven of our 10 largest stockholders. In addition, members of Company senior management attended approximately 20 virtual or in person investor conferences and hosted approximately 14 virtual or in person bus tours. We also had discussions of certain of these matters with other investors during investor presentation events and earnings and other investor calls throughout the year.

In response to stockholder feedback received in 2022:

•	We published for the first time our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report;
•	We publicly disclosed the gender, race and ethnicity of each identified member of our board of directors in the director skills matrix on page 18;
•	We publicly announced our commitment to reduce Scope 1 and Scope 2 GHG intensity by at least 50% from 2020 levels by 2030
•	We joined the United Nations-led Oil and Gas Methane Partnership 2.0, the flagship oil and gas reporting and mitigation program of the United Nations Environment Programme;
•	We included a board of directors’ proposal in this proxy statement to provide for the elimination of the 66 2/3% supermajority vote requirements in our charter; and
•	We included a board of directors’ proposal in this proxy statement to provide for a right to call a special meeting by stockholders.

These discussions have provided us an opportunity to further explore issues important to us and our stockholders, including corporate governance policies, human capital programs and strategies, executive compensation and corporate sustainability and environmental policies. In particular, we received constructive feedback that helped shape a number of executive compensation enhancements made for 2022 and will assist us in further refining our corporate sustainability reports in the future. In 2022, approximately 95% of votes cast

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by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, representatives of our board and management team continued to undertake stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. We look forward to continued engagement with stockholders throughout the year so that we can incorporate their ideas to further strengthen our executive compensation programs, continue our commitment to ESG matters, improve our disclosure practices and enhance our governance practices.

— CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors previously adopted a Code of Business Conduct and Ethics designed for directors and employees to ensure clarity regarding our expectations, which code was further updated to reflect additional policies and enhancements in April 2022. Our Code of Business Conduct and Ethics embodies our commitment to conduct our businesses in accordance with our core values, all applicable laws, rules and regulations and the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors, executive officers, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller and persons performing similar functions, and all other employees. Our Code of Business Conduct and Ethics covers various topics including, among others, public disclosure, conflicts of interest, equal employment, fair dealing, anti-discrimination, anti-harassment, confidentiality, data privacy, cybersecurity, intellectual property, political activity and contributions, environmental responsibility, human rights, health and safety, transactions with vendors and gifts and the limited process for waivers. Our Code of Business Conduct and Ethics is also focused on compliance with applicable laws, rules and regulations, governing, among others, insider trading, anti-trust, anti-corruption, anti-bribery, anti-money laundering, anti-boycott and export controls, and establishes reporting and complaint procedures, including an anonymous hotline, for any irregularities or violations, including with respect to accounting, internal control and auditing matters. Our Code of Business Conduct and Ethics is posted on our website under the “Investors-Corporate Governance” caption. You may also obtain copies of our Code of Business Conduct and Ethics at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

— COMMUNICATIONS WITH THE BOARD

Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or any committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairperson of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

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— DIRECTOR COMPENSATION

Members of our board of directors who are also officers or employees of the Company do not receive compensation for their services as directors. Further details regarding our director compensation in 2022 are set forth under the heading “Compensation Tables—2022 Director Compensation.”

— CORPORATE RESPONSIBILITY AND SUSTAINABILITY

As an oil and gas company, we understand that we have the potential to make a uniquely positive impact in the world. We provide affordable, domestically produced energy that helps run our homes, businesses, transportation networks and other key components of our economy. As we continue to provide a critical product that contributes to economic growth and society, we view the connection between responsible operations and business success a fundamental necessity. We are committed to the safe and responsible development of our resources in the Permian Basin. We operate in the same areas in which a majority of our employees and their families live, and are dedicated to preserving and protecting the environment for the benefit of our stockholders, employees, our community and other stakeholders. We have identified key areas of focus, including energy, emissions, waste and spills, water use, compliance, health and safety, training and education, human capital and community, and have described below certain of our efforts relating to these areas. We have also established the safety, sustainability and corporate responsibility committee of our board of directors that oversees, among other things, our management’s monitoring and adherence to our policies on ESG matters and the quality of our procedures for identifying, assessing, monitoring and managing the principal environmental, health, climate change, human capital, safety and social risks in our business and provides leadership with respect to best practices in environmental responsibility, sustainability and corporate and social responsibility.

Commitment to Environmental Responsibility

We are committed to exploration, exploitation, acquisition and production of oil, natural gas and natural gas liquids in an environmentally responsible manner and in compliance with applicable federal, state and local laws, including laws regulating emissions of greenhouse gases, such as methane. We take actions beyond those required by law to reduce methane emissions and recycle an increasing percentage of water and make significant investments in infrastructure to reduce environmental impact. In keeping with that commitment, our overall approach includes these key activities:

•	Investing in and implementing the best available technology and innovative methods for drilling and completing wells, which has allowed us to achieve the same or improved results with less proppant, fewer wells and a greatly reduced environmental footprint;
•	Minimizing our environmental impact and improving safety for all stakeholders;
•	Joining the Oil & Gas Methane Partnership 2.0 (OGMP 2.0), the flagship oil and gas reporting and mitigation program of the United Nations Environment Programme;
•	Implementing our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions;
•	Purchased carbon credits to offset the remaining emissions to the extent our GHG and methane intensity reduction efforts do not eliminate our Scope 1 GHG emissions;
•	Committed to reducing Scope 1 GHG intensity by at least 50% from 2019 levels by 2024;
•	Committed to reducing methane intensity by at least 70% from 2019 levels by 2024;
•	Committed to ending routine flaring (as defined by the World Bank) by 2025;
•	Committed to sourcing over 65% of our water used for drilling and completion operations from recycled sources by 2025;
•	Committed to reduce Scope 1 and Scope 2 GHG intensity by at least 50% from 2020 levels by 2030;
•	Committed to implement continuous emission monitoring systems on Diamondback’s facilities to cover at least 90% of operated oil production by the end of 2023;
•	Motivating our executive team, senior management and all of our employees to strive to achieve measurable targets and goals with respect to flaring, water recycling, GHG emission intensity and produced liquids spills; increased the weighting of current environmental and safety performance metrics in the 2022 short-term annual incentive compensation plan from 20% to 25%;

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•	Focusing on increased use of hydrocarbon gathering infrastructure, as well as sourced water disposal and produced-water recycling;
•	Minimizing use of potable water in our operations;
•	Safely transporting oil and gas and minimizing impacts from air emissions, flared gas and spills;
•	Maximizing fluid transportation via pipelines rather than diesel powered trucks;
•	As part of our flare reduction and mitigation strategy for non-routine flaring, we (i) restructured several contracts with our midstream counterparties to include (a) performance-based incentives to eliminate flaring and (b) penalties for flaring, (ii) shut-in production to avoid flaring, and (iii) negotiated downstream commitments and other offload arrangements;
•	Replaced natural gas-controlled pneumatic devices on some of our older tank batteries with air-controlled pneumatic devices when operationally feasible and pursued initiatives to install air-controlled pneumatic devices on new tank batteries;
•	Increased number of Forward Looking InfraRed (FLIR) cameras and brought to conclusion five continuous emissions monitoring pilot projects;
•	Held quarterly meetings with engineering staff and field personnel to review engineering design changes to help us better capture GHG emissions moving forward;
•	Continuing the electrification of combustion sources by eliminating some of our internal combustion engines and installing several electrical substation units for compression operations;
•	Continuing to upgrade large horizontal tank batteries with best available control technology to reduce tank-related emissions;
•	Continuing efforts to tie-in flare monitoring to our tank battery SCADA systems; and
•	Continued to grow our inventory of wells drilled by rigs on electricity supplied directly from power lines instead of through a generator.

Commitment to Human Capital

Our strategy of operational excellence is achieved by our people through our disciplined and intended culture of clarity, efficiency, and inclusion. We are extremely committed to our culture which is built upon the solid foundation of our five core values: leadership, integrity, excellence, people, and teamwork. We understand our performance success is based upon not just what we do, but how we do it. Therefore, we set a high bar for all of our employees in terms of how they operate and interact, both within the office and out in the field. We challenge them to ensure all people are treated with dignity and respect. The key elements of our human capital programs and strategies are described below.

Oversight by Board of Directors

Our board of directors provides oversight of our human capital strategies with the assistance of its board committees, specifically the safety, sustainability, and corporate responsibility committee and the compensation committee. These committees receive regular updates from our executive leadership team, senior management and third-party consultants on human capital trends and other key human capital matters impacting our business, including diversity and inclusion initiatives, recruiting, retention, training and development programs, policies and practices impacting our employees, succession planning, and our executive compensation program.

Our safety, sustainability, and corporate responsibility committee’s oversight role continues to evolve by driving transparency and accountability. For example, the safety, sustainability, and corporate responsibility committee was formed in 2019 and initially provided oversight of certain human capital programs such as the review and oversight of our policies and practices promoting health, safety, diversity, inclusion and human and workplace rights. During 2020, the safety, sustainability, and corporate responsibility committee adopted a Human Rights Policy, and in January 2022, the charter of the safety, sustainability, and corporate responsibility committee was expanded to include oversight of our human capital programs related to recruiting, retention, training, and development. We believe our board’s oversight of these matters helps the Company identify and mitigate exposure to human capital risks.

Commitment to Protecting People

Our organizational culture fosters teamwork and open dialogues about work practices, which includes putting safety first. Whether it is minimizing workplace incidents or preparing for the unexpected, we continue to make protecting our people a fundamental component of our corporate responsibility efforts. We maintain a formal health and safety program that includes employee training and new hire orientation on a variety of environmental and safety topics, including proper reporting. We also ensure our employees have all necessary

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equipment to operate safely. Employees undergo significant training and education each year to become knowledgeable on regulatory compliance, industry standards and innovative opportunities to effectively manage the challenges of developing our resources. In light of the nature of our work and the locations of some sites in and near communities, we also proactively prepare for the unexpected by developing emergency response plans to cover potentially hazardous situations.

For 2022, we further demonstrated our commitment to safety by maintaining a performance metric in our annual incentive compensation scorecard that measures our total recordable incident rate. Our Health, Safety and Environmental organization currently has full-time, field-dedicated coordinators to monitor facilities and help prevent potential issues.

Diversity, Inclusion, Recruiting and Retention

Fair, consistent and equitable treatment of our employees is core to how we manage our dedicated workforce. Our employment decisions are based on merit, qualifications, competencies, and contributions. We actively seek to attract and retain an increasingly diverse workforce and continue to cultivate an inclusive and respectful work environment. We deeply value the perspectives and experiences from our gender and ethnically diverse personnel and are proud of our team, rich in a range of ethnic, cultural and ideological backgrounds. As of December 31, 2022, over 28% of our employees were women and one of five members (20%) of our senior executive leadership team are women. Also, over 33% of our employees self-identify as ethnic minorities as of December 31, 2022.

The senior management team took various actions during 2022 to ensure the diversity in our candidate pool and to broaden our outreach, particularly with our college recruiting and internship programs. We expanded our summer internship recruitment program to include a historically black university. Our internship program is an important talent pipeline for our engineering and geoscience roles within the Company. Through supporting various student organizations and having diverse interview teams for all intern interviews, we have continued to demonstrate our desire and intention to ensure that diverse groups are included in our internship outreach efforts. We intend to continue this commitment in the future. These diverse candidates were able to connect with our recruiting team to learn more about our inclusive workforce and were encouraged to apply for open internship or future job opportunities.

In addition, we focused on recruiting experienced hires to augment top industry talent. We believe our historically low voluntary attrition rate is in part a result of our culture focused on our core values, diversity and inclusion, teamwork and commitment to employee development and career advancement discussed in more detail below. Given the challenging labor market and increased competition for talent impacted by the potential economic downturn and the high inflationary environment, our 2022 overall turnover is approximately 13%.

Continuing on our journey for sustainable diversity, equity and inclusion improvements and in response to stockholder feedback, we have publicly disclosed for the first time our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report.

Total Reward – Performance Based Compensation

We value results and believe in recognizing and rewarding performance. Our comprehensive total reward compensation philosophy is rooted in a real-time market-based approach, where we reward and recognize value creation and cultural alignment. We participate in industry-specific benchmarking surveys ensuring comparison points against local markets in a comprehensive manner. Overall, our employee compensation programs consist of an annual base salary, a discretionary performance-based annual cash incentive award and a discretionary long-term equity incentive award. All of our employees are eligible for the discretionary short-term incentive and long-term equity incentive awards, which are based on both specific Company performance metrics and individual performance outcomes. These awards are a central part of ensuring that we competitively reward our employees in order to attract and retain top talent, as well as ensuring that their work efforts align with our stockholders by providing stock ownership opportunities for 100% of our employees.

Health and Wellness

We also offer our employees robust health and wellness benefits, and employees do not pay any health insurance premiums for benefits such as medical, dental, vision and life insurance, resulting in a high level of enrollment by our employees. Further, we have a

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competitive Company match on 401(k) retirement savings, and employees are immediately vested in their contributions as well as the Company matching dollars. Our retirement savings plan allows employees to choose between pre-tax or post-tax (ROTH) contributions, so they may plan for retirement in the format which best meets individual financial objectives.

Our benefits program also includes health savings and flexible spending accounts, paid time off, education assistance, gym reimbursement, volunteer time off, extended time off, and paid maternity and paternity leave. We also offer our employees the opportunity to work a flex work schedule under which, during the standard two week pay period, an employee works a minimum of eight 9-hour days and two 4-hour days (Fridays). In 2022, we adopted a work from home policy which provides office-based employees a bank of days that they may utilize to work remotely.

Training and Development

Our inclusive training opportunities are designed to expand the professional knowledge of our team, and most offerings are provided across the organization to all employees at any level. We also provide on the job development and learning opportunities which allows our employees to apply and practice work activities with new knowledge and develop various skills. Our internal course offerings in 2022 and through the first quarter of 2023 included a wide array of topics such as extensive cybersecurity, safety and other compliance training sessions. Additionally, our new hires undergo training and education on our Code of Business Conduct and Ethics. Our employees also receive training on regulatory compliance, industry standards and innovative opportunities to effectively manage the challenges of developing our oil and gas resources and related environmental and social responsibility. We have also implemented development programs that are designed to facilitate learning and collaboration regarding leadership capabilities at all levels.

Commitment to Community

Giving back to the communities where our employees live and in which we operate is part of our identity. We strongly believe these investments of time, money and compassion allow our employees to both experience and demonstrate the core values of our Company. We sponsor improvements in public education, participate in, and support, many community and national organizations and actively promote local groups who focus on the underserved and underprivileged. Below are a few examples of investments of time and money that we made in our communities during 2022:

•	Planted 100 trees in Midland public parks in underserved areas with irrigation for long-term support.
•	Diamondback employees volunteered 619 hours in the community in 2022.
•	Continued reading sessions with students with employee volunteers at a local elementary school in both English and Spanish.
•	Partnered with a local secondary campus to create a tutoring program that supports students that have been identified as struggling in the subject areas of math and/or science.
•	Hosted a second annual Summer STEM camp at corporate offices for disadvantaged middle students.
•	Provided funding to summer reading programs in Midland that specialize in helping disadvantaged children for the second consecutive year.
•	Donated back to school kits and winter coats for every student at an underserved Oklahoma City Elementary School.
•	Sponsored the instruction of approximately 200 Midland Independent School District students on Pre-SAT prep.
•	Hosted 4th annual First Responders Appreciation Luncheon for hundreds of first responders.
•	Donated approximately $1 million to local charities and philanthropy.
•	Donated approximately $2 million through the Permian Strategic Partnership (PSP). The PSP was formed in 2018 by 17 oil and gas companies to focus on making investments to help in building superior educational programs, accessible housing, a supportive healthcare system, safer roads and a more skilled workforce throughout the Permain Basin.
•	Received the Outstanding Philanthropic Business Award from the Permian Basin Chaper of the Association of Fundraising Professionals.
•	Partnered with the Midland Education Foundation to host the Teacher Winter Wishes Spectacular. Educators across the city were invited to receive free teacher supplies, gift cards, and a chance to win big ticket door prizes. During this two-day event, we were able to serve approximately 1,000 educators.
•	Donated $528,000 to Opportunity Tribe to provide final funds to complete permanent home to serve at-risk students in the community.
•	Donated $540,000 to Safe Place to provide final funds to complete project which will help to protect those who find themselves in violent domestic situations.
•	Donated $250,000 to Manor Park to support the updated appearance of the assisted living environment for aging adults in our community.
•	Committed to donate $10 million to support various non-profit entities to address Ukraine humanitarian needs.

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Political Contributions and Activities

We are committed to transparency about the Company’s public policy advocacy efforts, political contributions and related activities. The safety, sustainability and corporate responsibility committee is responsible for reviewing and discussing with Company management our public policy advocacy efforts, and annually reviews the activities of our political action committees, all political contributions made with corporate funds and membership dues paid to 501(c)(6) U.S. based trade associations (including any portion of dues used for lobbying activities).

We published our 2022 Corporate Political Contributions Disclosure Report in April 2023 on our website. In 2022, the Center for Political Accountability assessed our political contribution disclosures for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability and designated the Company a first-tier score of approximately 85%.

The Company updates the Corporate Political Contribution Disclosure Report annually, and we encourage you to review our 2022 Corporate Political Contributions Report and our Policy Governing Political Contributions and Activities, which are both available on our website under the “Investors—Corporate Governance” caption.

Moving Forward

We are proud of what we have been able to accomplish as a company and believe our achievements show a serious and growing commitment, demonstrating responsiveness to our evolving corporate responsibility. We are firmly resolved to live our core values of leadership, integrity, excellence, people and teamwork, and we will continue to strive for continuous improvement in the years ahead. As we enhance our corporate responsibility efforts and increase stockholder value, we look forward to providing periodic updates in future reports that detail both our challenges and successes.

Highlights of our accomplishments with respect to ESG matters are below.

ENVIRONMENTAL
Emissions	•	Continue to invest in and implement upgraded equipment and new, low impact technology, including compressed instrument air systems, and combustion equipment designed to have the highest burn efficiency possible under normal operations.
	•	Continue our commitment to engineering and equipment designs that keep our gas in sealed, recoverable vessels to reduce the amount of gas that flashes in tanks.
	•	Increased inventory of batteries selling crude directly from vapor recovery towers, bypassing tanks and nearly eliminating tank emissions from those batteries.
	•	Over 85% of our crude oil production is currently covered by continuous emissions monitoring devices.
Water Management	•	Significantly increased use of recycled water in our production operations.
	•	Continued to enhance our tank battery design to include more efficient control technologies, including installing free water knockouts in place of gun barrels on all new tank battery locations.
	•	Continued to install produced water pipeline systems to increase recycle rates in all fields.
Spills and Spill Management	•	Continue focus on low spill rate.
	•	Installed high-liquid-level alarms on all storage tanks as well as high-level “well-kill” systems.
	•	Investing in variable frequency drives to maintain pipeline operating pressures.
Climate Change	•	Committed to understanding the potential impact of growing alternative energy sources and the transition to a lower-carbon economy on our oil and gas portfolio and seek to factor changing conditions into our strategic plans, primarily through scenario planning to assess portfolio resilience over the long-term.
	•	Implemented our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions.
	•	Purchased carbon credits to offset the remaining emissions to the extent our GHG and methane intensity reduction targets do not eliminate our carbon footprint.
	•	Continue to search for innovative ways to implement cost-effective, appropriate steps to monitor, measure and reduce our energy use, waste and emissions.
SAFETY	•	We currently have full-time, field-dedicated coordinators within our Health, Safety and Environmental (HSE) organization to monitor facilities and help prevent potential issues.
	•	We have implemented a new cloud-based application that allows our employees to identify and immediately report incidents, potential hazards and near misses using a mobile device.
	•	We have an active safety, sustainability and corporate responsibility committee of our board of directors that oversees our policies on ESG matters and the quality of our procedures for identifying, assessing, monitoring and managing the principal environmental, health, safety and social risks in our business and provides leadership with respect to best practices in the areas of environmental, sustainability and corporate and social responsibility.
COMMUNITY	•	Committed to donate $10 million to support various non-profit entities to address Ukraine humanitarian needs.

Our 2022 Corporate Sustainability Report can be found on our website under the “Sustainability” caption.

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AUDIT COMMITTEE REPORT

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.diamondbackenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2022.

Review with Management and Independent Registered Public Accounting Firm

The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2022.

Controls and Procedures

The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm

The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the Board of Directors

Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

AUDIT COMMITTEE

Mark L. Plaumann, Chairperson
Vincent K. Brooks
Michael P. Cross
David L. Houston
Stephanie K. Mains
Melanie M. Trent

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EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of April 13, 2023.

Name	Age	Position
Travis D. Stice	61	Chairman of the Board, Chief Executive Officer and Director
M. Kaes Van’t Hof	36	President and Chief Financial Officer
Teresa L. Dick	53	Executive Vice President, Chief Accounting Officer and Assistant Secretary
Daniel N. Wesson	39	Executive Vice President and Chief Operating Officer
Matt Zmigrosky	44	Executive Vice President, Chief Legal and Administrative Officer and Secretary

Biographical information for Mr. Stice is set forth in this proxy statement under the heading “Director Nominations—About Director Nominees.”

M. KAES VAN’T HOF. Mr. Van’t Hof has served as our President and Chief Financial Officer since February 2022. Prior to his current position with us, he served as our Chief Financial Officer and Executive Vice President of Business Development from March 2019 to February 2022, as Senior Vice President of Strategy and Corporate Development from January 2017 to February 2019 and as our Vice President of Strategy and Corporate Development since joining us in July 2016. Mr. Van’t Hof has served as President of Viper since March 2017. Before joining Diamondback and Viper, Mr. Van’t Hof served as Chief Executive Officer for Bison Drilling and Field Services from September 2012 to June 2016. From August 2011 to August 2012, Mr. Van’t Hof was an analyst for Wexford Capital responsible for developing operating models and business plans, including for our initial public offering, and before that worked for the Investment Banking - Financial Institutions Group of Citigroup Global Markets, Inc. from February 2010 to July 2011. Mr. Van’t Hof was a professional tennis player from May 2008 to January 2010. Mr. Van’t Hof received a Bachelor of Science in Accounting and Business Administration from the University of Southern California.

TERESA L. DICK. Ms. Dick has served as our Executive Vice President and Chief Accounting Officer since March 2019. Ms. Dick served as our Executive Vice President and Chief Financial Officer from February 2017 to February 2019, as our Assistant Secretary since October 2012, as our Chief Financial Officer and Senior Vice President from November 2009 to February 2017 and as our Corporate Controller from November 2007 until November 2009. Ms. Dick has served as Chief Financial Officer, Executive Vice President and Assistant Secretary of the general partner of Viper since February 2017 and served as its Chief Financial Officer, Senior Vice President and Assistant Secretary from February 2014 to February 2017. From June 2006 to November 2007, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Since March 2021, Ms. Dick has served as a director of The Bank7 Corp. (Nasdaq: BSVN) and is a member of the Audit and Nominating and Corporate Governance Committees. Ms. Dick has over 25 years of accounting experience, including over eight years of public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies.

DANIEL N. WESSON. Mr. Wesson has served as our Executive Vice President and Chief Operating Officer since February 2022. Prior to his current position with us, Mr. Wesson served as our Executive Vice President of Operations from March 2020 to February 2022, and as Senior Vice President of Operations from February 2019 until March 2020. Mr. Wesson served as our Vice President of Operations from April 2017 to February 2019 and as our Completions Manager from January 2013 to April 2017. He joined us as an Operations Engineer in February 2012. Prior to joining us, Mr. Wesson served in various operations and engineering roles for BOPCO L.P. from 2010 to 2012 and ConocoPhillips from 2007 to 2010. Mr. Wesson received his Bachelor of Science degree in Mechanical Engineering from Louisiana State University and is a member of the Permian Basin Society of Petroleum Engineers.

MATT ZMIGROSKY. Mr. Zmigrosky has served as our Executive Vice President, Chief Legal and Administrative Officer and Secretary since February 2023. Prior to his current position with us, he served as our Executive Vice President, General Counsel and Secretary from February 2019 to February 2023. Since February 2019, Mr. Zmigrosky has also served as Executive Vice President, General Counsel and Secretary of the general partner of Viper. Before joining us and the general partner of Viper, Mr. Zmigrosky was in the private practice of law, most recently as a partner in the corporate section of Akin Gump Strauss Hauer & Feld LLP from October 2012 to February 2019, where he worked extensively with Diamondback and its subsidiaries. Mr. Zmigrosky holds a Bachelor of Science in Management degree in finance from Tulane University and a Juris Doctorate degree from Southern Methodist University Dedman School of Law.

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COMPENSATION DISCUSSION AND ANALYSIS

TABLE OF CONTENTS

— EXECUTIVE SUMMARY

This compensation discussion and analysis identifies Diamondback’s named executive officers (NEOs) for 2022, describes the Company’s executive compensation program, including the objectives and rationale for each element of compensation, and presents the compensation outcomes for our NEOs relative to our 2022 performance.

Named Executive Officers

For 2022, our NEOs were:

TRAVIS D. STICE Chairman of the Board, Chief Executive Officer and Director	KAES VAN’T HOF President and Chief Financial Officer	TERESA L. DICK Chief Accounting Officer, Executive Vice President and Assistant Secretary	DANIEL N. WESSON Executive Vice President and Chief Operating Officer	MATT ZMIGROSKY(1) Executive Vice President, Chief Legal and Administrative Officer and Secretary

(1)	Mr. Zmigrosky was promoted to the role of Executive Vice President, Chief Legal and Administrative Officer and Secretary effective February 6, 2023.

Biographical information for each of our NEOs currently serving as our executive officers and other key executives of Diamondback can be found on page 38.

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2022 and Q1 2023 Operational and Financial Performance Highlights and Key Strategic Transactions

2022 was a fantastic year for Diamondback. The Company’s continued commitment to capital discipline, efficient, low-cost execution and ESG leadership provided a foundation for Diamondback to deliver record results to its stockholders. Despite continued inflationary pressures, the Company successfully executed on our capital program, exceeded production expectations, accelerated our return of capital plan, further improved our balance sheet and generated record Free Cash Flow. Certain highlights of the Company’s achievements are summarized below.

STOCKHOLDER INITIATIVES	•	In June 2022, increased Diamondback’s return of capital commitment to return at least 75% of Free Cash Flow to stockholders beginning in the third quarter of 2022
	•	Increased annual base dividend to $3.20 per share, representing 33% year over year growth
	•	Increased authorization under share repurchase program to $4 billion from $2 billion previously
	•	In 2022, repurchased nearly 8.7 million shares of Diamondback’s common stock for $1.1 billion (at a weighted average price of $126.19 per share)
	•	In 2022, returned approximately $3.11 billion (or approximately 68%) of Free Cash Flow to stockholders through a combination of our base and variable dividend and share repurchase program
ESG COMMITMENT	•	Released our fifth annual Corporate Sustainability Report in September 2022, which included an assessment of our current portfolio in various low carbon scenarios as outlined by the International Energy Agency
	•	Announced initiative to reduce Scope 1 and Scope 2 GHG intensity by at least 50% from 2020 levels by 2030
	•	Announced goal to implement continuous emission monitoring systems on our facilities to cover at least 90% of operated oil production by the end of 2023
	•	Completed CDP’s water security and climate change questionnaires
	•	Increased the weighting of the ESG performance metrics in the 2022 short-term annual incentive compensation plan from 20% to 25%
	•	In response to stockholder feedback, publicly disclosed for the first time our 2021 Equal Employment Opportunity (EEO-1) data as of December 31, 2021 in our 2022 Corporate Sustainability Report, which was posted on our website in September 2022
	•	Adopted a clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of certain restatements
	•	Enhanced our Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s 2020, 2021 and 2022 corporate political contribution activity
	•	Announced $10 million commitment to support various non-profit entities supporting humanitarian efforts in Ukraine and surrounding countries in response to Russian invasion of Ukraine
FINANCIAL STRENGTH	•	Generated full year 2022 net cash provided by operating activities of $6.33 billion and Free Cash Flow of $4.59 billion
	•	Upgraded by Moody’s Investors Service in October 2022 and continue to maintain investment grade credit ratings from all three major ratings agencies
	•	Added to the Nasdaq-100 Index, the top 100 largest domestic and international non-financial companies on the Nasdaq based on market capitalization
	•	At year-end 2022, achieved 40% reduction in net debt/adjusted EBITDA(2) versus year-end 2021
	•	No material debt maturities until 2026
PORTFOLIO STRENGTH	•	Increased our total proved reserves by 14%, with such reserves consisting of approximately 53% oil
	•	Increased our proved developed producing reserves by 17%, with such reserves representing approximately 69% of our total proved reserves

(2)	Defined as consolidated total debt less cash and cash equivalents at year-end divided by consolidated adjusted EBITDA for the full year as defined and reconciled on Schedule A to this proxy statement.

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PORTFOLIO MANAGEMENT	•	Acquired all leasehold interests and related assets of FireBird and Lario in accretive transactions that collectively added 83,000 net acres of Midland Basin inventory
	•	Completed the Rattler Merger by acquiring all of the publicly held common units representing limited partner interests in Rattler not already owned by Diamondback or its subsidiaries
	•	Completed divestiture of 10% equity ownership in the Gray Oak crude oil pipeline for $180 million resulting in an approximate 1.75x multiple on invested capital and used the proceeds to partially fund the cash portion of the purchase price for the Lario Acquisition
	•	Signed definitive agreements to divest approximately 19,000 net acres in Glasscock County and approximately 4,900 net acres in Ward and Winkler counties for total consideration of $439 million, subject to closing adjustments, and increased non-core asset sale target to at least $1 billion by year-end 2023
	•	In March 2022, completed the issuance of $750 million of 4.250% senior notes due 2052, and used the proceeds from the offering and internally generated cash flow to redeem all of Diamondback’s outstanding 4.750% senior notes due 2025 and 2.875% senior notes due 2024 in the aggregate principal amount of $1.5 billion
	•	In October 2022, completed the issuance of $1.1 billion of 6.250% senior notes due 2033 and used a portion of the proceeds from the offering to redeem all of Rattler’s outstanding 5.625% senior notes due 2025 and to pay the cash consideration of the purchase price for the FireBird Acquisition
	•	In December 2022, completed the issuance of $650 million of 6.250% senior notes due 2053 and used a portion of the proceeds from the offering to pay the cash portion of the purchase price for the Lario Acquisition

Stockholder Outreach and 2022 “Say-On-Pay” Advisory Vote

The compensation committee carefully reviews our executive pay programs and focuses on emphasizing pay for performance in making annual compensation decisions. The compensation committee values the insight we receive from our stockholder outreach and from our annual say-on-pay advisory vote on executive compensation. In 2022, approximately 95% of votes cast by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, representatives of our board and management team continued to undertake stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. During 2022, we solicited feedback on our executive compensation programs, ESG matters and other important corporate governance issues. For a discussion of our stockholder engagement and actions that we have taken in response to stockholder feedback, see “Corporate Governance Matters—Stockholder Engagement” on page 29.

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— HIGHLIGHTS OF EXECUTIVE COMPENSATION BEST PRACTICES

The following highlights our commitment to the best compensation practices.

WHAT WE DO	WHAT WE DON’T DO
We strive to pay for performance - The majority of our executive officers’ compensation is long-term, “at risk” and is paid only if the Company achieves certain performance objectives, which are designed to increase the value of our stock.	No hedging of Company securities, including by entering into publicly traded options, puts, calls, short sales or similar hedging transactions, by executive officers or directors.
All of our performance-based equity awards vest over a three-year performance period, subject to achieving a specified total stockholder return (TSR) measured against our TSR performance peer group and satisfaction of continuous service requirements.	No pledging of our common stock as collateral for a loan or holding of our common stock in margin accounts by our directors and executive officers.
All Diamondback equity awards made under the Equity Incentive Plan contain double-trigger change of control provisions.	No tax gross-ups for executive officers.
We require substantial stock ownership for our non-employee directors and executive officers and they must maintain their applicable stock ownership levels for as long as they serve on our board or are employed by us.	No repricing of underwater stock options or stock appreciation rights.
We devote significant time to analyzing and preparing for executive succession and related retention matters.	No severance compensation unless departing executive officers agree not to compete with us for a specified period of time after the end of their employment.
We hold annual advisory “say-on-pay” votes.	No performance metrics that would encourage excessive risk taking by our executive officers.
We engage in active stockholder outreach with respect to executive compensation, corporate governance and other ESG matters.	No significant perquisites to our executive officers.
We benchmark executive compensation against our industry peers.	No guaranteed annual bonuses
Each member of our compensation committee meets the independence requirements under SEC rules and Nasdaq listing standards.	No pension or supplemental retirement benefits to our executive officers (other than under our broad-based 401(k) plan).
We use an external, independent compensation consultant who is retained by, and reports directly to, the compensation committee to assist the Company with, among other things, conducting competitive benchmarking to align the Company’s compensation program with prevailing market practices.	No employment agreements with our NEOs and other executive officers.
We adopted a standalone clawback policy that provides for the recoupment and/or forfeiture of certain executive officer incentive compensation in the event of financial errors that result in a restatement of financial statements (subject to revision in accordance with requirements of Nasdaq’s listing standards when finalized), in addition to the “clawback” provisions of our Equity Incentive Plan.
We utilize a balanced approach to compensation, which combines performance and time-based, short-term and long-term, and cash and equity compensation components.

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— EXECUTIVE COMPENSATION POLICY AND OBJECTIVES

Executive Compensation Objectives

Our executive compensation philosophy is guided by several key principles described below:

Our Goals	•	Our goals are to attract, retain, and motivate our executive team and our organization to deliver results against our short-term and long-term objectives in a principled way, with prudent risk-taking, and alignment with our stockholders.
Pay for Performance	•	A majority of total compensation to our executive officers is at-risk performance-based compensation, including both long-term performance-based equity awards and short-term performance-based cash incentive awards.
	•	Our long-term equity awards include performance-based awards based on relative TSR, as modified by an absolute TSR modifier. The Company’s TSR performance peer group also includes the S&P 500 and XOP Index to account for performance against the broader market.
	•	Annual cash incentive awards are based on rigorous operational, financial and environmental and safety performance metrics that are entirely quantitative and do not provide for the exercise of discretion by the compensation committee to increase the award payout. In 2022, the compensation committee further increased focus on ESG metrics in response to stockholder feedback.
	•	Our compensation structure motivates executives and our employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives, and progress towards our long-term strategic goals.
Alignment with Stockholder Interests	•	We provide a majority of the total compensation to our executive officers in Company equity, thus ensuring alignment of interests between our executives and our stockholders, and driving alignment of goals, efforts, and results throughout the organization.
Market-Based Competitive Compensation that Attracts, Motivates and Retains Talent	•	Our compensation programs are competitive, with compensation and incentive levels that are relevant to the market and our industry, which enhances our ability to attract, motivate and retain knowledgeable and experienced senior management talent necessary to manage our complex organization and responsibly deliver energy to the marketplace.
Risk Management Principles	•	Our compensation committee consists entirely of independent directors who engage an external, independent compensation consultant to assist in constructing an executive compensation program that aligns with good governance practices and prevailing market trends.

The Role of the Compensation Committee

Our compensation committee oversees and approves our executive compensation program and establishes our overall compensation philosophy and strategy. The compensation committee, with the assistance of its external, independent compensation consultant, determines the mix of compensation, both among short-term and long-term components and cash and equity components, to establish compensation that it believes is appropriate for each of our NEOs. Representatives of the compensation committee may also participate in the Company’s stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•	aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis;
•	achievement of individual and Company performance goals and other expectations relating to the executive’s position;
•	a comparison of the individual to other executives within the Company having similar levels of expertise and experience;
•	the individual’s role with us and the compensation paid to similar executives at comparable companies;
•	the individual’s particular background and circumstances, including training and prior relevant work experience and unique industry skills;
•	the demand for the individual’s specific expertise and experience;
•	succession planning and retention considerations; and
•	recommendations from our Chief Executive Officer (but not with respect to his own compensation).

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The compensation committee seeks to design a total compensation package for our NEOs that drives performance, rewards contributions in support of our business strategies and attracts, motivates and retains high quality talent with the skills and competencies our industry requires. The compensation committee seeks to balance these goals by designing our compensation policies and programs to encourage and reward prudent business judgment over the long-term by offering both time-based and performance-based long-term incentive (LTI) awards, setting meaningful performance criteria and targets for incentive compensation, and offering competitive base salaries. The compensation committee believes that this combination should avoid encouraging executives and management-level employees to engage in excessive risk-taking, while at the same time promoting performance and retention.

The Role of Management

Each year, our Chief Executive Officer evaluates executive and Company performance for the prior year and recommends to the compensation committee the annual base salaries, annual incentive compensation plan target award percentages and LTI awards under the Equity Incentive Plan for the executive officers, including the NEOs, other than himself. The Company’s Human Resources and Legal departments also assist the compensation committee and its independent compensation consultant in gathering the information needed for their respective reviews of the Company’s executive compensation program. While the compensation committee considers our Chief Executive Officer’s evaluation of the other NEOs and his recommendations as to their compensation, the compensation committee ultimately determines the compensation of each NEO.

The compensation committee evaluates, in his absence, our Chief Executive Officer’s performance and compensation based on his leadership role, his individual performance and the Company’s performance measured against the metrics described in this compensation discussion and analysis, and his total compensation package is ultimately determined by the compensation committee.

The Role of the Compensation Consultant

Our compensation committee annually retains, at the Company’s expense, an external, independent compensation consultant to assist with executive and non-employee director compensation matters. In connection with its evaluation of executive compensation for 2022, the compensation committee retained Meridian, as its independent compensation consultant.

The compensation committee reviewed the independence of Meridian during the applicable engagement period and determined that there were no conflicts of interest as a result of the compensation committee’s engagement of such consultant. The compensation committee continues to evaluate the independence of its compensation consultant on an ongoing basis. Meridian did not provide any services to the Company during 2022 other than related to executive and director compensation.

The compensation committee has sole authority to hire and terminate its independent compensation consultant, and the independent compensation consultant reports only to the compensation committee. From time to time, Meridian contacts the Company’s executive officers for information necessary to fulfill its assignment and prepares reports for and on behalf of the compensation committee that certain executive officers also receive.

— COMPETITIVE BENCHMARKING

Role of Benchmarking in Determining Executive Compensation for 2022

In general, the compensation committee uses competitive market compensation data provided by Meridian and discussions with the Chief Executive Officer to inform its decisions about overall compensation opportunities and specific compensation elements. The compensation committee considers these compensation elements and total compensation benchmarks of peer companies and the broader U.S. market. Next, the compensation committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, critical needs, skill sets, leadership potential, and succession planning.

Further, in considering changes to the 2022 executive compensation packages, the compensation committee evaluated, among other things, aspects of executive compensation in general, market data and competitive analysis provided by Meridian, the Company’s 2021 and multi-year performance, our executives’ individual contributions to such performance, compensation alignment with future performance and stockholder value creation, performance-qualified equity awards, retention considerations, market alternatives for our executives, input obtained from our stockholder outreach efforts and, with respect to our NEOs other than our Chief Executive Officer, our Chief Executive Officer’s recommendations. Our Chief Executive Officer provided recommendations to the compensation committee related to such other executive officers’ annual base salaries for 2022, annual incentive compensation plan target award percentages and LTI awards under the Equity Incentive Plan. The compensation committee also evaluated, in his absence, our Chief Executive Officer’s individual performance and compensation.

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Our 2022 Benchmarking Compensation Peer Group

In structuring our compensation policies and programs, the compensation committee considers the compensation practices of peer companies consisting of independent oil and gas E&P companies and may also review compensation data from the oil and natural gas industry, any relevant compensation surveys and guidance from the compensation consultant. The compensation committee considers and may make changes to the companies included in our compensation peer group, primarily based on industry segment, and measures of size such as enterprise value, market capitalization, assets and revenues, after discussing such considerations with management and Meridian. Following discussions with Meridian and review of pertinent financial information, for 2022, the compensation committee removed Concho Resources, Inc., Parsley Energy, Inc. and WPX Energy, Inc. due to those entities having been acquired, and included Antero Resources Corporation, EQT Corporation and Occidental Petroleum Corporation.

In its review of the compensation peer group for 2022, the compensation committee considered pertinent financial measures for each company as provided by Meridian, including enterprise value and market capitalization as of December 2021 and assets and revenue as of the quarter ended September 30, 2021, as shown (in millions) in the table below:

	Enterprise Value	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$19,562	$15,777	$18,326	$6,700
Diamondback Energy, Inc.	$26,991	$19,540	$22,639	$5,255

The benchmarking compensation peer group used in Meridian’s study, which served as reference for making compensation decisions for 2022, consisted of the following 12 companies.

Antero Resources Corporation	EQT Corporation
APA Corporation	Hess Corporation
Continental Resources, Inc.	Marathon Oil Corporation
Coterra Energy Inc.	Occidental Petroleum Corporation
Devon Energy Corporation	Ovintiv Inc.
EOG Resources, Inc.	Pioneer Natural Resources Company

Meridian provided competitive data for similarly situated executives at these compensation peer group companies, focusing on salary, annual incentive opportunity and LTI opportunity, and analyzing how these elements of compensation compare to the elements of compensation afforded to our executive officers, including the NEOs.

In addition to reviewing peer compensation information and advice provided by Meridian in connection with establishing 2022 executive compensation, the compensation committee also analyzed compensation information compiled by Meridian for 25 industrial and manufacturing companies with financial measures, including enterprise value, market capitalization and revenues, comparable to Diamondback.

As described above, the compensation committee utilizes a substantially similar peer group to assess our relative TSR performance in the performance-based restricted stock unit awards granted to our NEOs, which also includes the S&P 500 and XOP Index.

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— 2022 COMPENSATION PROGRAM DESIGN AND STRUCTURE

During 2022, the Company’s executive compensation program consisted of four primary components including both fixed and variable, at-risk elements, as shown below.

	Direct Compensation Element	Form of Compensation	Purposes and Alignment with Long-Term Stockholder Interests
FIXED	Base Salary	Cash	•	Provide a fixed level of compensation for performing applicable executive functions
			•	Based on level of responsibility, experience, individual performance, industry and market criteria and competition for talent
VARIABLE, AT RISK	Performance-Based Annual Incentive Bonus	Cash	•	Reward short-term financial and operational performance over a one-year performance period
			•	Based on pre-established performance metrics and goals with minimum thresholds that must be met (and with payout caps).
•

Performance measured against rigorous operational, financial and ESG performance metrics that are entirely quantitative and do not provide for the exercise of discretion by the compensation committee to increase the award payout

	Performance-Based Restricted Stock Unit Award	Equity—PSUs with a three-year performance period	•	Align interests of our executives with our stock performance and long-term interests of our stockholders
•

Based on (i) attainment of specific performance goals established by the compensation committee, (ii) our TSR, both (A) relative to our TSR performance peer group during the performance period (which now includes the S&P 500 and XOP Index to account for performance against the broader market) and (B) on an absolute basis, which may result in an adjustment up or down depending on performance and (iii) continuous service requirements

	Time-Based Restricted Stock Unit Award	Equity—RSUs	•	Provide a retention incentive, facilitate stock ownership and align our executives’ interest with long-term stockholder interests
•

Vest in three approximately equal annual installments, with the first installment vesting on the date of grant and the remaining two installments vesting in March of each subsequent year, assuming continuous service

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— EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Our compensation committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish total compensation packages that it believes are appropriate for each of our NEOs. While emphasizing pay for performance, the compensation committee believes that the mix of base salary, performance-based annual incentive bonus awards based on pre-established financial, operational and ESG performance targets, performance-based LTI equity awards, time-based LTI equity awards, and the other benefits that are available to our NEOs will accomplish our overall compensation objectives. We believe that these elements of compensation create competitive, retentive and compelling compensation opportunities and also align our NEO’s interests with long-term stockholder interests.

(1)	Each of these pay mix illustrations consists of the annual base salary, annual incentive bonus paid and the grant date fair value of the performance-based and time-based equity awards granted in 2022. These pay mix illustrations exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table set forth on page 62.

Below is an illustration that compares CEO target compensation versus CEO realizable compensation for 2020-2022, in each case calculated as of December 31, 2022.

(1)	For purposes of this graph, “target compensation” consists of the annual base salary, target annual incentive bonus opportunity and the grant date fair value of the performance-based and time-based equity awards granted in each year presented.
(2)	For purposes of this graph, “realizable compensation” consists of the annual base salary earned for each year presented, the annual incentive bonus earned for each year presented and, with respect to time-based equity awards, the value of the shares underlying the applicable award (whether or not vested) based on the closing price per share of the Company’s common stock on the applicable date presented. With respect to performance-based equity awards granted in 2021 and 2022, the value of realizable compensation presented represents the value of the total number of shares that would have been granted if the performance period for the applicable award ended on December 31, 2022 calculated using the closing price per share of the Company’s common stock on December 30, 2022.

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Pay for Performance Driven Compensation Structure

As illustrated above, the total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation that is tied to performance. Our Chief Executive Officer’s pay mix in 2022 was 92% aligned with our stockholders’ interests and our other NEOs’ average pay mix was 89% aligned with our stockholders’ interests. The performance component of our Chief Executive Officer’s and our other NEOs’ pay mix for 2022 represented 70% and 67%, respectively, of such NEO’s total direct compensation.

The following describes each element of our executive compensation program, which we use to meet our compensation objectives discussed above.

Base Salary

The compensation committee evaluates our NEOs’ base salaries together with other components of their compensation to ensure equitable total compensation in line with our overall compensation philosophy and market practices in our compensation peer group, our industry in general, and considering other general industry benchmarks for executive roles which are not industry specific. In setting our NEOs’ base salaries and incentive targets for 2022, the compensation committee considered, among other factors:

•	the market and compensation peer group data included in the study conducted by Meridian, the compensation committee’s independent compensation consultant for 2022, discussed above;
•	the recommendations of our Chief Executive Officer with respect to the base salaries for other NEOs;
•	the complexity of the individual’s role within the Company;
•	the individuals’ expertise, experience, rarity of skill, and potential for advancement;
•	if the executive was promoted or identified in our succession planning; and
•	individual performance, leadership and contribution toward the Company’s achievement of certain financial, operational and ESG metrics discussed in this compensation discussion and analysis.

The compensation committee approved an increase to our NEOs’ annual base salaries for 2022 as compared to 2021. Messrs. Stice and Zmigrosky and Ms. Dick each received base salary increases in 2022 due to Company and individual performance and competitive benchmarks. In February 2022, the compensation committee approved the promotions of Mr. Van’t Hof to President and Chief Financial Officer and Mr. Wesson to Executive Vice President and Chief Operating Officer, and increased Messrs. Van’t Hof and Wesson’s 2022 base salaries by approximately 20% and 24%, respectively, to reflect individual and Company performance and competitive benchmarks for their new roles and additional responsibilities. Based on the foregoing considerations, the compensation committee set the following annual base salaries for our NEOs effective as of March 1, 2022.

Named Executive Officer	2022 Base Salary	2021 Base Salary	% of Increase
Travis D. Stice	$1,350,000	$1,250,000	8%
M. Kaes Van’t Hof	$625,000	$520,000	20%
Teresa L. Dick	$475,000	$447,000	6%
Daniel N. Wesson	$560,000	$450,000	24%
Matt Zmigrosky	$550,000	$520,000	6%

Performance-Based Annual Incentive Bonus

2022 PERFORMANCE BONUS

Performance bonuses to our NEOs for 2022 were granted under our Executive Annual Incentive Compensation Plan adopted by the compensation committee in February 2021 (the Annual Incentive Plan). The Annual Incentive Plan is designed to provide an incentive to our executive officers to contribute to the growth, profitability and increased value of the Company. The Annual Incentive Plan is focused on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals (performance targets). The payout opportunity varies for performance above and below the pre-established target performance levels. For a more detailed description of the Annual Incentive Plan, see “Other Significant Compensation and Benefit Plans, Policies and Practices—Annual Incentive Plan” beginning on page 57 of this proxy statement.

With respect to each annual performance period, the compensation committee specifies the performance factors and the performance target levels applicable to each award. Performance targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the award will be paid as well as a maximum level of performance above which no additional award will be paid.

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Below is a simple illustration of the design of Diamondback’s 2022 Performance Bonus:

For 2022, the compensation committee did not change the NEO’s annual incentive target percentages from 2021.

Each year, the compensation committee, advised by its independent compensation consultant and informed by feedback received during the Company’s substantial stockholder engagement efforts, undertakes a thorough and rigorous process to review each element of the Company’s Annual Incentive Plan scorecard. The compensation committee’s desire to be proactive in implementing thoughtful changes to our compensation practices has allowed the compensation committee to continually construct a scorecard that is directly responsive to stockholder feedback and is intended to incentivize our management team in ways that translate to stockholder value creation and encourage responsible governance practices. This strategy is reflected in the evolution of the scorecard over the last decade. For instance, we have not included a production or reserves growth metric in our scorecard for the Annual Incentive Plan after 2014. We added a return on average capital employed metric to our performance factors in the Annual Incentive Plan scorecard in 2018. In early 2020, the compensation committee took an additional step by adding specific, measurable environmental and safety performance targets to the scorecard for the Annual Incentive Plan. In 2021, primarily in response to significant stockholder feedback, the compensation committee included more performance factors focused on financial returns and increased the weighting of such performance factors while reducing the weighting of performance factors related to costs and capital efficiency.

When constructing the Annual Incentive Plan scorecard for 2022, the compensation committee again reviewed significant data from its independent compensation consultant, incorporated stockholder feedback and reviewed the performance factors in light of the Company’s strategic objectives for 2022. The compensation committee also observed the positive trend of consistent stockholder support for the Company’s executive compensation programs, with stockholders voting to approve the Company’s say-on-pay proposal at a rate of at least 95% over the past 2 years. Accordingly, the framework for the 2022 Annual Incentive Plan scorecard was largely unchanged, with minimal exceptions as it relates to the environmental and safety performance factor in the scorecard. Accounting for stockholder feedback and market trends, the compensation committee agreed to increase the weighting of the environmental and safety performance factor from 20% to 25%. Additionally, the committee increased the requirement to earn the maximum performance level on the environmental and safety performance factor by requiring all 5 metrics to be achieved in order to earn the maximum performance level .

When establishing the 2022 performance levels under the Annual Incentive Plan, the compensation committee reviewed, among other things:

•	our performance trends over a multi-year period;
•	our capital budget, business plan and annual guidance;
•	execution challenges expected due to perceived inflationary pressures;
•	the effects of potential merger and acquisition activity;
•	service and commodity markets;
•	capital requirements; and
•	the appropriateness and rigorousness of the target, threshold and maximum performance levels for each performance factor.

Specifically with respect to the performance targets for each metric comprising the environmental and safety performance factor, such performance targets were set for each metric taking into account multiple considerations, including a review of our performance trends, benchmarking considerations relative to peer performance over a multi-year period and current progress toward Company-established targets with respect to flaring, GHG emission intensity and water recycling.

Taking the foregoing into account, the performance factors and levels listed in the table below were established by the compensation committee in April 2022. The compensation committee set target performance levels that we believe were rigorous based on our historical performance, capital budget, business plan and annual guidance, were competitive with the metrics of the best operators in our compensation peer group in each respective category and were responsive to feedback from our stockholders.

The performance goals shown below align with how management views our success and how stockholders evaluate our financial, operating and ESG performance, both on a standalone basis and relative to our peers and the broader energy industry.

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In February 2023, the compensation committee reviewed and certified the Company’s performance in relation to the pre-established performance goals and targets for 2022, which are set forth below:

	Performance Levels(1)
Performance Factors	Threshold (50%)	Target (100%)	Maximum (200%)	2022 Weighting	% of Target	2022 % Earned
Capital Budget ($MM)(2) Sum of 2022 cash capital expenditures (“CAPEX”) for operated drilling and completion (“D,C&E”), non-operated properties and capital workovers, operated midstream, infrastructure and environmental.					50%	5%
PDP F&D Cost ($ / Boe) Sum of D,C&E well costs for wells brought to production in 2022 divided by the net EUR’s of those wells.					159%	24%
Controllable Cash Costs ($ / Boe) Sum of reported cash general and administrative expenses and reported lease operated expenses, divided by total barrels of oil equivalent production (“boe”). Excludes merger integration and severance costs and ties to income statement.					58%	6%
Return on Average Capital Employed (%) Consolidated earnings before interest and taxes (“EBIT”) for 2022 divided by average total assets less average current liabilities for YE22 and YE21.					200%	40%
Pre-Dividend Free Cash Flow ($ / Share) Cash flow from operations prior to dividends and excluding working capital changes, less cash CAPEX for operated D,C&E, non-operated properties and capital workovers, midstream and infrastructure and environmental. Excludes acquisitions and equity method investments.					200%	40%
Environmental and Safety(3) Dependent on achieving specific targets for each of the following metrics: flaring, water recycling, GHG emission intensity, produced liquids spills and total recordable incident rate.					50%	13%
				100%		127%
(1)	No payouts are made in respect of a performance goal under the Annual Incentive Plan unless applicable threshold performance level for such performance goal is achieved.
(2)	Performance Factor evaluated excluding expected effect of FireBird Acquisition in Q4 2022.
(3)	See the table below for details regarding Environmental, Social and Governance Performance Metrics and Company results.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE METRICS AND PERFORMANCE

ESG Metric	Formula	Performance Target	2022 Results	Commentary
Flaring Intensity	Gross mcf of flared production divided by gross mcf of natural gas production	< 1.0%	2.3%	The Company utilizes the American Exploration and Production Council (“AXPC”) definition to calculate flaring intensity. The Company has set a long-term goal of eliminating routine flaring (as defined by the World Bank) by 2025.
GHG Emission Intensity	Scope 1 GHG emissions in metric tons of CO2e divided by gross MBOE produced	< 10.7	8.0	The Company utilizes the AXPC definition to calculate GHG Emission Intensity. The Company has set a target of reducing Scope 1 GHG intensity by at least 50% from 2019 levels by 2024.
Produced Liquid Spills	Barrels of produced liquid spills not recovered divided by barrels of total produced liquids	< 0.001%	0.0019%	The Company utilizes a modified AXPC definition to account for barrels recovered as the basis for calculating spills. The Company recognizes spills as defined by AXPC, net of volume recovered from secondary containment.
Recycled Water	Percentage of water used for drilling and completions operations sourced from recycled water	> 28.0%	41.0%	The Company utilizes the AXPC definition to calculate water recycle rate. The Company has set a 2025 target of > 65%.
Total Recordable Incident Rate (Company Employees only)	Recordable incidents per 200,000 man hours recorded	≤ 0.25	0.68	The Company utilizes the same definition adopted by AXPC and the Occupational Safety and Health Administration to calculate TRIR.

After applying the weighting established by the compensation committee to each performance factor, Diamondback achieved the short-term annual incentive plan performance goals at 127% of target.

As a result, the compensation committee authorized the following NEO payouts under the Annual Incentive Plan for 2022:

2022 SHORT-TERM INCENTIVE AWARD PAYOUTS TO NAMED EXECUTIVE OFFICERS

Named Executive Officer	Base Salary as of December 31, 2022	Target Bonus Percentage as a % of Base Salary	Target Bonus Amount	Actual Incentive Bonus Award	Actual Incentive Bonus as % of Target Bonus
Travis D. Stice	$1,350,000	125%	$1,687,500	$2,143,125	127%
M. Kaes Van’t Hof	$625,000	90%	$562,500	$714,375	127%
Teresa L. Dick	$475,000	80%	$380,600	$482,600	127%
Daniel N. Wesson	$560,000	80%	$448,000	$568,960	127%
Matt Zmigrosky	$550,000	80%	$440,000	$558,800	127%

Long-Term Equity Incentive Compensation

We believe providing our NEOs the opportunity to be awarded stock and stock-based awards offers the best approach to achieving our compensation goals and aligns the interests of our executive officers with those of our stockholders. To achieve this purpose, our board of directors adopted and our stockholders approved the 2021 Amended and Restated Equity Incentive Plan (Equity Incentive Plan). The purpose of the Equity Incentive Plan is to enable us, and our affiliates, to attract and retain the services of the types of executives, employees, consultants and directors who will contribute to our long-term success and to provide incentives that will be linked directly to increases in share value that will benefit our stockholders. The Equity Incentive Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of equity awards. The terms of the Equity Incentive Plan are described in more detail below.

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2022 PERFORMANCE-BASED AND TIME-BASED AWARDS

In March 2022, the compensation committee granted our NEOs three-year performance-based restricted stock units and time-based restricted stock units, in each case under the Equity Incentive Plan, in the amounts shown below. In 2021, the Committee reduced the targeted value of the total LTI award for each NEO based on various factors, including prevailing economic and industry conditions, Company performance in 2020 and a review of market data from its independent compensation consultant, among others. As the industry rebounded and the Company’s performance improved in 2021, the committee reversed those reductions and established 2022 Target LTI awards based on a review of market data from its independent compensation consultant, Company and individual performance, and the prevailing industry environment. Consistent with the compensation committee’s focus on giving more weight to the performance component of our executive compensation, the 2022 performance-based equity award granted to each NEO represented 60% of the total 2022 LTI award, with the time-based component of such award representing 40% of the total 2022 LTI award.

	Performance-Based Restricted Stock Units(1)	PSU % of Total LTI Award	Time-Based Restricted Stock Units(2)	RSU % of Total LTI Award	Targeted Value of Total LTI Award(3)
Travis D. Stice	41,524	60%	27,683	40%	$9,000,000
M. Kaes Van’t Hof	17,302	60%	11,535	40%	$3,750,000
Teresa L. Dick	9,228	60%	6,152	40%	$2,000,000
Daniel N. Wesson	10,381	60%	6,921	40%	$2,250,000
Matt Zmigrosky	9,228	60%	6,152	40%	$2,000,000
(1)	The three-year performance-based restricted stock units are for the performance period from January 1, 2022 through December 31, 2024. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested performance-based restricted stock units at target.
(2)	Time-based restricted stock units of which one-third of the award vested on March 1, 2022, with the remaining restricted stock units vesting in two substantially equal annual installments beginning on March 1, 2023. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested time-based restricted stock units.
(3)	The aggregate number of performance-based and time-based restricted stock units for each NEO for 2022 was calculated by dividing the targeted value of the total LTI award for each NEO indicated in the table by $130.04 per share, representing the average closing price per share of our common stock on The Nasdaq Global Select Market for the five trading days immediately preceding the last trading day in February 2022, and allocated 60% to the performance-based restricted stock units and 40% to the time-based restricted stock units.

The performance-based restricted stock units are subject to the performance of our total stockholder return relative to our TSR performance peer group set forth in the table below for the applicable performance period. Additionally, the number of performance-based restricted stock units that would otherwise vest is further adjusted by the absolute TSR modifier illustrated below that reduces payouts upon negative performance period absolute TSR, and increases payouts when the annualized performance period absolute TSR is greater than 15%. No awards vest if the relative total stockholder return (prior to any adjustment required by application of the absolute TSR modifier) falls below the 25th percentile. The performance-based restricted stock units are also subject to satisfaction of continuous service requirements.

Relative Total Stockholder Return Percentile	Target Grant Vesting Percentage
<25th Percentile of Peer Group	0% of Target
Between 25th Percentile of Peer Group and up to but less than 75th Percentile of Peer Group	Straight line interpolation between 50% and 150% of Target
At or above 75th Percentile of Peer Group	200% of Target

Company Absolute Annualized Total Stockholder Return Percentage During Performance Period	Absolute TSR Modifier to be Multiplied by the Target Grant Vesting Percentage
Below 0%	75%
Between 0% and 15%	100%
Above 15%	125%

Target grant vesting percentage is expressed as a percentage of the target number of performance-based restricted stock units granted and, after being adjusted by the applicable absolute TSR modifier, may result in a settlement up to a maximum grant equal to 250% of the target number of performance-based restricted stock units granted.

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These awards were designed to incentivize our NEOs to continue to contribute to the Company’s performance at the top of its TSR performance peer group, similar to the Company’s performance in prior periods. In addition, the time-based restricted stock unit awards were designed to promote retention of our NEOs who have been pursued not only by industry competitors but also by private equity groups.

2022 TSR PERFORMANCE PEER GROUP

The 2022 TSR performance peer group, which was approved by the compensation committee and used to determine the total stockholder return percentile in the 2022 performance-based restricted stock unit awards granted in March 2022 to the NEOs, consisted of the following 11 members in addition to the Company.

APA Corporation	Marathon Oil Corporation
Continental Resources, Inc.	Ovintiv Inc.
Coterra Energy Inc.	Pioneer Natural Resources Company
Devon Energy Corporation	S&P 500 Index
EOG Resources, Inc.	SPDR S&P Oil and Gas E&P ETF Index (XOP Index)
Hess Corporation

VESTING OF 2020 PERFORMANCE-BASED AWARDS

In February 2023, the compensation committee certified the attainment of the pre-established performance goals with respect to performance-based restricted stock units granted to our NEOs in March 2020, which awards were subject to the satisfaction of certain total stockholder return performance conditions relative to our TSR performance peer group for the performance period commencing on January 1, 2020 and ending on December 31, 2022, and continuous service requirements. The compensation committee certified that, based on publicly available information:

(i)	our total stockholder return for the above-referenced performance period was in the 38.4 percentile of the TSR performance peer group resulting in a target vesting percentage of 76.8%;
(ii)	the absolute annualized total stockholder return percentage for the above-referenced performance period was 68.93%, resulting in the application of an absolute TSR modifier of 125% and a resulting vesting percentage of 96% of the target number of restricted stock units granted to the NEOs; and
(iii)	the applicable performance target and other material terms of such performance-based restricted stock unit awards were achieved at such levels for the above-referenced performance period.

As in all prior years, acquired companies were not excluded from the relative comparison during the performance period, and the total stockholder return for such companies was measured assuming the performance period ended for each such company at the announcement of the applicable acquisition.

In connection with reaching these performance goals, each of the 2020 performance-based restricted stock unit awards received by Messrs. Stice, Van’t Hof, Wesson and Zmigrosky and Ms. Dick vested at 96% of the target, resulting in the issuance of the shares of the Company’s common stock underlying the 2020 performance-based restricted stock units to these NEOs in March 2023 as follows:

Named Executive Officer	2020 Performance-Based Restricted Stock Unit Award	Vesting Percentage After Application of Absolute TSR Modifier	Actual 2020 Performance-Based Restricted Stock Units Granted
Travis D. Stice	66,714	96%	64,045
M. Kaes Van’t Hof	31,133	96%	29,888
Teresa L. Dick	17,790	96%	17,078
Daniel N. Wesson	13,343	96%	12,809
Matt Zmigrosky	14,232	96%	13,663

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Conversion of 2019 Rattler Phantom Unit Awards into Restricted Stock Unit Awards

In August 2022, Diamondback completed the Rattler Merger by acquiring all of the publicly held common units representing limited partner interests in Rattler not already owned by Diamondback or its subsidiaries. The transaction did not constitute a change of control under the Rattler Long Term Incentive Plan or any awards made thereunder. In connection with the transaction, each Rattler Phantom Unit outstanding prior to the effective time of the merger was converted into a Diamondback time-based restricted stock unit award, as adjusted by the exchange ratio, with such Diamondback time-based restricted stock unit otherwise maintaining the same terms and conditions as were applicable to the corresponding Rattler Phantom Unit. However, each Diamondback NEO agreed to amend the terms of the Diamondback time-based restricted stock unit received by such NEO in exchange for such Rattler Phantom Units to replace all single trigger change of control provisions with double trigger change of control provisions that are consistent with awards made to such NEOs under the Equity Incentive Plan. As such, no outstanding Diamondback equity award held by an NEO contains any single trigger change of control provisions.

— OTHER SIGNIFICANT COMPENSATION AND BENEFIT PLANS, POLICIES AND PRACTICES

Senior Management Severance Plan

Effective February 20, 2020, we adopted the Diamondback Energy, Inc. Senior Management Severance Plan, which was amended and restated effective February 21, 2022 (as so amended and restated, the severance plan), to provide for adjustments to severance benefits in connection with certain executive promotions and related title changes, and we entered into a participation agreement thereunder with each of our NEOs. Pursuant to the participation agreements, the benefits under the severance plan replace any prior employment agreement with each of our NEOs. The severance plan also covers other eligible executives who are selected to participate and replaces any employment agreement they may have had. The severance plan provides a uniform framework for certain severance and change in control benefits that are consistent with market practices and is described in more detail below.

Payments and Benefits Unrelated to a Change in Control

In the event that the employment of a participating executive is terminated by us other than for “cause” (and not by reason of death or disability) or if the participant terminates his or her employment for “good reason” (in each case as defined in the severance plan), in addition to any accrued but unpaid base salary or unreimbursed business expenses payable in accordance with the requirements of applicable law, the participant is entitled to receive severance benefits consisting of:

(i)	an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan or any successor annual cash incentive plan or program;
(ii)	a multiple of base salary continuation for a specified number of months (2x for 24 months for the Chief Executive Officer, 1x for 21 months for the President, 1x for 18 months for Executive Vice Presidents, 1x for 15 months for Senior Vice Presidents and 1x for 12 months for Vice Presidents);
(iii)	a pro-rated target annual cash bonus for the year of termination (based on the number of days employed during the year of termination);
(iv)	reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage; and
(v)	the vesting or forfeiture, as applicable, of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement. Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and are consistent with prior public disclosure that require each equity award granted to Mr. Stice to become 100% vested upon an eligible termination, and in the case of outstanding performance-based equity awards to vest at the maximum level under the equity award agreement, and be settled within ten business days.

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Severance Benefits Related to a Change in Control

In the event that employment of a participant is terminated by us other than for “cause” (and not by reason of death or disability) or if the participant terminates his or her employment for “good reason,” in either case within the two year period (protection period) immediately following the consummation of a change in control (as defined in the severance plan), the participant will be entitled to the benefits described above, except that the salary continuation described in clause (ii) will be replaced by a lump sum cash payment equal to a multiple of the participant’s base salary plus such participant’s average bonus for the preceding three years (3.0x for the Chief Executive Officer, 2.75x for the President, 2.5x for Executive Vice-Presidents, 2.25x for Senior Vice-Presidents and 2.0x for Vice-Presidents).

Severance Benefits Related to Death or Disability

The severance plan also provides the same benefits described in clauses (i), (ii), (iii) and (v) (but not clause (iv)) in the event that a participant dies or becomes disabled (as defined in the severance plan) while employed by us. Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and are consistent with prior public disclosure that require the Company to pay 100% of the premiums to continue the group health plan continuation coverage under COBRA for Mr. Stice (in the event of his disability) and his spouse’s and any of his eligible dependents (in the event of his death or disability).

Release and Restrictive Covenants

The payment of any benefits under the severance plan is conditioned on the participant’s (or if applicable, the participant’s personal representative’s or estate’s) execution of a waiver and general release of claims. The severance plan also includes certain covenants restricting (i) competition with Diamondback and its subsidiaries, (ii) solicitation or hire of employees or agents of Diamondback and its subsidiaries and (iii) interference with business relationships of Diamondback and its subsidiaries with third parties, which covenants apply, in each case, during the period of the participant’s employment with the Company and for a period of one year (or such shorter period described below) following termination of employment (collectively, the restricted period). If a participating executive terminates employment on a basis that is not eligible for severance benefits, the Company can elect to apply these restrictive covenants for a monthly period selected by the Company not to exceed 12 months and receive a waiver and release by payment of an amount equal to one-twelfth of the participant’s annualized base salary plus target annual bonus for each month the restrictive covenants will apply, and such amount will be paid on a pro-rated basis on a regularly scheduled payroll date during such restricted period following the termination date. Notwithstanding the foregoing restrictions, in the event the participant’s employment is terminated by the Company without cause or by the participant for good reason during the protection period or due to the participant’s death or disability, the restrictions on competition with Diamondback and its subsidiaries and on interference with their business relationships with third parties will end on the date of such participant’s termination of employment.

We believe that these severance benefits provide the same type of income transition protections that were provided to our executives under their prior employment agreements, offer letters or similar agreements. The severance plan’s provisions are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. We believe that the enhanced severance benefits resulting from terminations related to a change in control transaction are in the interest of our stockholders because they provide an incentive for executives to continue to help successfully execute such a transaction from its early stages through consummation. We also believe that these benefits provide important protection to our NEOs, are consistent with the prior employment protections and the practices of peer group companies and are appropriate for the attraction and retention of executive talent.

Benefits and Perquisites

Consistent with our compensation philosophy, our compensation committee provides benefits to our executives that are substantially the same as those currently being offered to our other employees, including health insurance, life and disability insurance and a 401(k) plan.

Under our 401(k) Plan, all employees and officers are eligible to participate and may elect to defer a portion of their compensation up to the statutorily prescribed limit. Each pay period we make a matching contribution to each employee’s deferral, not to exceed 10 percent of compensation. An employee’s interests in his or her deferrals and our matching contributions are, in each case, 100% vested when contributed. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code (Code). As such, matching contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan, and all timely made contributions are deductible by us for the year in which they are allocable.

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The Company purchases a certain number of hours of flight time through a private charter aircraft company. These hours are made available for business use to our executive officers and employees in accordance with the Company’s Aircraft Use Policy. The Company’s Aircraft Use Policy does not permit employees, including executive officers, to use these hours for personal use. In limited occasions when a personal guest accompanies an employee on a business-related flight, the Company follows the Internal Revenue Service rules and, where required, will impute income to the employee based on applicable Standard Industry Fare Level rates.

The Company covers the cost of a comprehensive annual physical for its NEOs.

Clawback Policy

The Company has adopted a “clawback” policy to allow the Company to recoup paid incentive based compensation from executive officers in the event the Company is required to restate its reported financial or operating results as a result of a covered executive’s misconduct or gross negligence. The amount of compensation recouped would be that which the executive would not have received if the financial statements had been properly reported at the time of first public release or filing with the SEC. All incentive compensation (cash and equity) is covered by the policy. In October 2022, the SEC adopted new Rule 10D-1 under the Exchange Act, which requires national securities exchanges, including Nasdaq, to establish listing standards relating to executive officer incentive compensation clawback and disclosure rules. The Company intends to monitor the development of Nasdaq’s final listing standards and will amend its existing clawback policy, as appropriate, in accordance with requirements of Nasdaq’s final listing standards.

Anti-Hedging and Anti-Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also strongly discourage all other employees from engaging in hedging activities in our stock. Any such transaction requires notice and pre-approval, and will only be considered with a valid justification. We also have a policy prohibiting our directors, executive officers and certain other designated employees from pledging our securities as collateral for a loan.

Stock Ownership and Retention Guidelines for Non-Employee Directors and Executive Officers

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors and executive officers who are classified as Vice President and above. These guidelines were adopted to encourage our non-employee directors and executives to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ and executives’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.

Under the stock ownership and retention guidelines, each of our non-employee directors must own an amount of our common stock equal in value to a multiple of the base annual retainer and our executive officers must own an amount of our common stock equal in value to a multiple of his or her annual base salary, as set forth in the table below.

Position	Multiple of Base Annual Retainer/Annual Base Salary Required
Non-Employee Directors	5x
Chief Executive Officer(1)	6x
President(2)	4x
Executive Vice Presidents	3x
Senior Vice Presidents and Vice Presidents	2x
(1)	In February 2022, the Company’s board of directors approved an amendment to the stock ownership and retention guidelines to increase the multiple of the annual base salary of the Chief Executive Officer from 5x to 6x.
(2)	In February 2022, the Company’s board of directors approved an amendment to the stock ownership and retention guidelines to include a requirement for the President to hold an amount of our common stock equal in value to a 4x multiple of such President’s annual base salary.

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As of December 31, 2022, the table below provides the minimum value of stock that each of our NEOs who currently serve as our executive officers must retain under our stock ownership and retention guidelines.

	2022 Base Salary	Multiple of Annual Base Salary Required	Minimum Value of Stock Required to Retain
Travis D. Stice(1)	$1,350,000	6x	$8,100,000
M. Kaes Van’t Hof(2)	$625,000	4x	$2,500,000
Teresa L. Dick	$475,000	3x	$1,425,000
Daniel N. Wesson	$560,000	3x	$1,680,000
Matt Zmigrosky	$550,000	3x	$1,650,000
(1)	Effective February 21, 2022, Mr. Stice is required to hold a 6x multiple of his annual base salary subject to the compliance transition period under the stock ownership and retention guidelines. Although there is a compliance transition period for this increased requirement, Mr. Stice was in compliance with the updated guidelines as of December 31, 2022.
(2)	Effective February 21, 2022, Mr. Van’t Hof is required to hold a 4x multiple of his annual base salary subject to the compliance transition period under the stock ownership and retention guidelines. Although there is a compliance transition period for this increased requirement, Mr. Van’t Hof was in compliance with the updated guidelines as of December 31, 2022.

The compensation committee reviews compliance with the stock ownership and retention guidelines on an annual basis. As of December 31, 2022, all NEOs were in compliance with the stock ownership and retention guidelines.

Any participant who acquires shares of our common stock via the exercise of options or the vesting of restricted stock that is granted after the effective date of the guidelines, must retain 50% of the net shares acquired until the earlier of (i) the date such participant is determined to be in full compliance with the guidelines and (ii) the date such individual ceases to be a participant subject to the guidelines. Once the ownership requirement is met, the participant must continue to maintain the value amount in accordance with the guidelines.

Any participant subject to the guidelines who is not in compliance with the applicable guideline (subject to any compliance transition period) may be required to retain up to 100% of the net shares of our common stock acquired via the exercise of options or the vesting of restricted awards granted under our equity incentive programs until the applicable guideline has been met.

Participants generally are given a five-year transition period to come into full compliance with the guidelines. Participants are expected to make steady progress towards meeting the ownership levels specified in the guidelines with any stock awards or stock purchases made on or after the effective date of the guidelines. If an individual becomes subject to a greater ownership amount, due to a promotion, an increase in base salary or an increase in the base retainer, as applicable, the individual is expected to meet the higher ownership amount by the latest to occur of (i) the end of the original period; (ii) three years from the effective date of the promotion, increase in base salary or increase in base retainer, as applicable; and (iii) such date as may be specified by the compensation committee. The compensation committee will evaluate whether exceptions should be made for any participant who, due to his or her unique financial circumstances, would incur a hardship by complying with the guidelines.

“Net shares” means the net number of shares received by the executive upon settlement after taking into account the sale or withholding of shares to pay any applicable taxes and/or option exercise price.

In addition to shares held outright, shares held directly or indirectly in trust, shares held by immediate family members residing in the same household, shares held in qualified plans (e.g., in a 401(k) plan), vested shares held in non-qualified plans, and unvested restricted stock subject to time-based (but not performance-based) vesting are all counted toward satisfaction of the ownership requirement. Restricted stock units that have vested, but not yet settled, shall be included as long as they do not remain subject to achievement of any performance goals. Stock options (whether vested or unvested) and unvested performance-based awards are not counted as shares owned for the purpose of calculating stock ownership under the guidelines.

Annual Incentive Plan

In February 2021, the compensation committee of our board of directors adopted the Executive Annual Incentive Compensation Plan (Annual Incentive Plan), replacing our prior 2014 Executive Annual Incentive Compensation Plan. The purpose of the Annual Incentive Plan is to provide an incentive to our executive officers and other selected employees to contribute to the growth, profitability and increased value of the Company. The Annual Incentive Plan is designed to focus on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals (performance targets). The payout opportunity varies for performance above and below the pre-established target performance levels. Performance factors for each award under the Annual Incentive Plan include criteria and objectives determined by the plan administrator used to measure the performance targets during the applicable performance period as a condition to the participant’s receipt of payment with respect to an award.

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Plan Administration

The compensation committee serves as the plan administrator, with the authority, in its sole discretion, subject to the provisions of the Annual Incentive Plan to, among other things, grant awards, select participants, determine the terms, conditions, restrictions and performance criteria, including the performance factors and performance targets, relating to each award, the circumstances under which an award may be settled, cancelled, forfeited or surrendered and specify and make adjustments to the performance targets, including in recognition of unusual or non-recurring events effecting the Company or the financial statements of the Company or in response to changes in applicable laws, regulations or accounting principles.

With respect to each annual performance period, the compensation committee specifies the performance factors and the performance targets applicable to each award. Performance targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the award will be paid as well as a maximum level of performance above which no additional award will be paid.

Performance Factors

The performance factors may include certain operational, financial, reserve, capital efficiency, cash flow measurements, working capital and components thereof, return on equity or average stockholders’ equity, return on assets, market share, stock price, earnings per share, earnings from continued operations, credit ratings, ESG factors and other criteria selected by the plan administrator. These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory or any combination thereof.

Awards

All payments in respect of awards granted under the Annual Incentive Plan are made in cash, paid within a reasonable period after the end of the performance period and designed not to be deferred compensation within the meaning of Section 409 of the Internal Revenue Code (Code).

Termination of Employment

Unless otherwise provided by the compensation committee in connection with a specific termination of employment, if the employment of an NEO or other participant terminates for any reason prior to the payment of any award for any reason other than death or disability, no award will be payable to such participant for that performance period.

Change in Control Transactions

In the event of a change in control, as such term is defined in the Annual Incentive Plan, each NEO or other participant will be paid the target award amount (the mid-point of any specified range of potential award payment amounts or performance targets), based on the assumption that the performance target was attained at the target level for the entire performance period, payable within a specified period following the consummation of the change in control transaction.

Equity Incentive Plan

On April 6, 2021, our board of directors unanimously adopted, subject to stockholder approval, our 2021 Amended and Restated Equity Incentive Plan, amending and restating our 2019 Amended and Restated Equity Incentive Plan. On June 3, 2021, our stockholders approved the 2021 Amended and Restated Equity Incentive Plan, which, as so amended and restated, is referred to as the Equity Incentive Plan.

The Equity Incentive Plan became effective as of April 6, 2021, the date adopted by the compensation committee of our board of directors, and will remain in effect until April 6, 2031, unless otherwise terminated earlier by the board of directors.

Plan Administration

The Equity Incentive Plan is administered by the compensation committee of our board of directors. Among other responsibilities, the compensation committee selects individuals to receive awards, establishes the terms of awards, and takes whatever action it determines to be necessary or advisable in administering the Equity Incentive Plan. Our board of directors may amend, suspend or terminate the Equity Incentive Plan at any time, and the compensation committee may amend outstanding awards at any time. Amendments to the Equity Incentive Plan or awards will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements, and in the event any amendment may impair the rights of any participant, such participant must consent in writing.

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The compensation committee may grant awards under the Equity Incentive Plan to employees, consultants and directors of our Company and its affiliates; however, incentive stock options may be granted only to employees of our Company and its subsidiary corporations. Consultants do not receive awards pursuant to our current equity compensation program.

Share Reserve

Subject to adjustments for certain changes in corporate capitalization, the maximum number of shares of common stock authorized for issuance under awards granted under the Equity Incentive Plan (the “share reserve”) is 11,750,000 shares. All such shares are available for incentive stock options. Shares covered by awards that expire or otherwise terminate without having been exercised in full or that are forfeited or repurchased by us will again be available for future awards under the Equity Incentive Plan. However, shares used or withheld to satisfy the exercise price or tax withholding obligations will be counted against the share reserve and not be available for future awards under the Equity Incentive Plan. Additionally, awards settled in cash instead of shares are counted against the maximum share reserve in the same manner as if they were settled in shares of common stock.

Limitations on Awards

No participant may receive awards under the Equity Incentive Plan covering more than 1,000,000 shares in the aggregate during any calendar year. In addition, each non-employee director’s total annual compensation, including awards under the Equity Incentive Plan and cash paid under the Equity Incentive Plan or otherwise, is limited to $500,000.

Types of Awards under the Equity Incentive Plan

STOCK OPTIONS

The compensation committee may grant incentive stock options intended to comply with Section 422 of the Code or “nonstatutory” stock options that are not intended to qualify as incentive stock options. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options.

RESTRICTED AWARDS

Restricted awards may be in the form of restricted stock awards or restricted stock units. A restricted stock award consists of shares of our common stock that generally are non-transferable and subject to forfeiture or other restrictions imposed by the compensation committee.

PERFORMANCE AWARDS

Performance awards entitle the recipient to vest in or acquire shares of common stock or in the right to receive a specified number of shares of common stock, a cash payment equal to the fair market value of a specified number of shares as of a specified date, or a combination of shares and cash, upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the Equity Incentive Plan.

Performance goals are established by the compensation committee based on one or more business criteria that apply to the participant, a business unit, or us and our affiliates. Performance goals may be objective or subjective and established before 25% of the service period has elapsed, and in any event not later than 90 days after the beginning of the service period. Performance awards are non-transferable and generally terminate on a participant’s termination of service during the service period.

STOCK APPRECIATION RIGHTS

Stock appreciation rights may be granted independent of or in tandem with any option under the Equity Incentive Plan.

CAPITALIZATION ADJUSTMENTS

In the event of certain corporate events or changes in our common stock, the compensation committee will proportionally adjust awards, the number and class of shares available under the Equity Incentive Plan and the maximum number of shares that may be granted under awards to any participant in a calendar year as it determines to be appropriate.

CHANGE IN CONTROL AND OTHER CORPORATE TRANSACTIONS

In the event of a change in control transaction or other corporate transaction such as a dissolution or liquidation of our Company, or any corporate separation or division, the Equity Incentive Plan provides that all outstanding awards under the Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the compensation committee. If an award would be cancelled without payment of consideration to the extent vested, the participant may exercise the award in full or in part for a period of ten days.

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TAX WITHHOLDING

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy any taxes required by law or regulation to be withheld with respect to any award under the Equity Incentive Plan. This includes the authority to withhold or receive shares of common stock and to make cash payments or require participants to make cash payments in satisfaction of participant tax obligations.

CLAWBACK OR RECOUPMENT

Awards granted under the Equity Incentive Plan are subject to the Company’s clawback policy, which allows us to recoup paid compensation from current and former executive officers in the event of a material financial statement restatement if the executive’s intentional misconduct caused, in whole or in part, the restatement.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long-term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance.
•	We believe that annual base salaries for our NEOs do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our compensation peer group companies. The base salary represents a portion of our NEOs’ overall compensation potential and is balanced by the other elements of their overall compensation potential, which are tied to both performance and long-term service.
•	Our annual incentive bonuses are designed to award achievement of short-term performance-driven results. The payment and amounts of the 2022 annual incentive bonuses were based, in part, upon meeting of certain performance criteria and targets established by the compensation committee for 2022, as disclosed in more detail above. We believe the performance criteria and applicable targets were set at meaningful levels and do not encourage excessive risk taking. We also believe that performance criteria and targets established by the compensation committee for 2023 were similarly designed to encourage performance, but not excessive risk taking.
•	Restricted stock units granted to our NEOs are subject to performance-based and time-based provisions. We award restricted stock units to promote performance and ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that a mixture of performance-based and time-based equity awards represent a balanced approach to long-term equity compensation and do not encourage excessive risk taking that may be associated with the compensation approach focused solely on equity awards that vest strictly based on achieving certain targets. We also believe that the weight given by our compensation committee to performance-based equity awards, as compared to time-based equity awards, provide incentive to our NEOs to take appropriate amount of risk to drive the Company’s performance and enhance stockholder value.
•	Our NEOs are entitled to certain benefits that are payable upon the occurrence of their termination without “cause,” resignation for “good reason” or certain change in control transactions. See “Potential Payments upon Termination, Resignation or Change of Control for Fiscal Year 2022” and “Other Significant Compensation and Benefit Plans, Policies and Practices—Senior Management Severance Plan” for more information.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

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— COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Stephanie K. Mains, Chairperson
Michael P. Cross
David L. Houston
Mark L. Plaumann
Melanie M. Trent
Frank D. Tsuru

— COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of our board of directors currently consists of Stephanie K. Mains, Michael P. Cross, David L. Houston, Mark L. Plaumann, Melanie M. Trent and Frank D. Tsuru, and immediately following Mr. Cross’ retirement as a director and committee member at this Annual Meeting, will consist of Ms. Mains, Mr. Houston, Mr. Plaumann, Ms. Trent and Mr. Tsuru, assuming these directors are re-elected at this Annual Meeting. No member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has or had one or more executive officers serving as member of our board of directors or compensation committee.

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COMPENSATION TABLES

— SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer, and our three other highest paid executive officers during 2022, each identified as our NEO, for the fiscal years presented below, as applicable.

			Stock Awards($)(1)		Non-Equity Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Performance- based(2)	Time Vested(3)	Compensation ($)(4)	Compensation ($)(5)(6)	Total ($)(7)(8)
Travis D. Stice Chief Executive Officer	2022	$1,333,333	$9,846,586	$3,787,865	$2,143,125	$41,561	$17,152,470
	2021	$1,250,000	$6,782,093	$2,541,196	$2,921,875	$33,964	$13,529,128
	2020	$1,250,000	$4,549,228	$2,757,512	$1,562,500	$33,231	$10,152,471
M. Kaes Van’t Hof President and Chief Financial Officer	2022	$607,500	$4,102,823	$1,578,334	$714,375	$32,386	$7,035,418
	2021	$520,000	$3,560,638	$1,334,130	$875,160	$30,886	$6,320,814
	2020	$520,000	$2,122,959	$1,286,872	$468,000	$30,332	$4,428,163
Teresa L. Dick Executive Vice President, Chief Accounting Officer and Assistant Secretary	2022	$470,333	$2,188,236	$841,778	$482,600	$33,142	$4,016,089
	2021	$447,000	$2,034,575	$762,381	$668,712	$31,642	$3,944,310
	2020	$447,000	$1,213,100	$735,320	$357,600	$31,142	$2,784,162
Daniel N. Wesson Executive Vice President and Chief Operating Officer	2022	$541,667	$2,461,647	$947,000	$568,960	$32,386	$4,551,660
	2021	$450,000	$1,525,932	$571,749	$673,200	$30,886	$3,251,767
	2020	$434,616	$909,859	$551,490	$360,000	$30,386	$2,286,351
Matt Zmigrosky Executive Vice President, Chief Legal and Administrative Officer and Secretary	2022	$545,000	$2,188,236	$841,778	$558,800	$32,440	$4,166,254
	2021	$520,000	$1,627,765	$609,905	$777,920	$30,940	$3,566,530
	2020	$496,923	$970,480	$588,256	$416,000	$27,488	$2,499,147
(1)	The amounts shown in the above table under Stock Awards reflect the grant date fair value of restricted stock units and/or phantom units granted in 2022, 2021 and 2020, respectively, determined in accordance with FASB ASC Topic 718. Dividend equivalent rights were factored into the grant date fair value amounts reported in the above table. Time-vested phantom units granted in 2022 exclude the phantom units granted under the Equity Incentive Plan on August 24, 2022 in connection with the conversion of the unvested Rattler phantom unit awards in the Rattler Merger (which restricted stock units are scheduled to vest in two remaining substantially equal annual installments beginning on May 28, 2023 and are subject to continuous service requirements). See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K, filed with the SEC on February 23, 2023, regarding assumptions underlying valuations of equity awards for 2022, 2021 and 2020. Details regarding equity awards that were outstanding at December 31, 2022 can be found in the tables entitled “Outstanding Equity Awards at Fiscal 2022 Year-End under Diamondback’s Equity Incentive Plan,” and “Outstanding Equity Awards under the Viper LTIP at Fiscal 2022 Year-End.”
(2)	Represents the grant date fair value (calculated as discussed in Note 1 above) of the performance-based restricted stock units for each NEO granted under Diamondback’s Equity Incentive Plan for the applicable performance period, subject to the Company’s attainment of certain pre-established performance targets and the NEO’s continuous employment. The Company utilized a Monte Carlo simulation to value the performance-based restricted stock units granted in 2022 based on the probable performance outcome for the target amount of units on the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period. Actual payouts for the performance-based restricted stock units granted in 2022 can range from zero percent up to a maximum equal to 250% of the target number of performance-based restricted stock units granted. If the maximum number of performance-based restricted stock units and the Company’s share price of $136.83 on the grant date is used to determine the value of the performance restricted stock awards granted in 2022 rather than the probable number of shares, the maximum performance-based award values would be $14,204,322 for Mr. Stice, $5,918,582 for Mr. Van’t Hof, $3,156,668 for Ms. Dick, $3,551,081 for Mr. Wesson, and $3,156,668 for Mr. Zmigrosky.
(3)	The aggregate grant date fair values for 2022, 2021 and 2020 for each NEO are attributable to the time-based restricted stock units granted to such NEO under Diamondback’s Equity Incentive Plan on March 1, 2022, March 1, 2021 and March 1, 2020, respectively, in each case vesting in three substantially equal annual installments beginning on the date of grant.
(4)	The amounts shown reflect performance-based annual incentive bonuses granted under the Executive Annual Incentive Compensation Plan.

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(5)	The following provides a detailed breakdown of the amounts for 2022 under “All Other Compensation” in the Summary Compensation Table:

Name	Contributions to 401(k) Plan ($)	Life and Medical Insurance Premiums ($)	Executive Physical Reimbursement ($)	Total ($)
Mr. Stice	30,500	4,964	6,097	41,561
Mr. Van’t Hof	30,500	1,886		32,386
Ms. Dick	30,500	2,642		33,142
Mr. Wesson	30,500	1,886		32,386
Mr. Zmigrosky	30,500	1,940		32,440
(6)	For 2020 and 2021, amounts under “All Other Compensation” in the Summary Compensation Table were adjusted to remove amounts associated with the incorrect reporting of dividend equivalents with respect to restricted stock units.
(7)	Certain of our NEOs also performed services as executive officers and/or directors of the general partner of Viper, our publicly traded subsidiary, as set forth in more detail in their respective biographies above, and their time was allocated between managing our business and managing the business of Viper. During 2022, 2021 and 2020, no specific allocations were made by Viper for our executive officers’ services to Viper.
(8)	During 2022, 2021 and 2020, Mr. Stice, Mr. Van’t Hof, Ms. Dick and Mr. Zmigrosky also performed services as executive officers and/or directors of the general partner of Rattler, which was our publicly traded subsidiary until the Rattler Merger completed on August 24, 2022, and their time was allocated between managing our business and managing the business of Rattler. In accordance with the terms of Rattler’s limited partnership agreement, in 2022, 2021 and 2020, we were reimbursed for compensation related expenses attributable to the portion of the executive’s time allocated to providing services to Rattler.

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— 2022 GRANTS OF PLAN-BASED AWARDS UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (3)(4) (#)	of Stock and Option Awards(5)
Travis D. Stice	3/1/2022	$843,750	$1,687,500	$3,375,000
	3/1/2022				20,762	41,524	103,810		$9,846,586
	3/1/2022							27,683	$3,787,865
M. Kaes Van’t Hof	3/1/2022	$281,250	$562,500	$1,125,000
	3/1/2022				8,651	17,302	43,255		$4,102,823
	3/1/2022							11,535	$1,578,334
Teresa L. Dick	3/1/2022	$190,000	$380,000	$760,000
	3/1/2022				4,614	9,228	23,070		$2,188,236
	3/1/2022							6,152	$841,778
Daniel N. Wesson	3/1/2022	$224,000	$448,000	$896,000
	3/1/2022				5,191	10,381	25,953		$2,461,647
	3/1/2022							6,921	$947,000
Matt Zmigrosky	3/1/2022	$220,000	$440,000	$880,000
	3/1/2022				4,614	9,228	23,070		$2,188,236
	3/1/2022							6,152	$841,778
(1)	Reflects performance-based annual incentive cash bonuses granted under the Annual Incentive Plan for 2022. No non-equity incentive plan awards are paid under the Annual Incentive Plan for performance below the pre-determined thresholds.
(2)	For each NEO, these amounts represent the performance-based restricted stock units granted under the Equity Incentive Plan, which awards are subject to the satisfaction of certain relative TSR performance conditions compared to the Company’s TSR performance peer group for the three-year performance period commencing on January 1, 2022 and ending on December 31, 2024, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the five trading days ending with the last day of the performance period compared to the average stock price for the five trading days ending immediately prior to the beginning of the performance period; by (2) the average stock price for the five trading days ending immediately prior to the beginning of the performance period. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.
(3)	Represents the time-based restricted stock units granted to each NEO under the Equity Incentive Plan on March 1, 2022, vesting in three equal annual installments beginning on the date of grant. All of these awards are subject to continuous service requirements.
(4)	Excludes time-based restricted stock units under the Equity Incentive Plan that replaced Rattler phantom units granted under the Rattler LTIP in 2019 and, as described in “Compensation Discussion and Analysis,” converted into the Company’s restricted stock units under the Equity Incentive Plan on August 24, 2022 in connection with the Rattler Merger. Such restricted stock units will continue to vest on the same vesting schedule as the previously-granted Rattler phantom units (in two remaining substantially equal annual installments beginning on May 28, 2023, subject to continuous service requirements).
(5)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K, filed with the SEC on February 23, 2023, regarding assumptions underlying valuations of equity awards for 2022.

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— 2022 GRANTS OF PLAN-BASED AWARDS UNDER THE VIPER LTIP AND RATTLER LTIP

No awards were made to our NEOs by Viper or Rattler during the year ended December 31, 2022 under the Viper LTIP or Rattler LTIP. Viper’s common units are listed on the NASDAQ Global Select Market under the symbol “VNOM.” Following the Rattler Merger completed on August 24, 2022, Rattler’s common units are no longer traded on The NASDAQ Global Select Market and Rattler is our wholly-owned subsidiary.

— OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

The following table provides information concerning equity awards outstanding for our NEOs at December 31, 2022 under Diamondback’s Equity Incentive Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Travis D. Stice				66,714	(3)	$9,125,141
	11,499	(2)	$1,572,833	51,748	(4)	$7,078,091
	18,455	(2)	$2,524,275	41,524	(5)	$5,679,653
	5,166	(14)	$706,605
M. Kaes Van’t Hof				31,133	(3)	$4,258,372
	6,037	(6)	$825,741	27,168	(4)	$3,716,039
	7,690	(6)	$1,051,838	17,302	(5)	$2,366,568
	8,790	(7)	$1,202,296
	13,183	(8)	$1,803,171
	51,658	(14)	$7,065,781
Teresa L. Dick				17,790	(3)	$2,433,316
	3,450	(9)	$471,891	15,524	(4)	$2,123,373
	4,101	(9)	$560,935	9,228	(5)	$1,262,206
	2,583	(14)	$353,303
Daniel N. Wesson	2,587	(10)	$353,850	13,343	(4)	$1,825,056
	4,614	(10)	$631,103	11,643	(5)	$1,592,530
	6,595	(11)	$902,064	10,381	(12)	$1,419,913
	9,887	(12)	$1,352,344
	12,915	(14)	$1,766,514
Matt Zmigrosky				14,232	(3)	$1,946,653
	2,760	(13)	$377,513	12,420	(4)	$1,698,808
	4,101	(13)	$560,935	9,228	(5)	$1,262,206
	1,034	(14)	$141,431
(1)	Market value of shares or units that have not vested is based on the closing price of $136.78 per share of our common stock on the Nasdaq Global Select Market on December 30, 2022, which is the last trading day of 2022.
(2)	The 11,499 restricted stock units vested on March 1, 2023 and, of the 18,455 restricted stock units, 9,228 vested on March 1, 2023 and the remaining 9,227 will vest on March 1, 2024.

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(3)	Reflects the target number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2020 and ending on December 31, 2022. All of these performance-based restricted stock units vested as of December 31, 2022 at 96% of target upon certification by the compensation committee of attainment of the applicable performance conditions and settlement of these units on February 6, 2023.
(4)	Reflects the target number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2021 and ending on December 31, 2023, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the five trading days ending with the last day of the performance period compared to the average stock price for the five trading days ending immediately prior to the beginning of the performance period; by (2) the average stock price for the five trading days ending immediately prior to the beginning of the performance period. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.
(5)	Reflects the target number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2022 and ending on December 31, 2024, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the five trading days ending with the last day of the performance period compared to the average stock price for the five trading days ending immediately prior to the beginning of the performance period; by (2) the average stock price for the five trading days ending immediately prior to the beginning of the performance period. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.
(6)	The 6,037 restricted stock units vested on March 1, 2023 and, of the 7,690 restricted stock units, 3,845 vested on March 1, 2023 and the remaining 3,845 will vest on March 1, 2024.
(7)	These time-based restricted stock units were granted to Mr. Van’t Hof on March 1, 2019 under the Equity Incentive Plan as part of a one-time retention award and will vest in five substantially equal annual installments beginning on March 1, 2025.
(8)	Reflects the actual number of performance-based restricted stock units granted. These performance-based restricted stock units were granted to Mr. Van’t Hof under the Equity Incentive Plan as part of a one-time retention award subject to the satisfaction of certain relative TSR conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021, as certified by the compensation committee, and continuous service requirements, vesting and settling in five substantially equal annual installments beginning on March 1, 2025. Upon the satisfaction of the performance criteria, all of these performance-based restricted stock units were converted to time-based restricted stock units as of December 31, 2021 with the number of shares determined based on achieving 100% of target upon certification by the compensation committee of attainment of the applicable performance conditions on February 21, 2022.
(9)	The 3,450 restricted stock units vested on March 1, 2023 and, of the 4,101 restricted stock units 2,051 vested on March 1, 2023 and the remaining 2,050 will vest on March 1, 2024.
(10)	The 2,587 restricted stock units vested on March 1, 2023 and, of the 4,614 restricted stock units, 2,307 vested on March 1, 2023 and the remaining 2,307 will vest on March 1, 2024.
(11)	These time-based restricted stock units were granted to Mr. Wesson on March 1, 2019 under the Equity Incentive Plan as part of a one-time retention award and will vest in five substantially equal annual installments beginning on March 1, 2025.
(12)	Reflects the actual number of performance-based restricted stock units granted. These performance-based restricted stock units were granted to Mr. Wesson under the Equity Incentive Plan as part of a one-time retention award subject to the satisfaction of certain relative TSR conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021, as certified by the compensation committee, and continuous service requirements, vesting and settling in five substantially equal annual installments beginning on March 1, 2025. Upon the satisfaction of performance criteria, all of these performance-based restricted stock units were converted to time-based restricted stock units as of December 31, 2021 with the number of shares determined based on achieving 100% of target upon certification by the compensation committee of attainment of the applicable performance conditions on February 21, 2022.
(13)	The 2,760 restricted stock units vested on March 1, 2023 and, of the 4,101 restricted stock units, 2,051 vested on March 1, 2023 and the remaining 2,050 will vest on March 1, 2024.
(14)	These time-based restricted stock units were granted to Messrs. Stice, Van’t Hof, Wesson, Zmigrosky and Ms. Dick on August 24, 2022 upon the conversion of the previously-granted Rattler phantom units in connection with the Rattler Merger and will continue to vest on the same vesting schedule as such Rattler phantom units (in two remaining substantially equal annual installments beginning on May 28, 2023, subject to continuous service requirements).

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— OUTSTANDING EQUITY AWARDS UNDER THE VIPER LTIP AND RATTLER LTIP AT FISCAL 2022 YEAR-END

No equity awards under the Viper LTIP were outstanding for any of our NEOs at December 31, 2022. In connection with the Rattler Merger completed on August 24, 2022, all unvested equity awards then-held by our NEOs under the Rattler LTIP were converted into our restricted stock units under Diamondback’s Equity Incentive Plan. As a result, no equity awards under the Rattler LTIP were outstanding for any of our NEOs at December 31, 2022.

— STOCK VESTED DURING FISCAL YEAR 2022 UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

The following table provides certain information for the NEOs with respect to the number of shares acquired upon the vesting of restricted stock awards under Diamondback’s Equity Incentive Plan during 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Travis D. Stice	84,989	$11,736,981
M. Kaes Van’t Hof	39,870	$5,506,047
Teresa L. Dick	22,637	$3,126,170
Daniel N. Wesson	13,791	$1,904,537
Matt Zmigrosky	18,519	$2,557,474
(1)	Value realized on vesting is based on the closing price per share of our common stock on the day prior to the vesting date on the Nasdaq Global Select Market. If the Nasdaq Global Select Market was closed on the day prior to the vesting date, the calculation was made using the opening price on the next day on which the market was open.

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— PHANTOM UNITS VESTED UNDER THE VIPER LTIP DURING FISCAL YEAR 2022

No phantom units vested for our NEOs under the Viper LTIP during the year ended December 31, 2022.

— PHANTOM UNITS VESTED UNDER THE RATTLER LTIP DURING FISCAL YEAR 2022

The following table provides certain information for the NEOs with respect to the number of units acquired upon the vesting of phantom unit awards under the Rattler LTIP during 2022 prior to the Rattler Merger and the conversion of outstanding phantom units into time-based restricted stock units.

	Phantom Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Travis D. Stice	22,857	$392,455
M. Kaes Van’t Hof	228,572	$3,924,581
Teresa L. Dick	11,428	$196,219
Daniel N. Wesson	57,143	$981,145
Matt Zmigrosky	4,572	$78,501
(1)	Value realized on vesting is based on the closing price per common unit of Rattler on the Nasdaq Global Select Market on the trading day prior to the vesting date.

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— POTENTIAL PAYMENTS UPON TERMINATION, RESIGNATION OR CHANGE OF CONTROL FOR FISCAL YEAR 2022

The following tables provide information regarding potential payments to each of our NEOs in connection with certain termination events, including a termination related to a change of control of the Company, as of December 31, 2022 under the terms of the Diamondback Energy, Inc. Senior Management Severance Plan. These severance plan arrangements with our NEOs are described in more detail under “Other Significant Compensation and Benefit Plans, Policies and Practices—Senior Management Severance Plan” above.

	Termination Without Cause or Resignation for Good Reason(1)(2)
Name	Base Salary		Annual Incentive Bonus		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice	$5,400,000	(4)	$1,687,500	(7)	$27,955	(9)	$59,510,926	(10)	$66,626,381
M. Kaes Van’t Hof	$1,093,750	(5)	$562,500	(8)	$35,928	(9)	$—		$1,692,178
Teresa L. Dick	$712,500	(6)	$380,000	(8)	$20,966	(9)	$—		$1,113,466
Daniel N. Wesson	$840,000	(6)	$448,000	(8)	$30,796	(9)	$—		$1,318,796
Matt Zmigrosky	$825,000	(6)	$440,000	(8)	$30,796	(9)	$—		$1,295,796

	Change of Control/No Termination
Name	Base Salary		Annual Incentive Bonus(7)		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice	$—		$1,687,500	(7)	$—		$—		$1,687,500
M. Kaes Van’t Hof	$—		$562,500	(8)	$—		$—		$562,500
Teresa L. Dick	$—		$380,000	(8)	$—		$—		$380,000
Daniel N. Wesson	$—		$448,000	(8)	$—		$—		$448,000
Matt Zmigrosky	$—		$440,000	(8)	$—		$—		$440,000

	Change of Control/Qualifying Termination(1)(12)
Name			Lump Sum Cash Severance Payment		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice			$12,365,000	(13)	$27,955	(9)	$59,910,926	(10)	$71,903,882
M. Kaes Van’t Hof			$4,167,324	(14)	$35,928	(9)	$22,289,806	(11)	$26,493,058
Teresa L. Dick			$2,824,927	(15)	$20,966	(9)	$7,205,023	(11)	$10,050,916
Daniel N. Wesson			$3,183,133	(15)	$30,796	(9)	$8,941,309	(11)	$12,155,238
Matt Zmigrosky			$3,275,600	(15)	$30,796	(9)	$5,987,545	(11)	$9,293,941

	Termination upon Death or Disability(1)(16)
Name	Base Salary		Annual Incentive Bonus		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice	$5,400,000	(4)	$1,687,500	(7)	$27,955	(17)	$59,510,926	(10)	$66,626,381
M. Kaes Van’t Hof	$1,093,750	(5)	$562,500	(8)	$—		$22,289,806	(18)	$23,946,056
Teresa L. Dick	$712,500	(6)	$380,000	(8)	$—		$7,205,023	(18)	$8,297,523
Daniel N. Wesson	$840,000	(6)	$448,000	(8)	$—		$8,941,309	(18)	$10,229,309
Matt Zmigrosky	$825,000	(6)	$440,000	(8)	$—		$5,987,545	(18)	$7,252,545
(1)	The payment of any amounts or provision of any benefits to each NEO under the severance plan is subject to (i) such NEO’s (or, if applicable, his or her representative’s or estate’s) execution, within 45 days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims, and such waiver and general release of claims becoming effective and irrevocable in accordance with its terms within 60 days following such NEO’s termination date and (ii) certain non-competition and non-solicitation obligations.

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(2)	Represents the amounts payable to each NEO under the severance plan and the applicable NEO participation agreement, under which, in the event we terminate such NEO’s employment with us other than for “cause” (and not by reason of death or disability), or if such NEO terminates his or her employment with us for “good reason,” he or she will be entitled to receive (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a multiple of base salary continuation (2x for 24 months for Mr. Stice, 1x for 21 months for Mr. Van’t Hof and 1x for 18 months for each other NEO), (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination), (iv) reimbursement for the cost of up to 18 months of premiums for COBRA group health continuation coverage and (v) the vesting or forfeiture (as applicable) of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement.
(3)	The value of restricted stock units was calculated based on the closing price of our common stock of $136.78 per share on December 30, 2022, which is the last trading day of 2022.
(4)	Represents an amount equal to the base salary continuation of 2x for 24 months for Mr. Stice.
(5)	Represents an amount equal to the base salary continuation of 1x for 21 months for Mr. Van’t Hof.
(6)	Represents an amount equal to the base salary continuation of 1x for 18 months for each of Ms. Dick, Mr. Wesson and Mr. Zmigrosky.
(7)	Represents an amount equal to the target bonus under the Annual Incentive Plan for Mr. Stice, representing 125% of his annual base salary.
(8)	Represents an amount equal to the target bonus under the Annual Incentive Plan for each of these NEOs, representing (i) 90% of the annual base salary for Mr. Van’t Hof and (ii) 80% of the applicable annual base salary for each of Ms. Dick, Mr. Wesson and Mr. Zmigrosky.
(9)	Represents reimbursement for the cost of up to 18 months of premiums for COBRA group health continuation coverage.
(10)	Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and require each equity award granted to Mr. Stice to become 100% vested upon an eligible termination, and in the case of outstanding performance-based equity awards to vest at the maximum level under the equity award agreement and be settled within ten business days.
(11)	The restricted stock units granted under Diamondback’s Equity Incentive Plan to each of Mr. Van’t Hof, Ms. Dick, Mr. Wesson and Mr. Zmigrosky that remained unvested as of December 31, 2022 have double-trigger provisions and will vest upon (i) qualifying termination without cause within 24 months of the occurrence of the change in control of the Company or (ii) upon such executive officer’s death or disability.
(12)	Represents the amounts payable to each NEO under the severance plan and the applicable NEO participation agreement, under which, in the event that the employment of an NEO is terminated by us other than for “cause” (and not by reason of death of disability), or if such NEO terminates his or her employment with us for “good reason,” in each case within the two-year period immediately following a change in control (as defined in the severance plan), he or she will be entitled to receive (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a lump sum cash payment equal to a multiple of the participant’s base salary plus such participant’s average bonus for the preceding three years (3x for Mr. Stice, 2.75x for Mr. Van’t Hof and 2.5x for each other NEO), (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination), (iv) reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage and (v) the vesting or forfeiture (as applicable) of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement.
(13)	Represents a lump sum cash payment equal to 3x Mr. Stice’s base salary plus Mr. Stice’s average bonus for the preceding three years ended December 31, 2022 and a target annual cash bonus for the year of termination.
(14)	Represents a lump sum cash payment equal to 2.75x Mr. Van’t Hof’s base salary plus Mr. Van’t Hof’s average bonus for the preceding three years ended December 31, 2022 and a target annual cash bonus for the year of termination.
(15)	For each of Ms. Dick, Mr. Wesson and Mr. Zmigrosky, represents a lump sum cash payment equal to 2.5x such NEO’s base salary plus such NEO’s average bonus for the preceding three years ended December 31, 2022 and a target annual cash bonus for the year of termination.
(16)	In the event that an NEO dies or becomes disabled while employed by us, such NEO will be entitled to (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a multiple of base salary continuation (2x for 24 months for Mr. Stice, 1x for 21 months for Mr. Van’t Hof and 1x for 18 months of each other NEO) and (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination).
(17)	Represents reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage to Mr. Stice’s spouse and any eligible dependents, as provided by the terms of Mr. Stice’s participation agreement under the severance plan.
(18)	Under the terms of the applicable award agreement, upon such NEO’s death or disability the number of performance-based restricted stock units the officer is entitled to is not determined until the end of the performance period and is settled at the same time it would have had the officer remained employed. For purposes of calculating the number of performance-based restricted stock units that such NEO would be entitled to upon his or her death or disability, the Company assumed that the performance conditions were satisfied at target.

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— PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio and supporting information comparing the median of the annual total compensation of our employees (including full-time, part-time, seasonal and temporary employees) other than Mr. Stice, our Chief Executive Officer, and the annual total compensation of our Chief Executive Officer. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K. For the year ended December 31, 2022, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than our Chief Executive Officer, is $120,991.
•	The annual total compensation of our Chief Executive Officer is $17,152,470.
•	The ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is 142 to 1.

To identify the median employee for 2022 (the 2022 Median Employee), we reviewed our employee population as of December 31, 2022. For 2022, we used wages reported in Box 1 of IRS Form W-2 during the 12-month period ending on December 31, 2022, as a consistently applied compensation measure. We did not annualize the wages for new employees or employees on unpaid leave of absence who were employed for less than the full fiscal year, or make cost of living adjustments. Based on this methodology, we identified an employee whose compensation was at the median of the employee data.

Once we identified the 2022 Median Employee, we calculated the annual total compensation using the rules applicable to the Summary Compensation Table. With respect to the annual total compensation of our Chief Executive Officer we used the amount reported in the “Total” column for 2022 in the Summary Compensation Table on page 62.

The pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee’s compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, including those within our industry, and may not be comparable to pay ratios reported by other companies.

— PAY VERSUS PERFORMANCE DISCLOSURE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our CEO, who is referred to in the table below as our PEO, and our other named executive officers, who are referred to in the table below as our Non-PEO NEOs, and certain financial performance of the Company. For further information concerning Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

				Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (Loss) (in millions)(7)	Return on Average Capital Employed (“ROACE”)(8)
2022	$17,152,470	$19,146,286	$4,942,355	$7,154,630	$166.41	$201.17	$4,562	25.6%
2021	$13,529,128	$24,998,355	$5,073,857	$9,988,565	$122.81	$128.00	$2,276	15.7%
2020	$10,152,471	$33,687	$3,512,243	$(2,684,214)	$54.00	$63.64	$(4,672)	4.5%
(1)	The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table.

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(2)	The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Deductions: Reported Value of Equity Awards(a)	Additions: Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$17,152,470	$13,634,451	$15,628,267	$19,146,286
2021	$13,529,128	$9,323,289	$20,792,516	$24,998,355
2020	$10,152,471	$7,306,740	$(2,812,044)	$33,687
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards that Remain Unvested at Year-End	Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year-End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2022	$7,085,036	$3,076,336	$1,274,387	$2,424,112	$—	$1,768,396	$15,628,267
2021	$8,725,605	$9,360,053	$796,720	$1,599,271	$—	$310,867	$20,792,516
2020	$4,150,613	$(7,029,183)	$919,212	$(1,244,829)	$—	$392,143	$(2,812,044)

(3)	The dollar amounts reported represent the average of the amounts reported for our Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of our Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mr. Van’t Hof, Ms. Dick, Mr. Wesson and Mr. Zmigrosky; (ii) for 2021, Mr. Van’t Hof, Ms. Dick, Mr. Pantermuehl and Mr. Zmigrosky; and (iii) for 2020, Mr. Van’t Hof, Ms. Dick, Mr. Pantermuehl and Mr. Wesson.
(4)	The dollar amounts reported represent the average amount of “compensation actually paid” to our Non-PEO NEOs, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to our Non-PEO NEOs during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for our Non-PEO NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Deductions: Average Reported Value of Equity Awards	Additions: Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non- PEO NEOs
2022	$4,942,355	$3,787,458	$5,999,733	$7,154,630
2021	$5,073,857	$3,706,041	$8,620,749	$9,988,565
2020	$3,512,243	$2,557,358	$(3,639,099)	$(2,684,214)

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(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards that Remain Unvested at Year-End	Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year-End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Average Equity Award Adjustments
2022	$1,968,114	$1,792,264	$354,020	$1,076,240	$—	$809,095	$5,999,733
2021	$3,468,438	$3,971,326	$316,714	$523,277	$—	$340,994	$8,620,749
2020	$1,452,709	$(4,913,332)	$321,734	$(982,699)	$—	$482,489	$(3,639,099)
(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at December 31, 2019. The peer group used for this purpose in 2022 consists of the following companies and indices: APA Corporation, Continental Resources, Inc., Coterra Energy, Inc., Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Ovintiv Inc. and Pioneer Natural Resources Company. The peer group used for this purpose in 2021 consists of the following companies and indices: APA Corporation, Cimarex Energy Co. (now Coterra Energy, Inc.), Continental Resources, Inc., Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Ovintiv Inc. and Pioneer Natural Resources Company. The peer group used for this purpose in 2020 consists of the following companies and indices: APA Corporation, Cimarex Energy Co. (now Coterra Energy, Inc.), Continental Resources, Inc. Concho Resources Inc., Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Noble Energy, Inc., Ovintiv Inc., Parsley Energy, Inc., Pioneer Natural Resources Company, WPX Energy, Inc., XOP, and SPX.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	ROACE (%) is a non-GAAP financial measure. See Schedule A for the definition of this non-GAAP financial measure and its reconciliation to the most directly comparable GAAP measure, and for other important financial information.

Financial Performance Measure

As described in greater detail in “Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	ROACE
•	Free Cash Flow Per Share (as defined and reconciled in Schedule A to this proxy statement)
•	PDP F&D Cost (as defined in “Compensation Discussion and Analysis – Performance-Based Annual Incentive Bonus” above)
•	Relative Total Stockholder Return (as modified by an absolute TSR modifier) (as discussed in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—2022 Performance-Based and Time-Based Awards”)

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Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table consistent with SEC rules. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR and Peer Group TSR

PAY VS. PERFORMANCE: TOTAL SHAREHOLDER RETURN

TOTAL SHAREHOLDER RETURN: COMPANY VS. PEER GROUP

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Compensation Actually Paid and Net Income

PAY VS. PERFORMANCE: NET INCOME ($MM)

Compensation Actually Paid and ROACE

PAY VS. PERFORMANCE: ROACE (%)

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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— 2022 EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2022, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,730,166	$0.00	5,530,261
Equity compensation plans not approved by security holders(3)	113,494	$0.00	8,535,945
Equity compensation plans not approved by security holders(4)	4,161	$0.00	—

(1)	Refers to the Equity Incentive Plan and assumes that awards of restricted stock units will vest at maximum levels.
(2)	The weighted average exercise price does not take into account restricted stock units because they have no exercise price.
(3)	Refers to the phantom units of Viper (settled in Viper common units), granted under the Viper LTIP that was approved by Viper’s unitholders.
(4)	Refers to the QEP Resources, Inc. 2018 Long-Term Incentive Plan assumed by Diamondback in connection with the merger with QEP, under which 4,161 restricted stock awards remained outstanding as of December 31, 2022.

— 2022 DIRECTOR COMPENSATION

Our non-employee directors receive a combination of cash and equity compensation designed to attract and retain qualified candidates to serve on our board of directors. In setting non-employee director compensation, our board of directors considers the significant amount of time that directors spend in fulfilling their duties to the Company and our stockholders as well as the skill level required by our non-employee directors. The compensation committee is responsible for determining the type and amount of compensation for our non-employee directors. The compensation committee engaged Meridian, as its independent compensation consultant, to assist in the annual review of non-employee director compensation with a view to provide a pay program that compensates non-employee directors near the median of our peers by providing benchmark compensation data and recommendations for non-employee director compensation program design. Employee directors are not separately compensated for their service on the Board. The 2022 non-employee director compensation program was modified to include an Annual Retainer for the Former Chairman of the Board in the amount of $120,000.

The following table contains information with respect to 2022 compensation of our non-employee directors who served in such capacity during that year, except that the 2022 compensation of Mr. Stice, our Chairman of the Board and Chief Executive Officer, is disclosed in the Summary Compensation Table above.

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Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Vincent K. Brooks	$102,500	$201,075	$303,575
Michael P. Cross(3)	$105,000	$201,075	$306,075
David L. Houston	$105,000	$201,075	$306,075
Rebecca A. Klein	$39,946	$133,608	$173,554
Stephanie K. Mains	$105,000	$201,075	$306,075
Mark L. Plaumann	$115,000	$201,075	$316,075
Melanie M. Trent	$115,000	$201,075	$316,075
Frank D. Tsuru	$39,946	$133,608	$173,554
Steven E. West(4)	$200,000	$201,075	$401,075

(1)	Of these amounts, $25,000, $26,250, $26,250, $26,250, $28,750, $28,750 and $50,000 were payments made in December 2021 to General Brooks, Mr. Cross, Mr. Houston, Ms. Mains, Mr. Plaumann, Ms. Trent and Mr. West, respectively, for services to be performed in the first quarter of 2022. Excluded from these amounts were payments of $27,500, $26,250, $26,250, $21,250, $26,250, $28,750, $28,750, $21,250 and $50,000 made in December 2022 to General Brooks, Mr. Cross, Mr. Houston, Ms. Klein, Ms. Mains, Mr. Plaumann, Ms. Trent, Mr. Tsuru and Mr. West, respectively, for services to be performed in the first quarter of 2023.
(2)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K, filed with the SEC on February 23, 2023, regarding assumptions underlying valuations of equity awards for 2022. Except for Ms. Klein and Mr. Tsuru, each non-employee director was awarded 1,274 restricted stock units on June 9, 2022, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2023 annual meeting of stockholders. Ms. Klein and Mr. Tsuru were each appointed to our Board effective July 7, 2022. Accordingly, Ms. Klein and Mr. Tsuru were each awarded a prorated annual restricted stock unit award consisting of 1,168 restricted stock units on July 11, 2022, which will vest on the earlier of June 9, 2023 and the date of the 2023 annual meeting of stockholders. Except for General Brooks and Mr. West, each of the other non-employee directors elected to defer the receipt of the vested restricted stock units granted in 2022 until separation from service as a non-employee director of the Company. No additional equity awards were received by our non-employee directors to date in 2023. Dividend equivalent rights are not reflected in the aggregate grant date fair value of the restricted stock unit awards.
(3)	Mr. Cross has determined to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.
(4)	Excludes the compensation awarded to Mr. West for his services as (i) a director and Chairman of the Board of the general partner of Viper in 2022, which consisted of (a) $60,000 in cash and (b) a grant of 3,907 phantom units on July 11, 2022, with the grant date fair value of $100,254, and a vesting date of July 11, 2023, and (ii) a director and Chairman of the Board of the general partner of Rattler in 2022, which consisted of (a) $37,500 in cash and (b) 4,108 restricted stock units granted in the conversion of Rattler phantom units into Diamondback restricted stock units, which will vest on May 28, 2023.

Director Compensation

The table below describes the non-employee director compensation program for 2022. The annual retainer for the former chairman of the board, and the director, committee chair and committee member retainers are payable quarterly in advance to each non-employee director. Under our director compensation program, our non-employee directors may annually elect to defer payment of up to 100% of his or her annual grant of restricted stock units and any related dividend equivalent rights until separation from service as a non-employee director of the Company. A deferral election may be made on a form provided by the compensation committee during the election period established by the compensation committee, which shall end no later than December 31 of the calendar year prior to the award date. Our non-employee directors are also reimbursed for customary expenses incurred while attending meetings of the Board and its committees.

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Type of Fee	Amount ($)
Annual Director Retainer	80,000
Annual Retainer for the Former Chairman of the Board(1)	120,000
Annual Audit Committee Chair Retainer	20,000
Annual Audit Committee Member Retainer	10,000
Annual Other Committee Chair Retainer	15,000
Annual Other Committee Member Retainer	5,000
Annual Restricted Stock Unit Award(2)	200,000

(1)	In February 2022, Mr. Stice assumed the role of Chairman of the Board in addition to his ongoing role as Chief Executive Officer. Effective April 1, 2022, Mr. West, as former Chairman of the Board, received an additional annual retainer of $120,000, to be paid quarterly, as compensation for providing support and guidance to Mr. Stice and to facilitate the Company’s succession plans. Mr. Stice will not receive the Annual Director Retainer or the Annual Restricted Stock Unit Award. As an employee director, Mr. Stice does not serve on any of the Board committees.
(2)	During 2022, we provided our non-employee directors with equity compensation under our equity incentive plan valued at $200,000. The number of restricted stock units awarded to each non-employee director in 2022 equaled $200,000 divided by $157.02 (the average closing price of a share of our common stock for the five trading days immediately preceding the date of grant). The annual grant of restricted stock units is generally made to our non-employee directors at the close of business on the date of each annual meeting of our stockholders. On June 9, 2022, except for Ms. Klein and Mr. Tsuru, each non-employee director was granted 1,274 restricted stock units which will vest on the earlier of June 9, 2023 and the date of the 2023 annual meeting of stockholders. Ms. Klein and Mr. Tsuru were appointed to our Board effective July 7, 2022. Accordingly, Ms. Klein and Mr. Tsuru were each awarded a prorated annual restricted stock unit award consisting of 1,168 restricted stock units on July 11, 2022, which will vest on the earlier of June 9, 2023 and the date of the 2023 annual meeting of stockholders.

Director Stock Ownership Guidelines

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors. The stock ownership guidelines for our executive officers who are classified as Vice President and above and described in the “Compensation Discussion and Analysis” above. The stock ownership guidelines for our non-employee directors were adopted to encourage our non-employee directors to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.

Under their stock ownership guidelines, each of our non-employee directors must own an amount of our common stock equal in value to five times of the base annual retainer for non-employee directors. Stock options (whether vested or unvested) and unvested performance-based awards are not counted as shares owned for the purpose of calculating stock ownership under the guidelines.

The determination of a non-employee director’s stock ownership requirement will be calculated on an annual measurement date specified by the compensation committee based on the current base retainer of such non-employee director on the measurement date. For purposes of the stock ownership and retention guidelines, the term “base retainer” means the base annual cash retainer that each non-employee director receives for his or her service on our board of directors, which does not include any fees that any non-employee director receives for his or her service as a chairperson of our board of directors, Chairman Emeritus (or similar role or title), lead independent director, a member of a committee of our board of directors or a chairperson of a committee of our board of directors.

The compensation committee reviews compliance with the stock ownership and retention guidelines on an annual basis. As of December 31, 2022, all non-employee directors were in compliance with the stock ownership and retention guidelines.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     78

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STOCK OWNERSHIP

— HOLDINGS OF MAJOR STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2023 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	21,419,163	(2)	11.79%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,005,236	(3)	8.81%
State Street Corporation One Lincoln Street Boston, MA 02111	11,570,839	(4)	6.37%
FMR LLC 245 Summer Street Boston, MA 02210	9,291,620	(5)	5.12%
(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 181,604,781 shares of common stock outstanding as of April 1, 2023.
(2)	Based solely on Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). Vanguard reported beneficial ownership of 21,419,163 shares of common stock, as well as sole dispositive power over 20,711,793 shares of common stock, shared voting power over 252,259 shares of common stock and shared dispositive power over 707,370 shares of common stock of the aggregate amount beneficially owned reported herein.
(3)	Based solely on Schedule 13G/A filed with the SEC on January 27, 2023 by BlackRock, Inc. (“BlackRock”). BlackRock reported beneficial ownership of 16,005,236 shares of common stock, as well as sole voting power over 14,813,918 shares of common stock and sole dispositive power over 16,005,236 shares of common stock. The following subsidiaries of BlackRock, Inc. hold shares of our common stock reported on the Schedule 13G/A: BlackRock Life Limited, BlackRock International Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. No one person’s interest in the common stock is more than five percent of the total outstanding shares of common stock.
(4)	Based solely on Schedule 13G/A filed with the SEC on February 1, 2023 by State Street Corporation (“State Street”). State Street reported beneficial ownership of 11,570,839 shares of common stock, as well as shared voting power over 11,083,252 shares of common stock and shared dispositive power over 11,544,551 shares of common stock. No sole voting power and no sole dispositive power was reported by State Street. The Schedule 13G/A further indicates that the following subsidiaries of State Street beneficially own securities reported on the Schedule 13G/A: SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Limited, State Street Global Advisors Singapore Limited, State Street Global Advisors Europe Limited, State Street Global Advisors Trust Company and State Street Saudi Arabia Financial Solutions Company.
(5)	Based solely on Schedule 13G filed with the SEC on February 9, 2023 by FMR LLC (“FMR”). FMR reported beneficial ownership of 9,291,620 shares of common stock. The following subsidiaries of FMR hold shares of our common stock reported on the Schedule 13G: Crosby Advisors LLC, FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management Trust Company and Strategic Advisers LLC.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     79

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— HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2023 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(11)	Percent of Class
Travis D. Stice(2)	454,862	*
M. Kaes Van’t Hof(3)	110,255	*
Teresa L. Dick(4)	66,560	*
Daniel N. Wesson(5)	43,621	*
Matt Zmigrosky(6)	28,356	*
Vincent K. Brooks(7)	5,400	*
Michael P. Cross(7)(8)	12,264	*
David L. Houston(7)	16,764	*
Rebecca A. Klein(10)	0	—
Stephanie K. Mains(7)	5,400	*
Mark L. Plaumann(7)(9)	17,364	*
Melanie M. Trent(7)	8,804	*
Frank D. Tsuru(10)	0	—
Steven E. West(7)	10,299	*
Directors and Executive Officers as a Group (14 persons)	779,913	*
*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, (i) shares of common stock subject to options held by that person that are exercisable as of April 1, 2023 and (ii) shares of common stock subject to options or restricted stock units held by that person that are exercisable or vesting within 60 days of April 1, 2023, are all deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 181,604,781 shares of common stock outstanding as of April 1, 2023. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2023 or within 60 days of April 1, 2023. Except as noted, each stockholder in the above table is believed to have sole voting and sole investment power with respect to the common stock beneficially held.
(2)	All of these shares are held by Stice Investments, Ltd., which is managed by Stice Management, LLC, its general partner. Mr. Stice and his spouse hold 100% of the membership interests in Stice Management, LLC, of which Mr. Stice is the manager. Excludes (i) 9,227 restricted stock units that are scheduled to vest on March 1, 2024, (ii) 18,004 restricted stock units granted on March 1, 2023 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2024 and (iii) 5,166 restricted stock units granted on August 24, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on May 28, 2023. Also excludes (i) 51,748 performance-based restricted stock units awarded to Mr. Stice on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2023, (ii) 41,524 performance-based restricted stock units awarded to Mr. Stice on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024 and (iii) 40,509 performance-based restricted stock units awarded to Mr. Stice on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025.
(3)	Excludes (i) 3,845 restricted stock units, that are scheduled to vest on March 1, 2024, (ii) 8,096 restricted stock units granted on March 1, 2023 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2024, (iii) 8,790 restricted stock units that are scheduled to vest in five equal annual installments beginning on March 1, 2025, (iv) 51,658 restricted stock units granted on August 24, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on May 28, 2023, (v) 13,183 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in five equal annual installments beginning on March 1, 2025, (vi) 27,168 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2023, (vii) 17,302 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024 and (viii) 18,218 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     80

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(4)	Excludes (i) 2,050 restricted stock units that are scheduled to vest on March 1, 2024, (ii) 4,096 restricted stock units granted on March 1, 2023 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2024 and (iii) 2,583 restricted stock units granted on August 24, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on May 28, 2023. Also excludes (i) 15,524 performance-based restricted stock units awarded to Ms. Dick on March 1, 2021, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2023, (ii) 9,228 performance-based restricted stock units awarded to Ms. Dick on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, and (iii) 9,216 performance-based restricted stock units awarded to Ms. Dick on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025.
(5)	Excludes 2,307 restricted stock units that are scheduled to vest on March 1, 2024 (ii) 5,906 restricted stock units granted on March 1, 2023 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2024, (iii) 6,595 restricted stock units that are scheduled to vest in five equal annual installments beginning on March 1, 2025, (iv) 12,915 restricted stock units granted on August 24, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on May 28, 2023, (v) 9,887 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in five equal annual installments beginning on March 1, 2025, (vi) 11,643 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2023, (vii) 10,381 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, and (viii) 13,289 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025.
(6)	Excludes (i) 2,050 restricted stock units that are scheduled to vest on March 1, 2024, (ii) 4,762 restricted stock units granted on March 1, 2023 that are scheduled to vest in two approximately equal annual installments beginning on March 1, 2024 and (iii) 1,034 restricted stock units granted on August 24, 2022 that are scheduled to vest in two remaining substantially equal annual installments beginning on May 28, 2023. Also excludes (i) 12,420 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2021 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2023, (ii) 9,228 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024 and (iii) 10,717 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025.
(7)	Excludes 1,274 restricted stock units, which will vest on the earlier of June 9, 2023 and the date of the 2023 annual meeting of stockholders.
(8)	These shares are held by the Michael P. Cross Revocable Trust dated 7-21-14, of which Mr. Cross is a co-trustee. Mr. Cross has determined to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.
(9)	These shares are held by Greyhawke Capital Advisors LLC (“Greyhawke”) of which Mr. Plaumann is the managing member. Mr. Plaumann holds a 50% ownership interest in Greyhawke and may be deemed to have a pecuniary interest in these securities.
(10)	Excludes 1,168 restricted stock units, which will vest on the earlier of June 9, 2023 and the date of the 2023 annual meeting of stockholders.
(11)	In addition to the Company common stock reported in the table, as of February 1, 2023, our directors and named executive officers beneficially owned common units of Viper Energy Partners LP, or Viper, as follows: Mr. Stice – 106,169; Mr. Van’t Hof – 35,362; Ms. Dick – 11,540; Mr. Wesson – 2,500; and Mr. Zmigrosky – 4,253. As of February 1, 2023, Mr. West beneficially owned 18,290 common units of Viper, which number excludes 3,907 unvested phantom units that will vest on July 11, 2023. As of February 1, 2023, we owned 731,500 of the total units outstanding of Viper, or 1%. As of February 17, 2023, there were 72,677,022 common units of Viper outstanding and 90,709,946 Class B units of Viper outstanding. Our directors and executive officers individually and as a group own less than 1% of Viper’s outstanding common units as of February 17, 2023.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     81

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STOCK PERFORMANCE GRAPH

Since our initial public offering in October of 2012, our executive management has been focused not only on achieving peer-leading operational performance and cost structure in the Permian Basin, but also on creating superior stockholder value. Diamondback achieved record results in 2022, generating full year 2022 net cash provided by operating activities of $6.33 billion and Free Cash Flow of $4.59 billion, which the Company used to reduce debt and accelerate its return of capital to stockholders.

The following performance graph includes a comparison of our cumulative total stockholder return from the first trading date following our IPO through December 31, 2022, with the average performance of our 2022 proxy peer groups identified in the “Compensation Discussion and Analysis,” the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index, and the SPDR S&P Oil & Gas Exploration and Production ETF, or XOP Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested.

COMPARATIVE CUMULATIVE TOTAL STOCKHOLDER RETURN

	10/12/12	12/31/13	12/31/14	12/31/15	12/30/16	12/29/17	12/31/18	12/31/19	12/31/20	12/31/21	12/30/22
Diamondback Energy, Inc.	$100.00	$302.18	$341.60	$382.29	$577.49	$721.43	$531.34	$536.20	$289.52	$658.49	$892.28
2021 Proxy Peer Group	$100.00	$134.62	$119.81	$86.28	$125.73	$122.65	$90.55	$99.79	$78.99	$133.61	$182.42
2021 Proxy Peer – Energy Group	$100.00	$135.86	$119.84	$82.14	$125.91	$118.82	$82.82	$87.67	$58.76	$110.90	$177.59
2022 Proxy Peer Group	$100.00	$134.92	$116.10	$80.07	$114.76	$116.03	$90.57	$99.13	$80.17	$130.37	$178.03
2022 Proxy Peer – Energy Group	$100.00	$136.24	$115.30	$74.55	$112.50	$110.72	$82.85	$86.86	$60.19	$109.47	$172.70
2023 Proxy Peer Group	$100.00	$133.99	$120.95	$88.67	$118.42	$122.76	$99.42	$115.03	$104.63	$156.20	$191.60
2023 Proxy Peer – Energy Group	$100.00	$135.37	$117.52	$76.55	$110.17	$107.72	$80.42	$86.79	$62.52	$108.69	$172.70
XOP	$100.00	$125.19	$88.34	$56.75	$78.47	$71.04	$51.08	$46.26	$29.46	$49.13	$71.40
S&P 500	$100.00	$132.85	$151.01	$153.08	$171.37	$208.77	$199.59	$262.41	$310.66	$399.75	$327.29

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     82

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The following performance graph includes a comparison of our cumulative total stockholder return during the five-year period beginning on December 29, 2017, the last trading before the beginning of our fifth preceding fiscal year, through December 31, 2022, with the average performance of our 2022 proxy peer groups identified in the “Compensation Discussion and Analysis,” the S&P 500 Index and the XOP Index. The graph assumes an investment of $100 on December 29, 2017, and that all dividends were reinvested.

COMPARATIVE CUMULATIVE TOTAL STOCKHOLDER RETURN

Date	12/29/17	12/31/18	12/31/19	12/31/20	12/31/21	12/30/22
Diamondback Energy, Inc.	$100.00	$73.65	$74.32	$40.13	$91.28	$123.68
2021 Proxy Peers	$100.00	$71.50	$78.14	$57.27	$106.86	$160.74
2021 Proxy Peers - Energy	$100.00	$68.77	$74.30	$48.86	$101.00	$169.91
2022 Proxy Peers	$100.00	$74.05	$79.83	$59.77	$103.86	$155.10
2022 Proxy Peers - Energy	$100.00	$71.89	$76.36	$51.91	$97.98	$161.71
2023 Proxy Peers	$100.00	$75.84	$85.36	$70.49	$113.47	$155.25
2023 Proxy Peers - Energy	$100.00	$71.40	$77.80	$54.54	$99.50	$161.71
XOP	$100.00	$71.91	$65.12	$41.47	$69.16	$100.51
S&P 500	$100.00	$95.61	$125.70	$148.81	$191.48	$156.77

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     83

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

— REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our board of directors has adopted a written policy regarding related party transactions. Under the policy, the audit committee reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest. The policy provides that, the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	a transaction involving compensation of directors;
•	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;
•	a transaction with a related party involving less than $120,000;
•	a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;
•	a transaction involving indemnification payments and payments under directors and officers indemnification insurance policies made pursuant to our certificate of incorporation or bylaws or pursuant to any policy, agreement or instrument of the Company or to which the Company is bound; and
•	a transaction in which the interest of the related party arises solely from indebtedness of a 5% stockholder or an “immediate family member” of a 5% stockholder.

The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.

Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

— VIPER ENERGY PARTNERS LP

Viper is a publicly traded Delaware limited partnership, the common units of which are listed on the Nasdaq Global Market under the symbol “VNOM.” We control the general partner of Viper and, as of December 31, 2022, owned approximately 56% of all of the outstanding common units in Viper.

Payments from Viper under its Partnership Agreement

Under the terms of Viper’s partnership agreement, Viper is required to reimburse its general partner for all direct and indirect expenses incurred or paid on its behalf and all other expenses allocable to Viper or otherwise incurred by its general partner, which we control, in connection with operating Viper’s business. The partnership agreement does not set a limit on the amount of expenses for which the general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Viper or on its behalf and expenses allocated to the general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to Viper. During the year ended December 31, 2022, the general partner received reimbursements from Viper of $3.7 million.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     84

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Distributions paid to us by Viper

We are entitled to receive our pro rata portion of the distributions Viper makes in respect of its common units, distributions Viper’s subsidiary Viper Energy Partners LLC makes in respect of its common units and preferred cash distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution we made to Viper. During the year ended December 31, 2022, we received such distributions in the aggregate amount of $234.1 million.

Tax Sharing Agreement

On June 23, 2014, in connection with the closing of the Viper IPO, we entered into a tax sharing agreement with Viper in which Viper is required to reimburse us for its share of state and local income and other taxes borne by us as a result of Viper’s results being included in a combined or consolidated tax return filed by us with respect to taxable periods including or beginning on the closing date of the Viper IPO. The amount of any such reimbursement is limited to the tax that Viper would have paid had it not been included in a combined group with us. We may use our tax attributes to cause our combined or consolidated group, of which Viper may be a member for this purpose, to owe no tax. However, Viper would nevertheless reimburse us for the tax it would have owed had the attributes not been available or used for Viper’s benefit, even though we had no cash expense for that period. For the year ended December 31, 2022, Viper recognized $0.9 million of state income tax expense payable under the tax sharing agreement.

Viper-Lease Bonus

During the year ended December 31, 2022, we paid Viper (i) $23.4 million in lease bonus payments for seven new leases and (ii) $0.6 million in surface use charges and right of way easements related to properties that we lease from Viper.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     85

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PROPOSAL 2

APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program. Our stockholders have a “say on pay” vote each year. The next “say on pay” vote will take place at our 2024 Annual Meeting.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions, (iii) offer performance-based compensation, consisting of cash compensation with performance goals tied to our Company’s performance and performance-based equity awards, based on total stockholder return relative to the peer group and (iv) include long-term vesting provisions in the awards of time-based restricted stock units retain key executive talent and to encourage executives to focus on long-term performance, in each case to motivate our executives to contribute to the growth, profitability and increased value of the Company.

— BOARD VOTING RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     86

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PROPOSAL 3

APPROVE AMENDMENTS TO THE COMPANY’S CHARTER TO REMOVE THE 66 2/3% SUPERMAJORITY VOTE REQUIREMENTS FOR THE STOCKHOLDERS TO APPROVE CERTAIN AMENDMENTS TO THE COMPANY’S CHARTER AND TO REMOVE DIRECTORS FROM OFFICE

— WHAT AM I VOTING ON?

You are voting on a proposal to approve amendments to the Company’s amended and restated certificate of incorporation (Charter) to remove the 66 2/3% supermajority vote requirements for the stockholders to approve certain amendments to the Company’s Charter and to remove directors from office.

The Charter currently requires the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class (the “66 2/3% Supermajority Vote”), to amend the following Charter provisions:

•	Section 4.3(b), which covers the Board’s ability to declare dividends;
•	Article V, which addresses related party transactions and the waiver of the corporate opportunity doctrine with respect to certain original stockholders and non-employee directors;
•	Article VI, which describes the powers and structure of the Board;
•	Article VII, which addresses adoption, amendment and repeal of the bylaws; and
•	Article VIII, which denies stockholders the right to act by written consent and provides the method for calling special meetings of the stockholders.

In addition, the Charter currently requires the 66 2/3% Supermajority Vote to remove directors outside of the annual meeting process or amend or repeal the bylaws.

If approved by the requisite stockholder vote at the Annual Meeting, Proposal 3 will:

•	remove all of the 66 2/3% Supermajority Vote requirements from the Charter, and make the entire Charter amendable by a majority of the voting power of all then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class (the “Majority Vote”); and

•	reduce the required stockholder vote for removal of directors or for adoption, amendment or repeal of the bylaws by the stockholders to the Majority Vote.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     87

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In the same Proposal 3, the Board also proposes to amend Section 5.2 of the Charter dealing with corporate opportunities to remove certain outdated references to and protections for the benefit of certain original stockholders of the Corporation (DB Energy Holdings LLC and Gulfport Energy Corporation).

This Proposal 3 is independent of, and is not conditioned on, the approval of Proposal 4 (ability of stockholders to call a special meeting) or Proposal 5 (officer exculpation). Your vote on Proposal 4 or Proposal 5 will not affect whether this Proposal 3 is approved or vice versa.

— WHAT VOTE IS REQUIRED FOR APPROVAL?

Proposal 3 requires at least the affirmative 66 2/3% Supermajority Vote to be approved at the Annual Meeting.

— WHAT IS THE BOARD’S RATIONALE FOR APPROVAL?

The 66 2/3% Supermajority Vote provisions in the Charter relate to fundamental elements of the Company’s corporate governance and similar supermajority voting provisions can be found in the constituent documents of many publicly-traded companies. Such heightened voting thresholds generally are intended to protect the Company and its stockholders by reducing the likelihood of hostile third parties taking actions that may be inconsistent with the best interests of, or otherwise be harmful to the Company, its stockholders and other stakeholders, but such thresholds also limit the ability of the Company to take action that would be preferred by holders of a majority of its outstanding capital stock. The nominating and corporate governance committee and the Board carefully considered the advantages and disadvantages of maintaining the 66 2/3% Supermajority Vote requirements in the Charter. After carefully reviewing these considerations together with significant feedback from stockholders, the nominating and corporate governance committee determined, and the Board agreed, that it is in the best interest of the Company and its stockholders to eliminate these Supermajority Vote requirements, reducing them to the Majority Vote requirements. The Board concluded that elimination of these Supermajority Vote provisions and their replacement with the Majority Vote requirements will both enhance the Company’s corporate governance practices and be an effective way to maintain and enhance the accountability of the Company and the Board to the Company’s stockholders.

Accordingly, the Board, upon the recommendation of the nominating and corporate governance committee, has unanimously determined that it is in the best interests of the Company and its stockholders to amend the Charter to eliminate the current Supermajority Vote requirements, and has unanimously approved, and is recommending that the Company’s stockholders approve, the amendments to the Charter to eliminate such 66 2/3% Supermajority Vote requirements, including with respect to the removal of directors, reducing such voting requirements to the Majority Vote.

Complete Text of Proposed Amendments to the Charter

The general description of the proposed amendments to the Charter contemplated by this Proposal 3 is qualified in its entirety by reference to the text of the proposed amendments to the Charter, which is provided as Appendix A to this proxy statement. Proposed additions are double-underlined, and proposed deletions are stricken through.

Conforming Changes to the Bylaws

Consistent with the current provisions of the Charter, the bylaws also currently include the 66 2/3% Supermajority Vote requirement for the stockholders to adopt, amend, alter or repeal the bylaws. If Proposal 3 is approved by the requisite vote of stockholders at the Annual Meeting, the Board intends to similarly remove the related 66 2/3% Supermajority Vote standards from the bylaws to align the bylaws with the proposed amendments to the Charter.

— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE COMPANY’S CHARTER TO REMOVE THE 66 2/3% SUPERMAJORITY VOTE REQUIREMENTS TO APPROVE CERTAIN AMENDMENTS TO THE COMPANY’S CHARTER AND TO REMOVE DIRECTORS FROM OFFICE.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     88

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PROPOSAL 4

APPROVE AMENDMENTS TO THE COMPANY’S CHARTER TO PROVIDE THAT STOCKHOLDERS HOLDING AT LEAST 25% OF THE VOTING POWER, DETERMINED ON A NET LONG BASIS, FOR AT LEAST ONE YEAR, MAY CALL SPECIAL MEETINGS OF STOCKHOLDERS

— WHAT AM I VOTING ON?

You are voting on a proposal to approve amendments to the Company’s Charter to provide that stockholders holding at least 25% of the voting power, determined on a net long basis, for at least one year, may call special meetings of stockholders.

The Charter currently prohibits stockholders from calling a special meeting of the stockholders.

The Board has unanimously approved, and recommends that the Company’s stockholders approve, amendments to the Charter to allow a special meeting of the Company’s stockholders to be called by the Chairman of the Board or the Board following a proper request from one or more stockholders of the Company (acting on their own behalf and not by assigning or delegating their rights to any other person or entity) that together have continuously held, for their own accounts, beneficial ownership of at least a 25% aggregate “net long position” in the issued and outstanding voting stock of the Company entitled to vote generally in the election of directors (the “requisite percent”), if such stockholders have continuously held the requisite percent for at least one year and complied with certain procedural and other related requirements in the bylaws. For purposes of determining the requisite percent, “net long position” will be determined with respect to each requesting stockholder by subtracting such stockholder’s short position from such stockholder’s long position, based on Rule 14e-4 under the Exchange Act (as such Rule is amended from time to time or, if applicable, any successor Rule) and the bylaws.

This Proposal 4 is independent of, and is not conditioned on, the approval of Proposal 3 (supermajority voting requirements) or Proposal 5 (officer exculpation). Your vote on Proposal 3 or Proposal 5 will not affect whether this Proposal 4 is approved or vice versa.

— WHAT VOTE IS REQUIRED FOR APPROVAL?

Proposal 4 requires at least the affirmative 66 2/3% Supermajority Vote to be approved at the Annual Meeting.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     89

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— WHAT IS THE BOARD’S RATIONALE FOR APPROVAL?

The Board recognizes that providing stockholders the ability to request special meetings is viewed by some stockholders as a helpful additional governance mechanism. Conducting a special meeting, however, could impose significant costs, both administrative and operational, and the Board and management must devote significant time and attention to preparing for a special meeting, which takes their time and attention away from their primary focus of overseeing and operating the Company’s business. Therefore, special meetings should ideally only be called to discuss critical, time-sensitive issues that cannot be delayed until the Company’s next annual meeting and convened only when a broad base of stockholders supports calling the special meeting.

To balance these considerations, the Board believes that a small percentage of stockholders should not be able to force the call of a special meeting and advance narrow interests not shared by many stockholders, and that a threshold of 25% of the voting power, determined on a net long basis, sets an appropriate level of ownership to ensure that critical matters important to holders of a significant amount of Company capital stock may be considered by the stockholders on a time-sensitive basis, while still adequately protecting the long-term interest of the Company. The Board also believes that by including a one-year holding period as part of the requisite percent requirement, it is striking an appropriate balance between enhancing the rights of stockholders and avoiding the costs and distractions associated with the calling of a special meeting. A combination of a one-year holding period and the 25% requisite percent threshold also minimizes the risk of frequent meeting requests, especially those potentially covering agenda items relevant to particular narrow constituencies as opposed to stockholders generally. The Board therefore believes that these parameters are appropriate and reflect the best interest of stockholders.

The nominating and corporate governance committee and the Board carefully considered the advantages and disadvantages of implementing the amendments to the Charter to afford the Company’s stockholders the right to request a special meeting. After carefully reviewing these considerations, the nominating and corporate governance committee determined, and the Board agreed, that it is in the best interest of the Company and its stockholders to provide the Company’s stockholders with a special meeting right as contemplated by Proposal 4, and has unanimously approved, and is recommending that the Company’s stockholders approve, the amendments to the Charter contemplated by Proposal 4.

Complete Text of Proposed Amendments to the Charter

The general description of the proposed amendments to the Charter contemplated by this Proposal 4 is qualified in its entirety by reference to the text of the proposed amendments to the Charter, which is provided as Appendix A to this proxy statement. Proposed additions are double-underlined, and proposed deletions are stricken through.

Conforming Changes to the Bylaws

The bylaws currently do not provide for stockholders’ right to request or call a special meeting. If Proposal 4 is approved by the requisite vote of the stockholders at the Annual Meeting, the Board intends to amend the bylaws, consistent with Proposal 4, to provide stockholders holding the requisite percent the right to request a special meeting if those stockholders have held their shares continuously for at least one year and complied with certain procedural and other related requirements in the bylaws. The procedural and related requirements to be included in the amended bylaws are intended to facilitate the Company and stockholders receiving appropriate information about the special meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were, or, in the near term, could be covered at an annual meeting. In particular, the Bylaw amendments would provide, among other things, that: (i) any such request by a stockholder or stockholders to call a special meeting must be in proper form specified by the bylaws and accompanied by proof of ownership of the requisite percent; (ii) specify the matter or matters to be acted upon at such special meeting, each of which must be a proper subject for stockholder action under applicable law; (iii) state the reasons for conducting such business at a special meeting of stockholders; (iv) provide specified information with respect to each stockholder requesting a special meeting and applicable beneficial owners and (v) provide certain other information required by the bylaws, including to comply with the Delaware law, the proxy rules and other rules and regulations of the Securities and Exchange Commission. The bylaws would also provide that neither the Chairman of the Board nor the Board will be required to call a special stockholder meeting if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) a similar item was presented at any meeting of stockholders held within 120 calendar days prior to the receipt by the Company of the special meeting request, (iii) a similar item is included in the Company’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held, or (iv) the special meeting request is received by the Company during the period commencing 90 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The Board believes these procedures and related requirements will help protect stockholders’ interests and are not unduly burdensome. The Board intends to adopt these amendments to the bylaws upon stockholder approval, and the implementation, of Proposal 4.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     90

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— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE COMPANY’S CHARTER TO PROVIDE THAT STOCKHOLDERS HOLDING AT LEAST 25% OF THE VOTING POWER, DETERMINED ON A NET LONG BASIS, FOR AT LEAST ONE YEAR, MAY CALL SPECIAL MEETINGS OF STOCKHOLDERS.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     91

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PROPOSAL 5

APPROVE AMENDMENTS TO THE COMPANY’S CHARTER TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

— WHAT AM I VOTING ON?

You are voting on a proposal to approve amendments to the Company’s Charter to reflect new Delaware law provisions regarding officer exculpation.

In August 2022, Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) was amended to permit Delaware corporations to limit or eliminate the personal liability of an officer for monetary damages for certain breaches of fiduciary duty as an officer involving breaches of the duty of care. Historically, only directors could be so exculpated. The DGCL, as amended, does not permit officers to be exculpated for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any transaction in which the officer derived an improper personal benefit or for any action brought by or in the right of the corporation, such as derivative claims.

Currently Section 9.1 of the Charter provides solely for director exculpation from monetary damages for certain breaches of fiduciary duty as a director, such as the duty of care, to the fullest extent permitted by Delaware law. The protections extended to officers under Section 102(b)(7) of the DGCL, as amended, are not, however, identical to current director protections. The primary distinction is that corporations may not eliminate or limit liability of officers for claims brought by or on behalf of the corporation, including shareholder derivative claims. In contrast, corporations may exculpate directors for breaches of the duty of care however those claims are asserted, whether directly or derivatively. This structure means that the Board will retain its authority to assert the Company’s claims against any officer of the Company in the event of such officer’s breach of the duty of care (or, if the Board does not bring such a claim, a stockholder may do so derivatively). If Proposal 5 is approved by the requisite vote of the Company’s stockholders at the Annual Meeting, the Charter will be amended to extend such exculpation to officers of the Company to the fullest extent permitted by Delaware law, in strict compliance with Section 102(b)(7) of the DGCL, as amended.

This Proposal 5 is independent of, and is not conditioned on, the approval of Proposal 3 (supermajority voting requirements) or Proposal 4 (ability of stockholders to call a special meeting). Your vote on Proposal 3 or Proposal 4 will not affect whether this Proposal 5 is approved or vice versa.

— WHAT VOTE IS REQUIRED FOR APPROVAL?

Proposal 5 requires at least the affirmative Majority Vote to be approved at the Annual Meeting.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     92

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— WHAT IS THE BOARD’S RATIONALE FOR APPROVAL?

Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. Furthermore, the Company expects its peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation and failing to adopt the amendments contemplated by Proposal 5 could impact the Company’s recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

The nominating and corporate governance committee and the Board carefully considered the advantages and disadvantages of amending the Charter to extend exculpation of personal liability for monetary damages for certain breaches of the duty of care to officers of the Company, as permitted and in compliance with the DGCL, as amended, in addition to the existing exculpation provisions for the benefit of directors. After carefully reviewing these considerations, and taking into account the narrow class and type of claims that the officers would be exculpated from liability for, the nominating and corporate governance committee determined, and the Board agreed, that it is in the best interest of the Company and its stockholders to extend such exculpation to officers of the Company, strictly within the parameters of the DGCL, as amended. The Board concluded that officer exculpation will more closely align the protections already available to directors with those now available to officers, creating a balance with respect to their functions in such capacities on behalf of the Company, will limit the potential for certain costly and distracting litigation against officers, regardless of merit, when such claims cannot be pursued against directors, and will facilitate recruitment and retention of the most qualified officers of the Company. Further, the proposed amendments will not affect any other traditional checks against officers, as claims may still be brought against them for breach of the fiduciary duty of loyalty or actions taken in bad faith, and the Board and stockholders bringing suits derivatively on behalf of the corporation may still bring fiduciary claims against officers.

Accordingly, the Board, upon the recommendation of the nominating and corporate governance committee, has unanimously determined that it is in the best interests of the Company and its stockholders to amend the Charter to extend exculpation for monetary damages for certain breaches of fiduciary duty, such as the duty of care, to the officers of the Company, to the fullest extent permitted by Delaware law, in strict compliance Section 102(b)(7) of the DGCL, as amended, and has unanimously approved, and recommended that the Company’s stockholders approve, such amendments to the Charter.

Complete Text of Proposed Amendments to the Charter

The general description of the proposed amendments to the Charter contemplated by this Proposal 5 is qualified in its entirety by reference to the text of the proposed amendments to the Charter, which is provided as Appendix A to this proxy statement. Proposed additions are double-underlined, and proposed deletions are stricken through.

— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE COMPANY’S CHARTER TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     93

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PROPOSAL 6

RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

— WHAT AM I VOTING ON?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP, or Grant Thornton, as our independent auditors for fiscal year 2023. The audit committee has appointed Grant Thornton to serve as independent auditors.

— WHAT SERVICES DO THE INDEPENDENT AUDITORS PROVIDE?

Audit services of Grant Thornton for fiscal year 2022 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

— HOW MUCH WERE THE INDEPENDENT AUDITORS PAID IN 2022 AND 2021?

The following table summarizes the aggregate fees of Grant Thornton for professional services:

	2022	2021
Audit fees(1)(2)	$1,859,620	$1,863,635
Audit related fees(3)	34,125	115,500
Tax fees(4)	—	—
All other fees(5)	—	—
	$1,893,745	$1,979,135
(1)	Audit fees represent aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters.
(2)	Represents fees for the audit of our annual financial statements and internal controls, review of our quarterly financial statements, and professional audit services provided in connection with our regulatory filings. For 2022, the amount includes audit fees related to Rattler Midstream LP of $74,200, and audit fees related to Viper Energy Partners LP of $386,400. For 2021, the amount includes audit fees related to Rattler Midstream LP of $401,885, and audit fees related to Viper Energy Partners LP of $330,750.
(3)	For 2022, the amount represents fees of $34,125 for a limited assurance attestation review for Diamondback Energy, Inc.’s 2022 Corporate Sustainability Report. For 2021, the amount represents fees of $84,000 for an acquired business audit required pursuant to Regulation S-X, Rule 3-05 incurred by Viper Energy Partners LP and fees of $31,500 for a limited assurance attestation review for Diamondback Energy, Inc.’s 2021 Corporate Sustainability Report.
(4)	Tax fees represent aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning.
(5)	All other fees represent aggregate fees for all other services.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     94

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— DOES THE AUDIT COMMITTEE APPROVE THE SERVICES PROVIDED BY GRANT THORNTON?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton subsequent to our initial public offering in October 2012 and the formation of our audit committee were pre-approved by our audit committee.

— WILL A REPRESENTATIVE OF GRANT THORNTON BE PRESENT AT THE MEETING?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

— WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

— HAS GRANT THORNTON ALWAYS SERVED AS DIAMONDBACK’S INDEPENDENT AUDITORS?

Grant Thornton has served as our independent auditors since 2009.

— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2023.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     95

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2023 Annual Meeting of Stockholders.

What am I voting on, what are the voting options and how does the board of directors recommend that I vote my shares?

Brief Description of Proposal		Voting Options	Board’s Recommendation
1.	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	FOR each nominee
2.	Approval, on an Advisory Basis, the Company’s Executive Compensation	FOR, AGAINST or ABSTAIN	FOR
3.	Approve amendments to the Company’s charter to remove the 66 2/3% supermajority vote requirements for the stockholders to approve certain amendments to the Company’s charter and to remove directors from office	FOR, AGAINST or ABSTAIN	FOR
4.	Approve amendments to the Company’s charter to provide that stockholders holding at least 25% of the voting power, determined on a net long basis, for at least one year, may call special meetings of stockholders	FOR, AGAINST or ABSTAIN	FOR
5.	Approve amendments to the Company’s charter to reflect new Delaware law provisions regarding officer exculpation	FOR, AGAINST or ABSTAIN	FOR
6.	Ratify the appointment of our independent auditors	FOR, AGAINST or ABSTAIN	FOR

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 13, 2023. Each share of common stock is entitled to one vote. As of April 13, 2023, we had 181,423,481 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 13, 2023 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than on the proposals that are considered to be “routine.” Under the rules of the New York Stock Exchange (NYSE), which apply to brokers regardless of whether an issuer is listed on the NYSE or Nasdaq, Proposal 6 relating to the ratification of our independent auditors is considered to be a “routine” matter. Accordingly, brokers will have discretionary authority to vote on Proposal 6 but will not have discretionary authority to vote on Proposals 1 through 5 at the Annual Meeting without your specific instructions.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     96

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How many votes are needed to approve each of the proposals, and what are the effects of abstentions, broker non-votes and unmarked, signed proxy cards?

Brief Description of Proposal		Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker-Non Votes	Unmarked/Signed Proxy Cards
1.	Election of Directors	Directors will be elected by the affirmative vote of a majority of the votes cast, in person or by proxy, which means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee.(1)	None	None	FOR each nominee
2.	Approval, on an Advisory Basis, the Company’s Executive Compensation	Majority of the votes cast by the stockholders present in person or represented by proxy	None	None	FOR
3.	Approve amendments to the Company’s charter to remove the 66 2/3% supermajority vote requirements for the stockholders to approve certain amendments to the Company’s charter and to remove directors from office	The affirmative vote of 66 2/3% of the outstanding shares of our common stock entitled to vote thereon	Treated as votes AGAINST	Treated as votes AGAINST	FOR
4.	Approve amendments to the Company’s charter to provide that stockholders holding at least 25% of the voting power, determined on a net long basis, for at least one year, may call special meetings of stockholders	The affirmative vote of 66 2/3% of the outstanding shares of our common stock entitled to vote thereon	Treated as votes AGAINST	Treated as votes AGAINST	FOR
5.	Approve amendments to the Company’s charter to reflect new Delaware law provisions regarding officer exculpation	The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon	Treated as votes AGAINST	Treated as votes AGAINST	FOR
6.	Ratify the appointment of our independent auditors	Majority of the votes cast by the stockholders present in person or represented by proxy	None	Not applicable	FOR
(1)	If any incumbent director is not elected because he or she does not receive a majority of the votes cast, he or she is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     97

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How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2023.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting. See also “How to attend the Annual Meeting?” below.

May I change my vote?

Yes, if you are a registered stockholder. You may change or revoke your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	If you voted by telephone or the internet, access the method you used and follow the instructions given for revoking a proxy;
•	If you mailed a signed proxy card, then mail a new valid proxy card bearing a later date and return it to us prior to the Annual Meeting;
•	Submitting another valid proxy bearing a later date and returning it to us prior to the meeting;
•	Sending our Corporate Secretary a written document revoking your earlier proxy; or
•	Voting again at the Annual Meeting.

However, if you are a beneficial owner and your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to change or revoke your proxy.

Who counts the votes?

We have engaged Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. An employee of Computershare Trust Company, N.A. will act as our Inspector of Elections.

How are proxies being solicited and who pays the related expenses?

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We have engaged Georgeson LLC (Georgeson) to assist in the distribution of proxy materials and the solicitation of votes. The Company will pay Georgeson a base fee of $25,500, plus customary costs and expenses, for these services and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspector of elections have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Where can I find the voting results of the Annual Meeting?

We will report the voting results on a Current Report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     98

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Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. As discussed above, Proposal 6 relating to the ratification of Grant Thornton LLP as our independent auditors for 2023 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.

Proposals 1 through 5 are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters are properly presented to be considered and voted on at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the meeting?

The Annual Meeting is only open to holders of our common stock as of the record date, April 13, 2023.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to attend the meeting in person. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK AS OF THE RECORD DATE, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How to attend the Annual Meeting?

The Annual Meeting will be held at 120 N Robinson Ave, Oklahoma City, Oklahoma 73102. From I-40, take exit 150A – Shields Blvd. Turn left (North) onto Shields Blvd. (which becomes E. K. Gaylord), then continue on Shields Blvd./E. K. Gaylord to Reno Ave. and turn left (West). Continue to S. Robinson Ave./Ron Norick Blvd. and turn right (North). At Main Street, use the left lane to continue on S. Robinson Ave. The National is on the right at the corner of S. Robinson Ave. and Park Ave.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2022 Annual Report on Form 10-K are available at www.envisionreports.com/FANG.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

We are providing access to our proxy materials, including this proxy statement and our 2022 Annual Report on Form 10-K, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

Our proxy materials are also available at www.envisionreports.com/FANG.

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How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our 2022 Annual Report on Form 10-K, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

What is householding?

The SEC permits a single set of Notice of Internet Availability of Proxy Materials or annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card, if a proxy card is provided. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you and other residents at your mailing address own shares of our common stock, you may have only received one Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, unless we have received contrary instructions from you. If you would like to receive your own set of Notice of Internet Availability of Proxy Materials or the annual report and proxy statement this year or in future years, follow the instructions described below. We will promptly send a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, as applicable. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single Notice of Internet Availability of Proxy Materials or annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.
•	If a broker or other nominee holds your shares, please contact your broker or nominee.

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SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2024 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must comply with the requirements set forth in our bylaws and must be received no later than December 29, 2023.

Our proxy access bylaw provisions permit a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in our proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Subject to compliance with other applicable requirements specified in the proxy access provisions of our bylaws, stockholder director nominations for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders must be received between November 29, 2023 and December 29, 2023.

Stockholders who wish to propose a matter for action at the 2024 Annual Meeting of Stockholders, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 9, 2024 and March 10, 2024. You can obtain a copy of our bylaws by writing the Corporate Secretary at the address below.

In addition to satisfying the foregoing requirements under our Bylaws and comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.

All written proposals should be directed to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our bylaws and discussed on page 23 of this proxy statement.

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OTHER MATTERS

Delinquent Section 16(a) Reports

Based solely on the review of Forms 3 and 4 and amendments thereto furnished to Diamondback during 2022, including those reports filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Securities Exchange Act of 1934, as amended, failed to file on a timely basis during 2022, with the exception of three Form 4s that, due to an administrative error, were not timely filed for the following Section 16 officers: Daniel N. Wesson, Executive Vice President and Chief Operating Officer, Thomas F. Hawkins, Executive Vice President — Special Projects and Jennifer Soliman, former Executive Vice President and Chief Human Resources Officer.

Availability of Annual Report on Form 10-K

SEC rules require us to provide an Annual Report on Form 10-K to Stockholders who receive this proxy statement. Additional copies of the 2022 Annual Report on Form 10-K, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701 or via the Internet at https://ir.diamondbackenergy.com/investors/financial-information. We will furnish the exhibits to our 2022 Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s: future performance; business strategy; future operations and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this proxy statement, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. In addition, some of our sustainability goals, in particular those related to environmental matters, are based on our current expectations that may turn out to be inaccurate. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and other oil producing countries affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

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In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

No reports, documents or websites that are cited or referred to in this proxy statement shall be deemed to form part of, or to be incorporated by reference into, this proxy statement.

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SCHEDULE A

NON-GAAP RECONCILIATIONS

— OPERATING CASH FLOW TO FREE CASH FLOW

Free Cash Flow is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Free Cash Flow as cash flow from operating activities before changes in working capital in excess of cash capital expenditures. The Company believes that Free Cash Flow is useful to investors as it provides a measure to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis. Operating cash flow before working capital changes, which is a non-GAAP financial measure, represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is an accepted measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends.

These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company’s computation of operating cash flow before working capital changes and Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a non-GAAP reconciliation of net cash provided by operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure.

DIAMONDBACK ENERGY, INC.
NON-GAAP RECONCILIATION OF FREE CASH FLOW
(IN MILLIONS)

	Year Ended December 31,
	2022	2021
Net cash provided by operating activities (GAAP)	$6,325	$3,944
Less: Working Capital Changes	(199)	36
Operating cash flow before working capital changes (Non-GAAP)	6,524	3,908
Less:
Drilling, completions and infrastructure additions to oil and natural gas properties	1,854	1,457
Additions to midstream assets	84	30
Total Cash CAPEX	1,938	1,487
Free Cash Flow (Non-GAAP)	$4,586	$2,421

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— ADJUSTED EBITDA AND ROACE

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to Diamondback Energy, Inc., plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, impairment and abandonments related to equity method investments, (gain) loss on sale of equity method investments, (gain) loss on extinguishment of debt, non-cash equity-based compensation expense, capitalized equity-based compensation expense, merger and integration expense, other non-cash transactions and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) to determine Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

Return on Average Capital Employed, or ROACE, is a supplemental non-GAAP financial measure that is used by management to measure profitability after factoring in the amount of capital used in the Company’s operations. The Company defines ROACE as consolidated Adjusted EBITDA less depreciation, depletion, amortization and accretion (“Adjusted EBIT”), divided by the sum of the average total assets less average current liabilities (“capital employed”) for the current year and prior year. ROACE should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity.

The following table presents a non-GAAP reconciliation of Net income (loss) attributable to Diamondback Energy, Inc., a GAAP Measure, to Adjusted EBITDA, a non-GAAP financial measure, and the further reconciliation to ROACE, an additional non-GAAP financial measure.

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APPENDIX A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIAMONDBACK ENERGY, INC.

—	ARTICLE I	NAME

The name of the corporation is Diamondback Energy, Inc. (the “Corporation”).

—	ARTICLE II	PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

—	ARTICLE III	REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is ~~2711 Centerville Road, Suite 400~~251 Little Falls Drive, County of New Castle, City of Wilmington, Delaware 19808 and the name of the Corporation’s registered agent at such address is Corporation Service Company.

—	ARTICLE IV	CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is ~~110,000,000~~410,000,000 shares, divided into two classes consisting of ~~100,000,000~~400,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2 Preferred Stock

(a)	Shares of Preferred Stock may be issued in one or more series from time to time with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

(b)	Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Second Amended and Restated Certificate of Incorporation (this “Certificate”) (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).

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Section 4.3 Common Stock

(a)	Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(b)	Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

—	ARTICLE V	RELATED PARTY TRANSACTIONS AND CORPORATE OPPORTUNITIES

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

Section 5.1 Related Party Transactions. No contract or other transaction of the Corporation with any other person, firm, corporation or other entity in which the Corporation has an interest, shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation, individually or jointly with others, may be a party to or may be interested in any contract or transaction so long as the contract or other transaction is approved by the Board in accordance with the DGCL. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

Section 5.2 Corporate Opportunities.

(a)	In recognition and anticipation that ~~(i) certain directors, principals, officers, employees and/or other representatives of DB Energy Holdings LLC and Gulfport Energy Corporation (together, the “Original Stockholders”) and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, (ii) the Original Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii)~~ members of the Board who are not employees or officers of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 5.2 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the ~~Original Stockholders, the~~ Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b)	~~None of (i) any Original Stockholder or any of its Affiliates or (ii) any~~No Non-Employee Director or his or her Affiliates (~~the~~such Persons (as defined below) ~~identified in (i) and (ii) above~~ being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its

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stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 5.2. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

(c)	The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director ~~(including any Non-Employee Director who serves as an officer of this Corporation)~~ if such opportunity is expressly offered to such person solely in his or her capacity as a director ~~or officer~~ of the Corporation and the provisions of Section 5.2(b) shall not apply to any such corporate opportunity.

(d)	In addition to and notwithstanding the foregoing provisions of this Section 5.2, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e)	For purposes of this Section 5.2, (i) “Affiliate” shall mean (A~~) in respect of an Original Stockholder, any Person that, directly or indirectly, is controlled by such Original Stockholder, controls such Original Stockholder or is under common control with such Original Stockholder and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B~~) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (~~C~~B) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f)	To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 5.2.

—	ARTICLE VI	BOARD OF DIRECTORS

Section 6.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation, as amended or restated from time to time (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2 Number, Election and Term.

(a)	The number of directors constituting the Board shall be not fewer than five (5) nor more than thirteen (13). Subject to the previous sentence, the precise number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b)	Subject to Section 6.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c)	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 6.3 Newly Created Directorships and Vacancies. Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification,

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removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4 Removal. Subject to Section 6.5, any or all of the directors may be removed from office at any time, ~~but only~~with or without cause, by the affirmative vote of the holders of at least a ~~66⅔%~~majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class and acting at a meeting of the stockholders called and held in accordance with the DGCL, this Certificate and the Bylaws.

Section 6.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.

—	ARTICLE VII	BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least ~~66⅔%~~a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

—	ARTICLE VIII	MEETINGS OF STOCKHOLDERS

Section 8.1 No Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders, unless the Board approves in advance of the taking of such action by means of written consent of the stockholders.

Section 8.2 Special Meetings. Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called ~~only~~(i) at any time by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and ~~the ability of the stockholders to call a special meeting is hereby specifically denied.~~(ii) by the Chairman of the Board or the Board following receipt by the Secretary of the Corporation of the written request (which request shall comply with the requirements and procedures set forth in the Bylaws) of one or more stockholders of the Corporation (acting on their own behalf and not by assigning or delegating their rights to any other person or entity) that together have continuously held, for their own accounts, beneficial ownership of at least 25% aggregate “net long position” in the issued and outstanding voting stock of the Corporation entitled to vote generally in the election of directors (the “requisite percent”) for at least one year prior to the date such request is delivered to the Corporation and at the special meeting date. For purpose of determining the requisite percent, “net long position” shall be determined with respect to each requesting stockholder by subtracting such stockholder’s short position from such stockholder’s long position, based on Rule 14e-4 under the Securities Exchange Act of 1934 (as such Rule is amended from time to time or, if applicable, any successor Rule) and the Bylaws. Special meetings of stockholders of the Corporation may not be called by any person or persons other than those specified in this Section 8.2.

Section 8.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     109

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—	ARTICLE IX	LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 9.1 Limitation of Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors or officers, no person who is or was a director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any repeal or amendment of this Section 9.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9.2 Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The right to indemnification conferred by this Section 9.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     110

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—	ARTICLE X	AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article IX, all rights, preferences and privileges herein conferred upon stockholders, directors, officers or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X~~; provided, however, that, notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of, Section 4.3(b), Article V, Article VI, Article VII, Article VIII or this Article X.~~.

—	ARTICLE XI	SECTION 203

The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

—	ARTICLE XII	CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate or Bylaws; or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in share of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

IN WITNESS WHEREOF, Diamondback Energy, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed as of [_______________], 2023.

DIAMONDBACK ENERGY, INC.

By:_____________________________________________
Name:__________________________________________
Title:____________________________________________

DIAMONDBACK ENERGY, INC.  •  2023 PROXY STATEMENT     111

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DIAMONDBACK ENERGY

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Go to **www.envisionreports.com/FANG** or scan the QR code — login details are located in the shaded bar below.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The board of directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Travis D. Stice	☐	☐	☐
02 - Vincent K. Brooks	☐	☐	☐
03 - David L. Houston	☐	☐	☐
04 - Rebecca A. Klein	☐	☐	☐
05 - Stephanie K. Mains	☐	☐	☐
06 - Mark L. Plaumann	☐	☐	☐
07 - Melanie M. Trent	☐	☐	☐
08 - Frank D. Tsuru	☐	☐	☐
09 - Steven E. West	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 5 7 5 1 0 2

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03S9WC

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Diamondback Energy, Inc.

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Annual Meeting of Stockholders

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Travis D. Stice, Kaes Van't Hof, Teresa L. Dick and Matt Zmigrosky (together, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Diamondback Energy, Inc. (the "Company") to be held on June 8, 2023 at 11:30 a.m. local time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2023 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2, 3, 4, 5 AND 6, ALL IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

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